EXHIBIT 99.1

ITEM 1.    BUSINESS

Effective January 5, 2015, the official name of the Company changed from AECOM Technology Corporation to AECOM. In this report, we use the terms “AECOM,” “the Company,” “we,” “us” and “our” to refer to AECOM and its consolidated subsidiaries. Because this report relates to a period ending prior to the consummation of our acquisition of URS Corporation, except as expressly noted, this report, including the discussion of our business below, does not give effect to the URS acquisition. Unless otherwise noted, references to years are for fiscal years. Our fiscal year consists of 52 or 53 weeks, ending on the Friday closest to September 30. For clarity of presentation, we present all periods as if the year ended on September 30. We refer to the fiscal year ended September 30, 2013, as “fiscal 2013” and the fiscal year ended September 30, 2014, as “fiscal 2014.”

Overview

We were formed in 1980 as Ashland Technology Company, a Delaware corporation and a wholly owned subsidiary of Ashland, Inc., an oil and gas refining and distribution company. Since becoming independent of Ashland Inc., we have grown by a combination of organic growth and strategic mergers and acquisitions from approximately 3,300 employees and $387 million in revenue in fiscal 1991, the first full fiscal year of independent operations, to approximately 43,300 employees at September 30, 2014, and $8.4 billion in revenue for fiscal 2014. We completed the initial public offering of our common stock in May 2007, and these shares are traded on the New York Stock Exchange.

As mentioned above, we have grown in part by strategic mergers and acquisitions. These acquisitions have included: URS Corporation, a leading provider of engineering, construction, and technical services for public agencies and private sector companies around the world, in October 2014; McNeil Technologies, Inc., a leading government national security and intelligence services firm, in August 2010; and Tishman Construction Corporation, a leading provider of construction management services in the United States and the United Arab Emirates, in July 2010.

Our Business Strategy

Our business strategy focuses on leveraging our competitive strengths, leadership positions in our core markets, and client relationships to opportunistically enter new and emerging markets and geographies. We have created an integrated delivery platform with superior capabilities to design, build, finance and operate infrastructure assets around the world. Key elements of our strategy include:

Expand our long-standing client relationships and provide our clients with a broad range of services

We have long-standing relationships with a number of large corporations, public and private institutions and government agencies worldwide. We will continue to focus on client satisfaction along with opportunities to sell a greater range of services to clients and deliver full-service solutions for their needs. For example, as our environmental business has grown, we have provided environmental services for transportation and other infrastructure projects where such services have in the past been subcontracted to third parties.

By integrating and providing a broad range of services, we believe we deliver maximum value to our clients at competitive costs. Also, by coordinating and consolidating our knowledge base, we believe we have the ability to export our leading edge technical skills to any region in the world in which our clients may need them.

We also have formed AECOM Global Fund I, L.P. (AECOM Capital), an investment fund to invest in public-private partnership (P3) and private-sector real estate projects for which we provide a fully integrated solution that includes equity capital, design, engineering and construction services. In addition, we leverage our practical knowledge of P3s and other forms of alternative delivery to enable clients to fund their projects without direct investment by AECOM.

Capitalize on opportunities in our core markets

We intend to leverage our leading positions in the transportation, facilities, environmental, energy, water and government markets to continue to expand our services and revenue. We believe that the need for infrastructure upgrades, environmental management and government outsourcing of support services, among other things, will result in continued opportunities in our core markets. With our track record and our global resources, we believe we are well positioned to compete for projects in these markets.

Continue to pursue our balanced capital allocation strategy

We intend to pursue a balanced capital allocation strategy that includes acquisitions. This approach has served us well as we have strengthened and diversified our leadership positions geographically, technically and across end markets. We believe that the trend towards consolidation in our industry will continue to produce candidates that align with our acquisition strategy. Also, as previously mentioned in our description of services, we have formed AECOM Capital, an investment fund to invest in public-private partnership and private-sector real estate projects for which we can potentially provide a fully integrated solution that includes equity capital, design, engineering and construction services.

Strengthen and support human capital

Our experienced employees and management team are our most valuable resources. Attracting and retaining key personnel has been, and will remain, critical to our success. We will continue to focus on providing our personnel with training and other personal and professional growth opportunities, performance-based incentives, opportunities for stock ownership and other competitive benefits in order to strengthen and support our human capital base. We believe that our employee stock ownership and other programs align the interests of our personnel with those of our clients and stockholders.

Our Business Segments

In fiscal year 2014, we operated our business under two business segments:  Professional Technical Services and Management Support Services which included the following services:

•

Professional Technical Services. Planning, consulting, architectural and engineering design, and program and construction management services to commercial and government clients worldwide in major end markets such as transportation, facilities, environmental, energy, water and government.

•

Management Support Services. Program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

On October 17, 2014, we completed the acquisition of URS Corporation and as of the first quarter of fiscal 2015, we realigned our business into three business segments to reflect the operations of the combined company, which included expanded ability to deliver fully integrated project execution. The realigned business segments are organized by the types of services provided, the differing specialized needs of the respective clients, and how we manage our business. We have aggregated various operating segments into reportable business segments based on their similar characteristics, including similar long-term financial performance, the nature of services provided, internal processes for delivering those services, and types of customers. The three realigned business segments are: Design and Consulting Services (DCS), Construction Services (CS), and Management Services (MS) which include the following services:

•

Design and Consulting Services (DCS):  Planning, consulting, architectural and engineering design services to commercial and government clients worldwide in major end markets such as transportation, facilities, environmental, energy, water and government.

•	Construction Services (CS): Construction services, including building construction and energy, infrastructure and industrial construction, primarily in the Americas.

•

Management Services (MS):  Program and facilities management and maintenance, training, logistics, consulting, technical assistance, and systems integration and information technology services, primarily for agencies of the U.S. government and also for national governments around the world. .

Our Design and Consulting Services Segment

Our DCS segment comprises a broad array of services, generally provided on a fee-for-service basis. These services include planning, consulting, architectural and engineering design services to commercial and government clients worldwide in major end markets such as transportation, facilities, environmental, energy, water and government.  For each of these services, our technical expertise includes civil, structural, process, mechanical, geotechnical systems and electrical engineering, architectural, landscape and interior design, urban and regional planning, project economics, cost consulting and environmental, health and safety work.

With our technical and management expertise, we are able to provide our clients a broad spectrum of services. For example, within our environmental management service offerings, we provide remediation, regulatory compliance planning and management, environmental modeling, environmental impact assessment and environmental permitting for major capital/infrastructure projects.

Our services may be sequenced over multiple phases. For example, in the area of program management and construction management services, our work for a client may begin with a small consulting or planning contract, and may later develop into an overall management role for the project or a series of projects, which we refer to as a program. Program and construction management contracts typically employ a staff of 10 to more than 100 and, in many cases, operate as an outsourcing arrangement with our staff located at the project site. For example, since 1990, we have been managing renovation work at the Pentagon for the U.S. Department of Defense. Other examples include our construction management services for One World Trade Center, the tallest building in the Western Hemisphere, and program management services for Crossrail, the largest addition to the transit system in London and southeast England in half a century.

We provide the services in our DCS segment both directly and through joint ventures or similar partner arrangements to the following key end markets:

Transportation.

•Transit and Rail.  Projects include light rail, heavy rail (including high-speed, commuter and freight) and multimodal transit projects. For example, we have provided engineering design services for the new World Trade Center Terminal for PATH and the Second Avenue Subway (8.5-mile rail route and 16 stations) in New York City, the Ma On Shan Rail (7-mile elevated railway) in Hong Kong, and Crossrail (74-mile railway) in the United Kingdom. We also are providing design services as part of a consortium that will construct the largest portion of the Riyadh metro system in Saudi Arabia, one of the largest urban infrastructure projects in the world.

•Marine, Ports and Harbors.  Projects include wharf facilities and container port facilities for private and public port operators. For example, we have provided marine design and engineering services for container facilities in Hong Kong, the ports of Los Angeles, Long Beach, New York and New Jersey, the new $7 billion Doha Port project in Qatar and waterfront transshipment facilities for oil and liquid natural gas.

•Highways, Bridges and Tunnels.  Projects include interstate, primary and secondary urban and rural highway systems and bridge projects. For example, we have provided engineering services for the SH-130 Toll Road (49-mile “greenfield” highway project) in Austin, Texas, the Sydney Orbital Bypass (39 kilometer highway) in Sydney, Australia and the Sutong Bridge in China, which crosses the Yangtze River and was the world’s longest cable-stayed bridge at the time of its completion. We also have provided mechanical, structural and environmental planning for Singapore’s new North-South Expressway.

•Aviation.  Projects include landside terminal and airside facilities and runways as well as taxiways. For example, we have provided program management services to a number of major U.S. airports, including O’Hare International in Chicago, Los Angeles International, John F. Kennedy and La Guardia in New York City, Reagan National and Dulles International in Washington, D.C., and Miami International. We also have provided services to airports in Hong Kong, London, the United Arab Emirates, Saudi Arabia, Cyprus and Qatar.

Facilities.

•Government.  Projects include our emergency response services for the U.S. Department of Homeland Security, including the Federal Emergency Management Agency and engineering and program management services for agencies of the Department of Defense. We also provide architectural and engineering services for several national laboratories, including the laboratories at Hanford, Washington and Los Alamos, New Mexico.

•Industrial.  Projects include industrial facilities for a variety of niche end markets such as manufacturing, distribution, aviation, aerospace, communications, media, pharmaceuticals, renewable energy, chemical, and food and beverage facilities.

•Urban Master Planning/Design.  Projects include design services, landscape architecture, general policy consulting and environmental planning projects for a variety of government, institutional and private sector clients. For example, we have provided planning and consulting services for the Olympic Games sites in Atlanta, Sydney, Beijing, Salt Lake City, London, Rio de Janeiro and Tokyo. We are providing strategic planning and master planning services for new cities and major mixed use developments in India, China, Southeast Asia, the Middle East, North Africa, the United Kingdom and the United States.

•Commercial and Leisure Facilities.  Projects include corporate headquarters, high-rise office towers, historic buildings, hotels, leisure, sports and entertainment facilities and corporate campuses. For example, we provided architecture interior design, structural engineering and cost-estimating services for the West Stadium Center of Bill Snyder Family Stadium at Kansas State University, design services for Barclays Center Arena in Brooklyn and building services, engineering, architectural lighting, advanced modeling, infrastructure and utilities engineering and advanced security for the headquarters of the British Broadcasting Company in London.

•Educational.  Projects include engineering services for college and university campuses, including the new Kennedy-King College in Chicago, Illinois. We also have undertaken assignments for Oxford University in the United Kingdom, Pomona College and Loyola Marymount University in California.

•Health Care.  Projects include design services for the Mayo Clinic Gonda Building in Rochester, Minnesota, University Hospital in Dubai Healthcare City and the Samsung Cancer Center in Seoul, Korea. We also have undertaken assignments for the Veterans Affairs Medical Center in Orlando, Florida, the Minneapolis campus of Children’s Hospitals and Clinics of Minnesota, the Princess Grace Hospital in Monaco, and a major hospital complex in the Hong Kong Hospital Authority’s West Kowloon Cluster.

•Correctional.  Projects include the planning, design, and construction of detention and correction facilities throughout the world. For example, we provided construction management services for the construction of the California State Prison—Kern County Delano II, justice design and security consulting services for a multi-custody correctional complex for the Sultanate of Oman, Royal Police Force, architecture and engineering services for the Coleman Federal Correctional Complex in Florida and architecture services for the Grayville, Illinois Maximum Security Correctional Center.

Environmental.

•Water and Wastewater.  Projects include treatment facilities as well as supply, distribution and collection systems, stormwater management, desalinization, and other water re-use technologies for metropolitan governments. We have provided services to the Metropolitan Water Reclamation District of Greater Chicago’s Calumet and Stickney wastewater treatment plants, two of the largest such plants in the world. Currently, we are working with New York City on the Bowery Bay facility reconstruction, and have had a major role in Hong Kong’s Harbor Area Treatment Scheme for Victoria Harbor.

•Environmental Management.  Projects include remediation, waste handling, testing and monitoring of environmental conditions and environmental construction management for private sector clients. For example, we have provided environmental remediation, restoration of damaged wetlands, and services associated with reduction of greenhouse gas emissions for large multinational corporations, and we also have provided permitting services for pipeline projects for major energy companies.

•Water Resources.  Projects include regional-scale floodplain mapping and analysis for public agencies, along with the analysis and development of protected groundwater resources for companies in the bottled water industry.

Energy/Power.

•Demand Side Management.  Projects include energy efficient systems for public K-12 schools and universities, health care facilities, and courthouses and other public buildings, as well as energy conservation systems for utilities.

•Transmission and Distribution.  Projects include power stations and electric transmissions and distribution and co-generation systems, including enhanced electrical power generation in Stung Treng, Cambodia, as well as transmission in remote sections of Ontario, Canada and New Zealand. These projects utilize a wide range of services that include consulting, forecasting and surveying to detailed engineering design and construction management.

•Alternative/Renewable Energy.  Projects include production facilities such as ethanol plants, wind farms and micro hydropower and geothermal subsections of regional power grids. We typically provide site selection and permitting, engineering, procurement and construction management and related services.

•Hydropower/Dams.  Projects include hydroelectric power stations, dams, spillways, and flood control systems including the Song Ba Ha Hydropower Project in Vietnam; the Pine Brook Dam in Boulder County, Colorado; and the Peribonka Hydroelectric Power Plant in Quebec, Canada.

•Solar.  Projects include performing environmental work for the solar photovoltaic Brockton Brightfield project in New England, and environmental permitting services for the California Energy Commission to permit the development of a 250 MW solar thermal power plant in the Mojave Desert of California.

Our Construction Services Segment

Through our CS segment, we provide construction, program and construction management services, including building construction and energy, infrastructure and industrial construction, primarily in the Americas.

We provide the services in our CS segment both directly and through joint ventures or similar partner arrangements, including on the following project types:

•                  Performance venues;

•                  Cutting-edge office towers;

•                  Luxurious hotel and gaming facilities;

•                  Meeting and exhibition spaces;

•                  Sports arenas;

•                  Primary and higher education spaces;

•                  Mass transit terminals; and

•                  Data centers.

Our Management Services Segment

Through our MS segment, we offer program and facilities management and maintenance, training, logistics, consulting, technical assistance, and systems integration and information technology services, primarily for agencies of the U.S. government and also for national governments around the world.

We provide a wide array of services in our MS segment, both directly and through joint ventures or similar partner arrangements, including:

Installation, Operations and Maintenance.    Projects include Department of Defense and Department of Energy installations where we provide comprehensive services for the operation and maintenance of complex government installations, including military bases, test ranges and equipment. We have undertaken assignments in this category in the Middle East and the United States. We also provide services for the operations and maintenance of the Department of Energy’s Nevada Test Site.

Logistics.    Projects include logistics support services for a number of Department of Defense agencies and defense prime contractors focused on developing and managing integrated supply and distribution networks. We oversee warehousing, packaging, delivery and traffic management for the distribution of government equipment and materials.

Training.    Projects include training applications in live, virtual and simulation training environments. We have conducted training at the U.S. Army’s Center for Security Training in Maryland for law enforcement and military personnel. We have also supported the training of international police officers and peacekeepers for deployment in various locations around the world in the areas of maintaining electronics and communications equipment.

Systems Support.    Projects cover a diverse set of operational and support systems for the maintenance, operation and modernization of Department of Defense and Department of Energy installations. Our services in this area range from information technology and communications to life cycle optimization and engineering, including environmental management services. Through projects such as our joint venture operation at the Nevada Test Site, our team is responsible for facility and infrastructure support for critical missions of the U.S. government in its nonproliferation efforts, emergency response readiness, and force support and sustainment. Enterprise network operations and information systems support, including remote location engineering and operation in classified environments, are also specialized services we provide.

Technical Personnel Placement.    Projects include the placement of personnel in key functional areas of military and other government agencies, as these entities continue to outsource critical services to commercial entities. We provide systems, processes and personnel in support of the Department of Justice’s management of forfeited assets recovered by law enforcement agencies. We also support the Department of State in its enforcement programs by recruiting, training and supporting police officers for international and homeland security missions.

Field Services.    Projects include maintaining, modifying and overhauling ground vehicles, armored carriers and associated support equipment both within and outside of the United States under contracts with the Department of Defense. We also maintain and repair telecommunications systems for military and civilian entities.

Financial Information by Segment

For financial segment information, please refer to Note 21 to the notes to our consolidated financial statements found elsewhere in this Form 10-K.

Our Clients

Our clients consist primarily of national, state, regional and local governments, public and private institutions and major corporations. The following table sets forth our total revenue attributable to these categories of clients for each of the periods indicated:

	Year Ended September 30, ($ in millions)
	2014		2013		2012
U.S. Federal Government
DCS	$358.0	4%	$418.9	5%	$439.3	5%
CS	—	—	—	—	—	—
MS	891.3	11	1,034.3	13	1,040.7	13
Subtotal U.S. Federal Government	1,249.3	15	1,453.2	18	1,480.0	18
U.S. State and Local Governments	1,390.2	17	1,485.4	18	1,454.4	18
Non-U.S. Governments	2,030.2	24	1,911.5	23	2,006.4	24
Subtotal Governments	4,669.7	56	4,850.1	59	4,940.8	60
Private Entities (worldwide)	3,687.1	44	3,303.4	41	3,277.4	40
Total	$8,356.8	100%	$8,153.5	100%	$8,218.2	100%

Other than the U.S. federal government, no single client accounted for 10% or more of our revenue in any of the past five fiscal years. Approximately 15%, 18% and 18% of our revenue was derived through direct contracts with agencies of the U.S. federal government in the years ended September 30, 2014, 2013 and 2012, respectively. One of these contracts accounted for approximately 3%, 4% and 4% of our revenue in the years ended September 30, 2014, 2013 and 2012, respectively. The work attributed to the U.S. federal government includes our work for the Department of Defense, Department of Energy, Department of Justice and the Department of Homeland Security.

Contracts

The price provisions of the contracts we undertake can be grouped into two broad categories: cost-reimbursable contracts and fixed-price contracts. The majority of our contracts fall under the category of cost-reimbursable contracts, which we believe are generally less subject to loss than fixed-price contracts. As detailed below, our fixed-price contracts relate primarily to design and construction management contracts where we do not self-perform or take the risk of construction.

Cost-Reimbursable Contracts

Cost-reimbursable contracts consist of two similar contract types: cost-plus and time and material.

Cost-Plus.    We enter into two major types of cost-plus contracts:

Cost-Plus Fixed Fee.    Under cost-plus fixed fee contracts, we charge clients for our costs, including both direct and indirect costs, plus a fixed negotiated fee. The total estimated cost plus the fixed negotiated fee represents the total contract value. We recognize revenue based on the actual labor and other direct costs incurred, plus the portion of the fixed fee earned to date.

Cost-Plus Fixed Rate.    Under cost-plus fixed rate contracts, we charge clients for our direct and indirect costs based upon a negotiated rate. We recognize revenue based on the actual total costs expended and the applicable fixed rate.

Certain cost-plus contracts provide for award fees or a penalty based on performance criteria in lieu of a fixed fee or fixed rate. Other contracts include a base fee component plus a performance-based award fee. In addition, we may share award fees with subcontractors. We record accruals for fee-sharing as fees are earned. We generally recognize revenue to the extent of costs actually incurred plus a proportionate amount of the fee expected to be earned. We take the award fee or penalty on contracts into consideration when estimating revenue and profit rates, and record revenue related to the award fees when there is sufficient information to assess anticipated contract performance. On contracts that represent higher than normal risk or technical difficulty, we may defer all award fees until an award fee letter is received. Once an award fee letter is received, the estimated or accrued fees are adjusted to the actual award amount.

Certain cost-plus contracts provide for incentive fees based on performance against contractual milestones. The amount of the incentive fees varies, depending on whether we achieve above, at, or below target results. We originally recognize revenue on these contracts based upon expected results. These estimates are revised when necessary based upon additional information that becomes available as the contract progresses.

Time and Material.    Time and material contracts are common for smaller scale engineering and consulting services. Under these types of contracts, we negotiate hourly billing rates and charge our clients based upon actual hours expended on a project. Unlike cost-plus contracts, however, there is no predetermined fee. In addition, any direct project expenditures are passed through to the client and are reimbursed. These contracts may have a fixed-price element in the form of not-to-exceed or guaranteed maximum price provisions.

For fiscal 2014, 2013 and 2012, cost-reimbursable contracts represented approximately 52%, 58% and 53%, respectively, of our total revenue, consisting of cost-plus contracts and time and material contracts as follows:

	Year Ended September 30,
	2014	2013	2012
Cost-plus contracts	15%	17%	18%
Time and materials contracts	37	41	35
Total	52%	58%	53%

Fixed-Price Contracts

There are typically two types of fixed-price contracts. The first and more common type, lump-sum, involves performing all of the work under the contract for a specified lump-sum fee. Lump-sum contracts are typically subject to price adjustments if the scope of the project changes or unforeseen conditions arise. In such cases, we will submit formal requests for adjustment of the lump sum via formal change orders or contract amendments. The second type, fixed-unit price, involves performing an estimated number of unit of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units delivered.

Many of our fixed-price contracts are negotiated and arise in the design of projects with a specified scope. Fixed-price contracts often arise in the areas of construction management and design-build services. Construction management services are typically in the form of general administrative oversight (in which we do not assume responsibility for construction means and methods and which is on a cost-reimbursable basis). Under our design-build projects, we are typically responsible for the design of a facility with the fixed contract price negotiated after we have had the opportunity to secure specific bids from various subcontractors (including the contractor that will be primarily responsible for all construction risks) and add a contingency fee.

We typically attempt to mitigate the risks of fixed-price design-build contracts by contracting to complete the projects based on our design as opposed to a third party’s design, by not self-performing construction (except for limited environmental tasks), by not guaranteeing new or untested processes or technologies and by working only with experienced subcontractors with sufficient bonding capacity.

Some of our fixed-price contracts require us to provide performance bonds or parent company guarantees to assure our clients that their project will be completed in accordance with the terms of the contracts. In such cases, we typically require our primary subcontractors to provide similar bonds and guarantees and to be adequately insured, and we flow down the terms and conditions set forth in our agreement on to our subcontractors.

For fiscal 2014, 2013 and 2012, fixed-price contracts represented approximately 48%, 42% and 47%, respectively, of our total revenue. There may be risks associated with completing these projects profitably if we are not able to perform our professional services for the amount of the fixed fee. However, we attempt to mitigate these risks as described above.

Joint Ventures

Some of our larger contracts may operate under joint ventures or other arrangements under which we team with other reputable companies, typically companies with which we have worked for many years. This is often done where the scale of the project dictates such an arrangement or when we want to strengthen either our market position or our technical skills.

Backlog

Backlog is expressed in terms of gross revenue and therefore may include significant estimated amounts of third party, or pass-through costs to subcontractors and other parties. Our total backlog comprises contracted backlog and awarded backlog. Our contracted backlog includes revenue we expect to record in the future from signed contracts, and in the case of a public client, where the project has been funded. Our awarded backlog includes revenue we expect to record in the future where we have been awarded the work, but the contractual agreement has not yet been signed. For non-government contracts, our backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. We calculate backlog without regard to possible project reductions or expansions or potential cancellations until such changes or cancellations occur. No assurance can be given that we will ultimately realize our full backlog. Backlog fluctuates due to the timing of when contracts are awarded and contracted and when contract revenue is recognized. Many of our contracts require us to provide services over more than one year. Our backlog for the year ended September 30, 2014, increased $8.5 billion, or 52%, to $25.1 billion as compared to $16.6 billion for the corresponding period last year.

The following summarizes contracted and awarded backlog (in billions):

	September 30,
	2014	2013	2012
Contracted backlog:
DCS segment	$5.6	$5.5	$5.5
CS segment	5.0	2.8	2.1
MS segment	0.8	0.5	0.9
Total contracted backlog	$11.4	$8.8	$8.5
Awarded backlog:
DCS segment	$3.4	$3.8	$3.6
CS segment	8.7	2.6	2.3
MS segment	1.6	1.4	1.6
Total awarded backlog	$13.7	$7.8	$7.5
Total backlog:
DCS segment	$9.0	$9.3	$9.1
CS segment	13.7	5.4	4.4
MS segment	2.4	1.9	2.5
Total backlog	$25.1	$16.6	$16.0

Competition

The markets we serve are highly fragmented, and we compete with a large number of regional, national and international companies. Certain of these competitors have greater financial and other resources than we do. Others are smaller and more specialized, and concentrate their resources in particular areas of expertise. The extent of our competition varies according to the particular markets and geographic area. The degree and type of competition we face is also influenced by the type and scope of a particular project. Our clients make competitive determinations based upon qualifications, experience, performance, reputation, price, technology, customer relationships and ability to provide the relevant services in a timely, safe and cost-efficient manner.

Seasonality

We experience seasonal trends in our business. Our revenue is typically higher in the last half of the fiscal year. The fourth quarter of our fiscal year (July 1 to September 30) is typically our strongest quarter. We find that the U.S. federal government tends to authorize more work during the period preceding the end of our fiscal year, September 30. In addition, many U.S. state governments with fiscal years ending on June 30 tend to accelerate spending during their first quarter, when new funding becomes available. Further, our construction management revenue typically increases during the high construction season of the summer months. Within the United States, as well as other parts of the world, our business generally benefits from milder weather conditions in our fiscal fourth quarter, which allows for more productivity from our on-site civil services. Our construction and project management services also typically expand during the high construction season of the summer months. The first quarter of our fiscal year (October 1 to December 31) is typically our weakest quarter. The harsher weather conditions impact our ability to complete work in parts of North America and the holiday season schedule affects our productivity during this period. For these reasons, coupled with the number and significance of client contracts commenced and completed during a particular period, as well as the timing of expenses incurred for corporate initiatives, it is not unusual for us to experience seasonal changes or fluctuations in our quarterly operating results.

Insurance and Risk Management

We maintain insurance covering professional liability and claims involving bodily injury and property damage. We consider our present limits of coverage, deductibles, and reserves to be adequate. Wherever possible, we endeavor to eliminate or reduce the risk of loss on a project through the use of quality assurance/control, risk management, workplace safety and similar methods. A majority of our active operating subsidiaries are quality certified under ISO 9001:2000 or an equivalent standard, and we plan to continue to obtain certification where applicable. ISO 9001:2000 refers to international quality standards developed by the International Organization for Standardization, or ISO.

Risk management is an integral part of our project management approach and our project execution process. We have an Office of Risk Management that reviews and oversees the risk profile of our operations. Also, pursuant to our internal delegations of authority, we have a formal process whereby a group of senior members of our risk management team evaluate risk through internal risk analyses of higher-risk projects, contracts or other business decisions.

Regulation

We are regulated in a number of fields in which we operate. In the United States, we deal with numerous U.S. government agencies and entities, including branches of the Department of Defense, the Department of Energy, intelligence agencies and the Nuclear Regulatory Commission. When working with these and other U.S. government agencies and entities, we must comply with laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations, among other things:

•	require certification and disclosure of all cost or pricing data in connection with various contract negotiations;
•	impose procurement regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts; and
•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Internationally, we are subject to various government laws and regulations (including the U.S. Foreign Corrupt Practices Act, Arms Export Control Act, Department of Commerce Export and Anti-Boycott Regulations, Proceeds of Crime Act, Office of Foreign Assets Control regulations, U.K. Bribery Act and other similar non-U.S. laws and regulations), local government regulations and procurement policies and practices and varying currency, political and economic risks.

To help ensure compliance with these laws and regulations, all of our employees are required to complete tailored ethics and other compliance training relevant to their position and our operations.

Compliance with federal, state, local and foreign laws enacted for the protection of the environment has to date had no significant effect on our capital expenditures, earnings, or competitive position. In the future, compliance with environmental laws could materially adversely affect us. We will continue to monitor the impact of such laws on our business and will develop appropriate compliance programs.

Personnel

Our principal asset is our employees. A large percentage of our employees have technical and professional backgrounds and undergraduate and/or advanced degrees. We believe that we attract and retain talented employees by offering them the opportunity to work on highly visible and technically challenging projects in a stable work environment. The tables below identify our personnel by segment and geographic region.

Personnel by Segment

	As of September 30,
	2014	2013	2012
DCS	35,000	35,200	34,700
CS	2,200	2,400	1,800
MS	5,600	7,500	9,900
Corporate	500	400	400
Total	43,300	45,500	46,800

Personnel by Geographic Region

	As of September 30,
	2014	2013	2012
Americas	15,400	17,400	19,000
Europe	6,200	5,500	5,200
Middle East	9,200	10,300	10,500
Asia/Pacific	12,500	12,300	12,100
Total	43,300	45,500	46,800

A portion of our employees are employed on a project-by-project basis to meet our contractual obligations, generally in connection with government projects in our MS segment. We believe our employee relations are good.

Geographic Information

For financial geographic information, please refer to Note 21 to the notes to our consolidated financial statements found elsewhere in this Form 10-K.

Additional Information

Following the end of our fiscal 2014, on October 17, 2014, we completed the previously announced acquisition of URS Corporation (URS). URS is a leading provider of engineering, construction, and technical services for public agencies and private sector companies around the world. It offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; management and operations; information technology; and decommissioning and closure services. In particular, URS, with more than 50,000 employees in a network of offices in nearly 50 countries, provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs. With the acquisition, we added additional capabilities in the energy, oil & gas, government services and construction sectors, enhancing our ability to provide integrated services to our clients.

The acquisition was completed pursuant to the terms of the Agreement and Plan of Merger, dated as of July 11, 2014, by and among AECOM, ACM Mountain I, LLC, a direct wholly-owned subsidiary of AECOM, AECOM Global II, LLC (formerly ACM Mountain II, LLC), a direct wholly-owned subsidiary of AECOM, and URS.

We paid a total consideration of approximately $2.3 billion in cash and issued approximately $1.6 billion of AECOM common stock to the former stockholders and certain equity award holders of URS. In connection with the acquisition, we also assumed URS senior notes totaling $1.0 billion, and subsequently repaid in URS’s $0.6 billion 2011 term loan and $0.1 billion revolving line of credit.

In connection with the acquisition, we entered into a new credit agreement consisting of (i) a term loan A facility in an aggregate principal amount of $1.925 billion, (ii) a term loan B facility in an aggregate principal amount of $0.76 billion, (iii) a revolving credit facility in an aggregate principal amount of $1.05 billion, and (iv) an incremental performance letter of credit facility in an aggregate principal amount of $500 million.

Because this report relates to a period prior to the consummation of the acquisition of URS, except as expressly otherwise noted, this report, including the discussion of our business above, does not give effect to the URS acquisition.

Available Information

The reports we file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials, including any amendments, are available free of charge on our website at www.aecom.com. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site (www.sec.gov) containing reports, proxy, and other information that we file with the SEC. Our Corporate Governance Guidelines and our Code of Ethics are available on our website at www.aecom.com under the “Investors” section. Copies of the information identified above may be obtained without charge from us by writing to AECOM, 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated financial statements and the related notes included in this report. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this report, particularly in “Risk Factors.”

Overview

We are a leading provider of professional technical and management support services for public and private clients around the world. We provide our services in a broad range of end markets through a network of approximately 43,300 employees at September 30, 2014.

On October 17, 2014, we completed the acquisition of URS. In connection with the acquisition of URS, our reportable segments have been realigned to reflect the operations of the combined company, including the ability to deliver more fully integrated project execution. We now report our business through three segments: Design and Consulting Services (DCS), Construction Services (CS), and Management Services (MS). Such segments are organized by the types of services provided, the differing specialized needs of the respective clients, and how the Company manages its business. We have aggregated various operating segments into our reportable segments based on their similar characteristics, including similar long-term financial performance, the nature of services provided, internal processes for delivering those services, and types of customers. Prior year amounts have been revised to conform to the current year presentation.

Our DCS segment delivers planning, consulting, architectural and engineering design services to commercial and government clients worldwide in major end markets such as transportation, facilities, environmental, energy, water and government.

Our CS segment provides construction services, including building construction and energy, infrastructure and industrial construction, primarily in the Americas.

Our MS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance, and systems integration and information technology services, primarily for agencies of the U.S. government and also for national governments around the world.

Our revenue is dependent on our ability to attract and retain qualified and productive employees, identify business opportunities, integrate and maximize the value of our recent acquisitions, allocate our labor resources to profitable and high growth markets, secure new contracts and renew existing client agreements. Demand for our services is cyclical and may be vulnerable to sudden economic downturns and reductions in government and private industry spending, which may result in clients delaying, curtailing or canceling proposed and existing projects. Moreover, as a professional services company, maintaining the high quality of the work generated by our employees is integral to our revenue generation and profitability.

Our costs consist primarily of the compensation we pay to our employees, including salaries, fringe benefits, the costs of hiring subcontractors and other project-related expenses, and sales, general and administrative costs.

We define revenue provided by acquired companies as revenue included in the current period up to twelve months subsequent to their acquisition date. Throughout this section, we refer to companies we acquired in the last twelve months as “acquired companies.”

Acquisitions

The aggregate value of all consideration for our acquisitions consummated during the year ended September 30, 2014, 2013, and 2012 was $88.5 million, $82.0 million, and $15.4 million, respectively.

All of our acquisitions have been accounted for as business combinations and the results of operations of the acquired companies have been included in our consolidated results since the dates of the acquisitions.

Components of Income and Expense

Revenue

We generate revenue primarily by providing professional technical and management support services for commercial and government clients around the world. Our revenue consists of both services provided by our employees and pass-through fees from subcontractors and other direct costs. We generally utilize a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Amortization Expense of Acquired Intangible Assets

Included in our cost of revenue is amortization of acquired intangible assets. We have ascribed value to identifiable intangible assets other than goodwill in our purchase price allocations for companies we have acquired. These assets include, but are not limited, to backlog and customer relationships. To the extent we ascribe value to identifiable intangible assets that have finite lives, we amortize those values over the estimated useful lives of the assets. Such amortization expense, although non-cash in the period expensed, directly impacts our results of operations. It is difficult to predict with any precision the amount of expense we may record relating to acquired intangible assets.

Equity in Earnings of Joint Ventures

Equity in earnings of joint ventures includes our portion of fees charged by our unconsolidated joint ventures to clients for services performed by us and other joint venture partners along with earnings we receive from investments in unconsolidated joint ventures.

General and Administrative Expenses

General and administrative expenses include corporate overhead expenses, including personnel, occupancy, and administrative expenses.

Acquisition and Integration Expenses

Acquisition and integration expenses are comprised of transaction costs, professional fees, and personnel costs, including due diligence and integration activities, primarily related to the acquisition of URS Corporation.

Goodwill Impairment

See Critical Accounting Policies and Consolidated Results below.

Income Tax Expense

Income tax expense varies as a function of income before income tax expense and permanent non-tax deductible expenses. As a global enterprise, our effective tax rates can be affected by many factors, including changes in our worldwide mix of pre-tax earnings, the extent to which those earnings are indefinitely reinvested outside of the United States, our acquisition strategy, changes in judgment regarding the realizability of our deferred tax assets, and changes to existing tax legislation. Our tax returns are routinely audited and settlements of issues raised in these audits can also sometimes affect our tax provisions.

Critical Accounting Policies

Our financial statements are presented in accordance with GAAP. Highlighted below are the accounting policies that management considers significant to understanding the operations of our business.

Revenue Recognition

We generally utilize a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition, under which revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. Recognition of revenue and profit under this method is dependent upon a number of factors, including the accuracy of a variety of estimates, including engineering progress, material quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates. Due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates. If estimated total costs on contracts indicate a loss, we recognize that estimated loss in the period the estimated loss first becomes known.

Claims Recognition

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved contracts as to both scope and price or other causes of unanticipated additional costs. We record contract revenue related to claims only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated. In such cases, we record revenue only to the extent that contract costs relating to the claim have been incurred. The amounts recorded, if material, are disclosed in the notes to the financial statements. Costs attributable to claims are treated as costs of contract performance as incurred.

Government Contract Matters

Our federal government and certain state and local agency contracts are subject to, among other regulations, regulations issued under the Federal Acquisition Regulations (FAR). These regulations can limit the recovery of certain specified indirect costs on contracts and subject us to ongoing multiple audits by government agencies such as the Defense Contract Audit Agency (DCAA). In addition, most of our federal and state and local contracts are subject to termination at the discretion of the client.

Audits by the DCAA and other agencies consist of reviews of our overhead rates, operating systems and cost proposals to ensure that we account for such costs in accordance with the Cost Accounting Standards of the FAR (CAS). If the DCAA determines we have not accounted for such costs consistent with CAS, the DCAA may disallow these costs. There can be no assurance that audits by the DCAA or other governmental agencies will not result in material cost disallowances in the future.

Allowance for Doubtful Accounts

We record accounts receivable net of an allowance for doubtful accounts. This allowance for doubtful accounts is estimated based on management’s evaluation of the contracts involved and the financial condition of its clients. The factors we consider in our contract evaluations include, but are not limited to:

•                  Client type—federal or state and local government or commercial client;

•                  Historical contract performance;

•                  Historical collection and delinquency trends;

•                  Client credit worthiness; and

•                  General economic conditions.

Unbilled Accounts Receivable and Billings in Excess of Costs on Uncompleted Contracts

Unbilled accounts receivable represents the contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the period end.

Billings in excess of costs on uncompleted contracts represent the billings to date, as allowed under the terms of a contract, but not yet recognized as contract revenue using the percentage-of-completion accounting method.

Investments in Unconsolidated Joint Ventures

We have noncontrolling interests in joint ventures accounted for under the equity method. Fees received for and the associated costs of services performed by us and billed to joint ventures with respect to work done by us for third- party customers are recorded as our revenues and costs in the period in which such services are rendered. In certain joint ventures, a fee is added to the respective billings from both ourselves and the other joint venture partners on the amounts billed to the third-party customers. These fees result in earnings to the joint venture and are split with each of the joint venture partners and paid to the joint venture partners upon collection from the third-party customer. We record our allocated share of these fees as equity in earnings of joint ventures.

Income Taxes

We provide for income taxes in accordance with principles contained in ASC Topic 740, Income Taxes. Under these principles, we recognize the amount of income tax payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in our financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance if it is more likely than not that a portion will not be realized.

We measure and recognize the amount of tax benefit that should be recorded for financial statement purposes for uncertain tax positions taken or expected to be taken in a tax return. With respect to uncertain tax positions, we evaluate the recognized tax benefits for derecognition, classification, interest and penalties, interim period accounting and disclosure requirements. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns.

Valuation Allowance.  Deferred income taxes are provided on the liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment of such changes to laws and rates.

Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets may not be realized. The evaluation of the recoverability of the deferred tax asset requires the Company to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. Whether a deferred tax asset may be realized requires considerable judgment by us. In considering the need for a valuation allowance, we consider a number of factors including the nature, frequency, and severity of cumulative financial reporting losses in recent years, the future reversal of existing temporary differences, predictability of future taxable income exclusive of reversing temporary differences of the character necessary to realize the asset, relevant carry forward periods, taxable income in carry-back years if carry-back is permitted under tax law, and prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset. Whether a deferred tax asset will ultimately be realized is also dependent on varying factors, including, but not limited to, changes in tax laws and audits by tax jurisdictions in which we operate.

If changes in judgment regarding the realizability of our deferred tax assets lead us to determine that it is more likely than not that we will not realize all or part of our deferred tax asset in the future, we will record an additional valuation allowance. Conversely, if a valuation allowance exists and we determine that the ultimate realizability of all or part of the net deferred tax asset is more likely than not to be realized, then the amount of the valuation allowance will be reduced. This adjustment will increase or decrease income tax expense in the period of such determination.

Undistributed Non-U.S. Earnings.  The results of our operations outside of the United States are consolidated for financial reporting; however, earnings from investments in non-U.S. operations are included in domestic U.S. taxable income only when actually or constructively received. No deferred taxes have been provided on the undistributed pre-tax earnings of non- U.S. operations of approximately $976.7 million because we have the ability to and intend to permanently reinvest these earnings overseas. If we were to repatriate these earnings, additional taxes would be due at that time.

The Company continually explores initiatives to better align our tax and legal entity structure with the footprint of our non-U.S. operations and recognizes the tax impact of these initiatives, including changes in assessment of its uncertain tax positions, indefinite reinvestment exception assertions and realizability of deferred tax assets earliest in the period when management believes all necessary internal and external approvals associated with such initiatives have been obtained, or when the initiatives are materially complete. It is possible that the completion of one or more of these initiatives may occur within the next 12 months.

Goodwill and Acquired Intangible Assets

Goodwill represents the excess of amounts paid over the fair value of net assets acquired from an acquisition. In order to determine the amount of goodwill resulting from an acquisition, we perform an assessment to determine the value of the acquired company’s tangible and identifiable intangible assets and liabilities. In our assessment, we determine whether identifiable intangible assets exist, which typically include backlog and customer relationships.

We test goodwill for impairment annually for each reporting unit in the fourth quarter of the fiscal year, and between annual tests if events occur or circumstances change which suggest that goodwill should be evaluated. Such events or circumstances include significant changes in legal factors and business climate, recent losses at a reporting unit, and industry trends, among other factors. A reporting unit is defined as an operating segment or one level below an operating segment. Our impairment tests are performed at the operating segment level as they represent our reporting units.

The impairment test is a two-step process. During the first step, we estimate the fair value of the reporting unit using income and market approaches, and compare that amount to the carrying value of that reporting unit. In the event the fair value of the reporting unit is determined to be less than the carrying value, a second step is required. The second step requires us to perform a hypothetical purchase allocation for that reporting unit and to compare the resulting current implied fair value of the goodwill to the current carrying value of the goodwill for that reporting unit. In the event that the current implied fair value of the goodwill is less than the carrying value, an impairment charge is recognized.

During the fourth quarter, we conduct our annual goodwill impairment test. The impairment evaluation process includes, among other things, making assumptions about variables such as revenue growth rates, profitability, discount rates, and industry market multiples, which are subject to a high degree of judgment.

As a result of the first step of the fiscal 2012 impairment analysis, we identified adverse market conditions and business trends within the Europe, Middle East, and Africa (EMEA) and MS reporting units, which led us to determine that goodwill was impaired. The second step of the analysis was performed to measure the impairment as the excess of the goodwill carrying value over its implied fair value. This analysis resulted in an impairment of $336.0 million, or $317.2 million, net of tax.

Material assumptions used in the impairment analysis included the weighted average cost of capital (WACC) percent and terminal growth rates. For example, a 1% increase in the WACC rate represents a $500 million decrease to the fair value of our reporting units. A 1% decrease in the terminal growth rate represents a $400 million decrease to the fair value of our reporting units.

Pension Plans

A number of assumptions are necessary to determine our pension liabilities and net periodic costs. These liabilities and net periodic costs are sensitive to changes in those assumptions. The assumptions include discount rates, long- term rates of return on plan assets and inflation levels limited to the United Kingdom and are generally determined based on the current economic environment in each host country at the end of each respective annual reporting period. We evaluate the funded status of each of our retirement plans using these current assumptions and determine the appropriate funding level considering applicable regulatory requirements, tax deductibility, reporting considerations and other factors. Based upon current assumptions, we expect to contribute $17.0 million to our international plans in fiscal 2015. We do not have a required minimum contribution for our U.S. plans; however, we may make additional discretionary contributions. We currently expect to contribute $5.4 million to our U.S. plans in fiscal 2015. If the discount rate was reduced by 25 basis points, plan liabilities would increase by approximately $37.2 million. If the discount rate and return on plan assets were reduced by 25 basis points, plan expense would increase by approximately $0.5 million and $1.6 million, respectively. If inflation increased by 25 basis points, plan liabilities in the United Kingdom would increase by approximately $15.4 million and plan expense would increase by approximately $1.1 million.

At each measurement date, all assumptions are reviewed and adjusted as appropriate. With respect to establishing the return on assets assumption, we consider the long term capital market expectations for each asset class held as an investment by the various pension plans. In addition to expected returns for each asset class, we take into account standard deviation of returns and correlation between asset classes. This is necessary in order to generate a distribution of possible returns which reflects diversification of assets. Based on this information, a distribution of possible returns is generated based on the plan’s target asset allocation.

Capital market expectations for determining the long term rate of return on assets are based on forward-looking assumptions which reflect a 20-year view of the capital markets. In establishing those capital market assumptions and expectations, we rely on the assistance of our actuary and our investment consultant. We and the plan trustees review whether changes to the various plans’ target asset allocations are appropriate. A change in the plans’ target asset allocations would likely result in a change in the expected return on asset assumptions. In assessing a plan’s asset allocation strategy, we and the plan trustees consider factors such as the structure of the plan’s liabilities, the plan’s funded status, and the impact of the asset allocation to the volatility of the plan’s funded status, so that the overall risk level resulting from our defined benefit plans is appropriate within our risk management strategy.

Between September 30, 2013 and September 30, 2014, the aggregate worldwide pension deficit increased from $192.7 million to an estimated $221.3 million. The increase in the aggregate worldwide pension deficit is primarily driven by decreases in U.S. and international discount rates. Although funding rules are subject to local laws and regulations and vary by location, we expect to reduce this deficit over a period of 7 to 10 years. If the various plans do not experience future investment gains to reduce this shortfall, the deficit will be reduced by additional contributions.

Accrued Professional Liability Costs

We carry professional liability insurance policies or self-insure for our initial layer of professional liability claims under our professional liability insurance policies and for a deductible for each claim even after exceeding the self-insured retention. We accrue for our portion of the estimated ultimate liability for the estimated potential incurred losses. We establish our estimate of loss for each potential claim in consultation with legal counsel handling the specific matters and based on historic trends taking into account recent events. We also use an outside actuarial firm to assist us in estimating our future claims exposure. It is possible that our estimate of loss may be revised based on the actual or revised estimate of liability of the claims.

Foreign Currency Translation

Our functional currency is the U.S. dollar. Results of operations for foreign entities are translated to U.S. dollars using the average exchange rates during the period. Assets and liabilities for foreign entities are translated using the exchange rates in effect as of the date of the balance sheet. Resulting translation adjustments are recorded as a foreign currency translation adjustment into other accumulated comprehensive income/(loss) in stockholders’ equity.

We limit exposure to foreign currency fluctuations in most of our contracts through provisions that require client payments in currencies corresponding to the currency in which costs are incurred. As a result of this natural hedge, we generally do not need to hedge foreign currency cash flows for contract work performed. However, we will use foreign exchange derivative financial instruments from time to time to mitigate foreign currency risk. The functional currency of all significant foreign operations is the respective local currency.

Fiscal year ended September 30, 2014 compared to the fiscal year ended September 30, 2013

Consolidated Results

	Fiscal Year Ended		Change
	September 30, 2014	September 30, 2013	$	%
	($ in millions)
Revenue	$8,356.8	$8,153.5	$203.3	2.5%
Cost of revenue	7,953.6	7,703.5	250.1	3.2
Gross profit	403.2	450.0	(46.8)	(10.4)
Equity in earnings of joint ventures	57.9	24.3	33.6	138.3
General and administrative expenses	(80.9)	(97.3)	16.4	(16.9)
Acquisition and integration expenses	(27.3)	—	(27.3)	*
Income from operations	352.9	377.0	(24.1)	(6.4)
Other income	2.7	3.5	(0.8)	(22.9)
Interest expense	(40.8)	(44.7)	3.9	(8.7)
Income before income tax expense	314.8	335.8	(21.0)	(6.3)
Income tax expense	82.0	92.6	(10.6)	(11.4)
Net income	232.8	243.2	(10.4)	(4.3)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	(2.9)	(4.0)	1.1	(27.5)
Net income attributable to AECOM	$229.9	$239.2	$(9.3)	(3.9)%

*                 Not meaningful

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
Revenue	100.0%	100.0%
Cost of revenue	95.2	94.5
Gross profit	4.8	5.5
Equity in earnings of joint ventures	0.7	0.3
General and administrative expenses	(1.0)	(1.2)
Acquisition and integration expenses	(0.3)	—
Income from operations	4.2	4.6
Other income	—	—
Interest expense	(0.5)	(0.5)
Income before income tax expense	3.7	4.1
Income tax expense	1.0	1.1
Net income	2.7	3.0
Noncontrolling interests in income of consolidated subsidiaries, net of tax	—	—
Net income attributable to AECOM	2.7%	3.0%

Revenue

Our revenue for the year ended September 30, 2014 increased $203.3 million, or 2.5%, to $8,356.8 million as compared to $8,153.5 million for the corresponding period last year. Revenue provided by acquired companies was $189.1 million for the year ended September 30, 2014. Excluding the revenue provided by acquired companies, revenue increased $14.2 million, or 0.2%, from the year ended September 30, 2013.

The increase in revenue, excluding acquired companies, for the year ended September 30, 2014 was primarily attributable to an increase in the Europe, Middle East, and Africa region of $340 million, including $150 million provided by newly consolidated AECOM Arabia, an increase in our CS segment of approximately $292 million and an increase in Asia of $60 million. These increases were partially offset by decreases in the Americas of approximately $310 million substantially from engineering and program management services, in Australia of approximately $150 million, and in our MS segment of $136 million, as noted below coupled with a negative foreign exchange impact of $70 million.

Gross Profit

Our gross profit for the year ended September 30, 2014 decreased $46.8 million, or 10.4%, to $403.2 million as compared to $450.0 million for the corresponding period last year. Gross profit provided by acquired companies was $2.7 million. Excluding gross profit provided by acquired companies, gross profit decreased $49.5 million, or 11.0%, from the year ended September 30, 2013. For the year ended September 30, 2014, gross profit, as a percentage of revenue, decreased to 4.8% from 5.5% in the year ended September 30, 2013.

The decreases in gross profit and gross profit, as a percentage of revenue, for the year ended September 30, 2014 were primarily due to the reasons discussed within the reportable segments below.

Equity in Earnings of Joint Ventures

Our equity in earnings of joint ventures for the year ended September 30, 2014 was $57.9 million as compared to $24.3 million in the corresponding period last year.

The increase in earnings of joint ventures for the year ended September 30, 2014 was primarily due to a $37.4 million gain on change in control of an unconsolidated joint venture that performs engineering and program management services in the Middle East and is included in our DCS segment. The gain relates to the excess of fair value over the carrying value of the previously held equity interest in the unconsolidated joint venture. See further discussion in Note 7 to the accompanying financial statements. The gain on change in control was partially offset by an impairment of an unrelated joint venture investment.

General and Administrative Expenses

Our general and administrative expenses for the year ended September 30, 2014 decreased $16.4 million, or 16.9%, to $80.9 million as compared to $97.3 million for the corresponding period last year. As a percentage of revenue general and administrative expenses decreased to 1.0% for the year ended September 30, 2014 from 1.2% for the year ended September 30, 2013.

The decrease in general and administrative expenses was primarily due to decreased personnel costs.

Acquisition and Integration Expenses

Our acquisition and integration expenses for the year ended September 30, 2014 were $27.3 million, which included $15.2 million of external transaction costs and professional fees, and $12.1 million of personnel costs associated with the acquisition and integration of URS.

Other Income

Our other income for the year ended September 30, 2014 decreased $0.8 million to $2.7 million as compared to $3.5 million for the year ended September 30, 2013.

Interest Expense

Our interest expense for the year ended September 30, 2014 was $40.8 million as compared to $44.7 million of interest expense for the year ended September 30, 2013.

Income Tax Expense

Our income tax expense for the year ended September 30, 2014 decreased $10.6 million, or 11.4%, to $82.0 million as compared to $92.6 million for the year ended September 30, 2013. The effective tax rate was 26.1% and 27.6% for the years ended September 30, 2014 and 2013, respectively.

The decrease in income tax expense for the year ended September 30, 2014 was primarily due to lower overall pretax income, a change in the geographical mix of earnings, and an incremental tax benefit related to a US manufacturing deduction claimed on prior year U.S. corporate income tax returns.

Net Income Attributable to AECOM

The factors described above resulted in the net income attributable to AECOM of $229.9 million for the year ended September 30, 2014, as compared to the net income attributable to AECOM of $239.2 million for the year ended September 30, 2013.

Results of Operations by Reportable Segment

Design and Consulting Services

	Fiscal Year Ended		Change
	September 30, 2014	September 30, 2013	$	%
	($ in millions)
Revenue	$5,443.1	$5,556.1	$(113.0)	(2.0)%
Cost of revenue	5,112.8	5,174.4	(61.6)	(1.2)
Gross profit	$330.3	$381.7	$(51.4)	(13.5)%

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
Revenue	100.0%	100.0%
Cost of revenue	93.9	93.1
Gross profit	6.1%	6.9%

Revenue

Revenue for our DCS segment for the year ended September 30, 2014 decreased $113.0 million, or 2.0%, to $5,443.1 million as compared to $5,556.1 million for the corresponding period last year. Revenue provided by acquired companies was $28.8 million. Excluding revenue provided by acquired companies, revenue decreased $141.8 million, or 2.6%, over the year ended September 30, 2013.

The decrease in revenue, excluding acquired companies, for the year ended September 30, 2014 was primarily attributable to decreases in the Americas of approximately $310 million substantially from engineering and program management services, in Australia of approximately $150 million, coupled with negative foreign exchange impact of $70 million. The decreases were partially offset by an increase in the Europe, Middle East, and Africa region of $340 million, including $150 million provided by newly consolidated AECOM Arabia, and an increase in Asia of $60 million.

Gross Profit

Gross profit for our DCS segment for the year ended September 30, 2014 decreased $51.4 million, or 13.5%, to $330.3 million as compared to $381.7 million for the corresponding period last year. Gross profit provided by acquired companies was $2.5 million. Excluding gross profit provided by acquired companies, gross profit decreased $53.9 million, or 14.1%, from the year ended September 30, 2013. As a percentage of revenue, gross profit decreased to 6.1% of revenue for the year ended September 30, 2014, from 6.9% in the corresponding period last year.

The decrease in gross profit and gross profit as a percentage of revenue for the year ended September 30, 2014 was primarily attributable to a decline in revenue in engineering and program management services in the Americas, as discussed above. Specifically, as a result of the revenue decline, we experienced declines in profitability primarily within our transportation and water-related projects in the Americas. Additionally, the decrease in gross profit as a percentage of revenue was due to fixed costs in the Americas, including indirect labor, office lease, and business development costs that did not decrease proportionately with revenue. These decreases were partially offset by the approximately $12 million benefit recognized from the collection of a previously reserved receivable.

Construction Services

	Fiscal Year Ended		Change
	September 30, 2014	September 30, 2013	$	%
	($ in millions)
Revenue	$2,004.3	$1,552.1	$452.2	29.1%
Cost of revenue	1,975.0	1,527.9	447.1	29.3
Gross profit	$29.3	$24.2	$5.1	21.1%

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
Revenue	100.0%	100.0%
Cost of revenue	98.5	98.4
Gross profit	1.5%	1.6%

Revenue

Revenue for our CS segment for the year ended September 30, 2014 increased $452.2 million, or 29.1%, to $2,004.3 million as compared to $1,552.1 million for the corresponding period last year. Revenue provided by acquired companies was $160.3 million. Excluding revenue provided by acquired companies, revenue increased $291.9 million, or 18.8%, over the year ended September 30, 2013.

The increase in revenue, excluding revenue provided by acquired companies, for the year ended September 30, 2014 was primarily attributable to the construction of high-rise buildings in the city of New York.

Gross Profit

Gross profit for our CS segment for the year ended September 30, 2014 increased $5.1 million, or 21.1%, to $29.3 million as compared to $24.2 million for the corresponding period last year. Gross profit provided by acquired companies was $0.2 million. Excluding gross profit provided by acquired companies, gross profit increased $4.9 million, or 20.2%, from the year ended September 30, 2013. As a percentage of revenue, gross profit decreased to 1.5% of revenue for the year ended September 30, 2014, from 1.6% in the corresponding period last year.

The increase in gross profit, excluding gross profit provided by acquired companies, for the year ended September 30, 2014 was primarily attributable to the construction of high-rise buildings in the city of New York.

Management Services

	Fiscal Year Ended		Change
	September 30, 2014	September 30, 2013	$	%
	($ in millions)
Revenue	$909.4	$1,045.3	$(135.9)	(13.0)%
Cost of revenue	865.8	1,001.2	(135.4)	(13.5)
Gross profit	$43.6	$44.1	$(0.5)	(1.1)%

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
Revenue	100.0%	100.0%
Cost of revenue	95.2	95.8
Gross profit	4.8%	4.2%

Revenue

Revenue for our MS segment for the year ended September 30, 2014, decreased $135.9 million, or 13.0%, to $909.4 million as compared to $1,045.3 million for the corresponding period last year. No revenue was provided by acquired companies.

The decrease in revenue for the year ended September 30, 2014 was primarily due to decreased services provided to the U.S. government in the Middle East.

Gross Profit

Gross profit for our MS segment for the year ended September 30, 2014 was $43.6 million as compared to $44.1 million for the corresponding period last year. As a percentage of revenue, gross profit increased to 4.8% of revenue for the year ended September 30, 2014 from 4.2% in the corresponding period last year. No gross profit was provided by acquired companies.

The increase in gross profit and gross profit, as a percentage of revenue for the year ended September 30, 2014 was primarily due to the approximately $10 million benefit from the collection of a previously reserved Libya-related project receivable. The increase in gross profit was partially offset by decreased services provided to the U.S. government in the Middle East. The increase in gross profit, as a percentage of revenue, was also due to an increase in the percentage of non-Middle East projects compared to the prior period that provided a higher profit rate than our projects for the U.S. Government in the Middle East.

Fiscal year ended September 30, 2013 compared to the fiscal year ended September 30, 2012

Consolidated Results

	Fiscal Year Ended		Change
	September 30, 2013	September 30, 2012	$	%
	($ in millions)
Revenue	$8,153.5	$8,218.2	$(64.7)	(0.8)%
Cost of revenue	7,703.5	7,796.3	(92.8)	(1.2)
Gross profit	450.0	421.9	28.1	6.7
Equity in earnings of joint ventures	24.3	48.6	(24.3)	(50.0)
General and administrative expenses	(97.3)	(80.9)	(16.4)	20.3
Goodwill impairment	—	(336.0)	336.0	(100.0)
Income from operations	377.0	53.6	323.4	*
Other income	3.5	10.6	(7.1)	(67.0)
Interest expense	(44.7)	(46.7)	2.0	(4.3)
Income before income tax expense	335.8	17.5	318.3	*
Income tax expense	92.6	74.4	18.2	24.5
Net income (loss)	243.2	(56.9)	300.1	*
Noncontrolling interests in income of consolidated subsidiaries, net of tax	(4.0)	(1.7)	(2.3)	135.3
Net income (loss) attributable to AECOM	$239.2	$(58.6)	$297.8	* %

*      Not meaningful

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2013	September 30, 2012
Revenue	100.0%	100.0%
Cost of revenue	94.5	94.9
Gross profit	5.5	5.1
Equity in earnings of joint ventures	0.3	0.6
General and administrative expenses	(1.2)	(1.0)
Goodwill impairment	—	(4.1)
Income from operations	4.6	0.6
Other income	—	0.1
Interest expense	(0.5)	(0.6)
Income before income tax expense	4.1	0.1
Income tax expense	1.1	0.9
Net income (loss)	3.0	(0.8)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	—	—
Net income (loss) attributable to AECOM	3.0%	(0.8)%

Revenue

Our revenue for the year ended September 30, 2013 decreased $64.7 million, or 0.8%, to $8,153.5 million as compared to $8,218.2 million for the year ended September 30, 2012. Revenue provided by acquired companies was $166.9 million for the year ended September 30, 2013. Excluding the revenue provided by acquired companies, revenue decreased $231.6 million, or 2.8%, from the year ended September 30, 2012.

The decrease in revenue, excluding acquired companies, for the year ended September 30, 2013 was primarily attributable to a decrease in Australia of approximately $300 million substantially from decreased mining related services. These decreases were partially offset by an increase in Asia of approximately $60 million primarily from engineering and program management services on infrastructure projects.

Gross Profit

Our gross profit for the year ended September 30, 2013 increased $28.1 million, or 6.7%, to $450.0 million as compared to $421.9 million for the year ended September 30, 2012. Gross profit provided by acquired companies was $10.5 million. Excluding gross profit provided by acquired companies, gross profit increased $17.6 million, or 4.2%, from the year ended September 30, 2012. For the year ended September 30, 2013, gross profit, as a percentage of revenue increased to 5.5% from 5.1% in the year ended September 30, 2012.

The increases in gross profit and gross profit as a percentage of revenue for the year ended September 30, 2013 were primarily due to improved project performance in our MS reportable segment.

Equity in Earnings of Joint Ventures

Our equity in earnings of joint ventures for the year ended September 30, 2013 was $24.3 million compared to $48.6 million for the year ended September 30, 2012.

The decrease in equity in earnings of joint ventures for the year ended September 30, 2013 was primarily due to reduced earnings on MS joint ventures that support the United States Army in the Middle East.

General and Administrative Expenses

Our general and administrative expenses for the year ended September 30, 2013 increased $16.4 million, or 20.3%, to $97.3 million as compared to $80.9 million for the year ended September 30, 2012. As a percentage of revenue, general and administrative expenses increased to 1.2% for the year ended September 30, 2013 from 1.0% for the year ended September 30, 2012.

The increases in general administrative expenses were primarily due to increased performance-based compensation.

Other Income

Our other income for the year ended September 30, 2013 decreased $7.1 million to $3.5 million as compared to $10.6 million for the year ended September 30, 2012.

The decrease in other income for the year ended September 30, 2013 was primarily due to decreased earnings from investments.

Interest Expense

Our interest expense for the year ended September 30, 2013 was $44.7 million as compared to $46.7 million of interest expense for the year ended September 30, 2012.

Income Tax Expense

Our income tax expense for the year ended September 30, 2013 increased $18.2 million, or 24.5%, to $92.6 million as compared to $74.4 million for the year ended September 30, 2012. The effective tax rate was 27.6% and 425.7% for the years ended September 30, 2013 and 2012, respectively.

The increase in income tax expense for the year ended September 30, 2013 was primarily due to the change in tax jurisdictional mix of income, a higher pretax income than the prior year, and a current year restructuring transaction that resulted in U.S. income tax expense.

Net Income (Loss) Attributable to AECOM

The factors described above resulted in the net income attributable to AECOM of $239.2 million for year ended September 30, 2013, as compared to the net loss attributable to AECOM of $58.6 million for the year ended September 30, 2012.

Results of Operations by Reportable Segment

Design and Consulting Services

	Fiscal Year Ended		Change
	September 30, 2013	September 30, 2012	$	%
	($ in millions)
Revenue	$5,556.1	$5,773.6	$(217.5)	(3.8)%
Cost of revenue	5,174.4	5,374.8	(200.4)	(3.7)
Gross profit	$381.7	$398.8	$(17.1)	(4.3)%

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2013	September 30, 2012
Revenue	100.0%	100.0%
Cost of revenue	93.1	93.1
Gross profit	6.9%	6.9%

Revenue

Revenue for our DCS segment for the year ended September 30, 2013 decreased $217.5 million, or 3.8%, to $5,556.1 million as compared to $5,773.6 million for the year ended September 30, 2012. Revenue provided by acquired companies was $166.9 million. Excluding revenue provided by acquired companies, revenue decreased $384.4 million, or 6.7%, over the year ended September 30, 2012.

The decrease in revenue, excluding acquired companies, for the year ended September 30, 2013 was primarily attributable to a decrease in Australia of approximately $300 million substantially from decreased mining related services and a decrease in the Americas of $140 million from engineering and program management services. These decreases were partially offset by an increase in Asia of approximately $60 million primarily from engineering and program management services on infrastructure projects.

Gross Profit

Gross profit for our DCS segment for the year ended September 30, 2013 decreased $17.1 million, or 4.3%, to $381.7 million as compared to $398.8 million for the year ended September 30, 2012. Gross profit provided by acquired companies was $10.5 million. Excluding gross profit provided by acquired companies, gross profit decreased $27.6 million, or 6.9%, from the year ended September 30, 2012. As a percentage of revenue, gross profit remained constant at 6.9% of revenue for the years ended September 30, 2013 and September 30, 2012.

The decrease in gross profit, excluding gross profit provided by acquired companies, for the year ended September 30, 2013 was primarily attributable to a decline in our Australian mining related services, which led us to incur severance costs of approximately $15 million.

Construction Services

	Fiscal Year Ended		Change
	September 30, 2013	September 30, 2012	$	%
	($ in millions)
Revenue	$1,552.1	$1,391.6	$160.5	11.5%
Cost of revenue	1,527.9	1,370.2	157.7	11.5
Gross profit	$24.2	$21.4	$2.8	13.1%

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2013	September 30, 2012
Revenue	100.0%	100.0%
Cost of revenue	98.4	98.5
Gross profit	1.6%	1.5%

Revenue

Revenue for our CS segment for the year ended September 30, 2013 increased $160.5 million, or 11.5%, to $1,552.1 million as compared to $1,391.6 million for the year ended September 30, 2012. No revenue was provided by acquired companies.

The increase in revenue for the year ended September 30, 2013 was primarily attributable to the construction of high-rise buildings in the city of New York.

Gross Profit

Gross profit for our CS segment for the year ended September 30, 2013 increased $2.8 million, or 13.1%, to $24.2 million as compared to $21.4 million for the year ended September 30, 2012. As a percentage of revenue, gross profit increased to 1.6% of revenue for the year ended September 30, 2013, from 1.5% in the year ended September 30, 2012. No gross profit was provided by acquired companies.

Management Services

	Fiscal Year Ended		Change
	September 30, 2013	September 30, 2012	$	%
	($ in millions)
Revenue	$1,045.3	$1,053.0	$(7.7)	0.7%
Cost of revenue	1,001.2	1,051.3	(50.1)	(4.8)
Gross profit	$44.1	$1.7	$42.4	* %

*                                         Not meaningful

The following table presents the percentage relationship of certain items to revenue:

	Fiscal Year Ended
	September 30, 2013	September 30, 2012
Revenue	100.0%	100.0%
Cost of revenue	95.8	99.8
Gross profit	4.2%	0.2%

Revenue

Revenue for our MS segment for the year ended September 30, 2013 decreased $7.7 million, or 0.7%, to $1,045.3 million as compared to $1,053.0 million for the year ended September 30, 2012. No revenue was provided by acquired companies.

Gross Profit

Gross profit for our MS segment for the year ended September 30, 2013 was $44.1 million as compared to $1.7 million for the year ended September 30, 2012. As a percentage of revenue, gross profit increased to 4.2% of revenue for the year ended September 30, 2013 from 0.2% in the year ended September 30, 2012. No gross profit was provided by acquired companies.

The increase in gross profit and gross profit, as a percentage of revenue, for the year ended September 30, 2013 was primarily due to improved project performance.

Seasonality

We experience seasonal trends in our business. Our revenue is typically higher in the last half of the fiscal year. The fourth quarter of our fiscal year (July 1 to September 30) is typically our strongest quarter. We find that the U.S. Federal Government tends to authorize more work during the period preceding the end of our fiscal year, September 30. In addition, many U.S. state governments with fiscal years ending on June 30 tend to accelerate spending during their first quarter, when new funding becomes available. Further, our construction management revenue typically increases during the high construction season of the summer months. Within the United States, as well as other parts of the world, our business generally benefits from milder weather conditions in our fiscal fourth quarter, which allows for more productivity from our on-site civil services. Our construction and project management services also typically expand during the high construction season of the summer months. The first quarter of our fiscal year (October 1 to December 31) is typically our weakest quarter. The harsher weather conditions impact our ability to complete work in parts of North America and the holiday season schedule affects our productivity during this period. For these reasons, coupled with the number and significance of client contracts commenced and completed during a particular period, as well as the timing of expenses incurred for corporate initiatives, it is not unusual for us to experience seasonal changes or fluctuations in our quarterly operating results.

Liquidity and Capital Resources

Cash Flows

Our principal sources of liquidity are cash flows from operations, borrowings under our credit facilities, and access to financial markets. Our principal uses of cash are operating expenses, capital expenditures, working capital requirements, acquisitions, repurchases of stock under our stock repurchase program and repayment of debt. We believe our anticipated sources of liquidity including operating cash flows, existing cash and cash equivalents, borrowing capacity under our revolving credit facility, the financing entered into in connection with the acquisition of URS Corporation, and our ability to issue debt or equity, if required, will be sufficient to meet our projected cash requirements for at least the next 12 months.

At September 30, 2014, cash and cash equivalents were $574.2 million, a decrease of $26.5 million, or 4.4%, from $600.7 million at September 30, 2013. The decrease in cash and cash equivalents was primarily attributable to net repayments of borrowings under credit agreements, cash payments for capital expenditures, business acquisitions, investments in joint ventures, and stock repurchases, partially offset by cash provided by operating activities.

Net cash provided by operating activities was $360.6 million for the year ended September 30, 2014, a decrease of $48.0 million, or 11.7%, from $408.6 million for the year ended September 30, 2013. The decrease was primarily attributable to the timing of receipts and payments of working capital, which includes accounts receivable, accounts payable, accrued expenses, and billings in excess of costs on uncompleted contracts. The sale of trade receivables to financial institutions during the year ended September 30, 2014 provided a net benefit of $10.8 million as compared to $64.9 million during the year ended September 30, 2013, giving effect to a decrease in cash provided by operating activities of $54.1 million. We expect to continue to sell trade receivables in the future as long as the terms continue to remain favorable to AECOM.

Net cash used in investing activities was $142.8 million for the year ended September 30, 2014, compared with $139.5 million for the year ended September 30, 2013. This increase was primarily attributable to an increase in net investment in unconsolidated joint ventures, increased payments for business acquisitions, net of cash acquired, and an increase in cash payments for capital expenditures, partially offset by a benefit from the sale of investments and cash acquired from the consolidation of a joint venture.

Net cash used in financing activities was $233.8 million for the year ended September 30, 2014, compared with $254.4 million for the year ended September 30, 2013. The decrease was primarily attributable to a decrease in payments to repurchase common stock of $353.2 million, partially offset by an increase in net repayments and borrowings under credit agreements of $312.2 million and an increase in distributions to noncontrolling interests.

URS Acquisition

We expect to incur approximately $250 million of amortization of intangible assets expense and $290 million of acquisition and integration expense in the next 12 months.

Working Capital

Working capital, or current assets less current liabilities, decreased $99.8 million, or 9.3%, to $978.3 million at September 30, 2014 from $1,078.1 million at September 30, 2013. Net accounts receivable, which includes billed and unbilled costs and fees, net of billings in excess of costs on uncompleted contracts, increased $255.6 million, or 12.7%, to $2,275.4 million at September 30, 2014.

Accounts receivable increased 13.4%, or $312.7 million, to $2,655.0 million at September 30, 2014 from $2,342.3 million at September 30, 2013.

Days Sales Outstanding (DSO), which includes accounts receivable, net of billings in excess of costs on uncompleted contracts, was 85 days at September 30, 2014 compared to 88 days at September 30, 2013.

In Note 5, Accounts Receivable—Net, in the notes to our consolidated financial statements, a comparative analysis of the various components of accounts receivable is provided. Substantially all unbilled receivables are expected to be billed and collected within twelve months.

Unbilled receivables related to claims are recorded only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated. In such cases, revenue is recorded only to the extent that contract costs relating to the claim have been incurred. Other than as disclosed, there were no significant net receivables related to contract claims as of September 30, 2014 and 2013. Award fees in unbilled receivables are accrued only when there is sufficient information to assess contract performance. On contracts that represent higher than normal risk or technical difficulty, award fees are generally deferred until an award fee letter is received.

Because our revenue depends to a great extent on billable labor hours, most of our charges are invoiced following the end of the month in which the hours were worked, the majority usually within 15 days. Other direct costs are normally billed along with labor hours. However, as opposed to salary costs, which are generally paid on either a bi-weekly or monthly basis, other direct costs are generally not paid until payment is received (in some cases in the form of advances) from the customers.

Debt

Debt consisted of the following:

	September 30, 2014	September 30, 2013
	(in millions)
Unsecured term credit agreement	$712.5	$750.0
Unsecured senior notes	263.9	260.2
Unsecured revolving credit facility	—	114.7
Other debt	27.6	48.4
Total debt	1,004.0	1,173.3
Less: Current portion of debt and short-term borrowings	(64.4)	(84.3)
Long-term debt, less current portion	$939.6	$1,089.0

The following table presents, in millions, scheduled maturities of our debt as of September 30, 2014:

Fiscal Year
2015	$64.4
2016	38.0
2017	37.7
2018	600.0
2019	—
Thereafter	263.9
Total	$1,004.0

Unsecured Term Credit Agreement

In June 2013, we entered into a Second Amended and Restated Credit Agreement (Term Credit Agreement) with Bank of America, N.A., as administrative agent and a lender, and the other lenders party thereto. Pursuant to the Term Credit Agreement, we borrowed $750 million and may borrow up to an additional $100 million subject to certain conditions, including Company and lender approval. We used approximately $675 million of the proceeds from the loans to repay indebtedness under our prior term loan facility. The loans under the Term Credit Agreement bear interest, at our option, at either the Base Rate (as defined in the Term Credit Agreement) plus an applicable margin or the Eurodollar Rate (as defined in the Term Credit Agreement) plus an applicable margin. The applicable margin for the Base Rate loans is a range of 0.125% to 1.250% and the applicable margin for Eurodollar Rate loans is a range of 1.125% to 2.250%, both based on our debt-to-earnings leverage ratio at the end of each fiscal quarter. For the years ended September 30, 2014 and 2013, the average interest rate of our term loan facility was 1.66% and 1.98%, respectively. Payments of the initial principal amount outstanding under the Term Credit Agreement are required on an annual basis and began on June 30, 2014 with the final principal balance of $600 million due on June 7, 2018. We may, at our option, prepay the loans at any time, without penalty. Our obligations under the Term Credit Agreement are guaranteed by certain of our subsidiaries pursuant to one or more subsidiary guarantees.

Unsecured Senior Notes

In July 2010, we issued $300 million of notes to private institutional investors. The notes consisted of $175.0 million of 5.43% Senior Notes, Series A, due July 2020 and $125.0 million of 1.00% Senior Discount Notes, Series B, due July 2022 for net proceeds of $249.8 million. The outstanding accreted balance of Series B Notes, which have an effective interest rate of 5.62%, was $88.9 million and $85.2 million at September 30, 2014 and 2013, respectively. The fair value of our unsecured senior notes was approximately $287.4 million and $269.4 million at September 30, 2014 and 2013, respectively. We calculated the fair values based on model-derived valuations using market observable inputs, which are Level 2 inputs under the accounting guidance. Our obligations under the notes are guaranteed by certain of our subsidiaries pursuant to one or more subsidiary guarantees. We have the option to prepay the notes at any time at their called principal amount, together with any accrued and unpaid interest, plus a make-whole premium.

Unsecured Revolving Credit Facility

In January 2014, we entered into a Fourth Amended and Restated Credit Agreement (Revolving Credit Agreement), which provides for a borrowing capacity of $1.05 billion. The Revolving Credit Agreement expires on January 29, 2019, and prior to this expiration date, principal amounts outstanding under the Revolving Credit Agreement may be repaid and reborrowed at our option without prepayment or penalty, subject to certain conditions including the absence of any event of default. We may request an increase in capacity of up to a total of $1.25 billion, subject to certain conditions including the absence of any event of default. The loans under the Revolving Credit Agreement may be borrowed in dollars or in certain foreign currencies and bear interest, at our option, at either the Base Rate (as defined in the Revolving Credit Agreement) plus an applicable margin or the Eurocurrency Rate (as defined in the Revolving Credit Agreement) plus an applicable margin. The applicable margin for the Base Rate loans is a range of 0.125% to 1.250% and the applicable margin for the Eurocurrency Rate loans is a range of 1.125% to 2.250%, both based on our debt-to-earnings leverage ratio at the end of each fiscal quarter. In addition to these borrowing rates, there is a commitment fee which ranges from 0.125% to 0.350% on any unused commitment. At September 30, 2014 and 2013, $0.0 million and $114.7 million, respectively, were outstanding under our revolving credit facility. At September 30, 2014 and 2013, outstanding standby letters of credit totaled $12.1 million and $35.5 million, respectively, under our revolving credit facility. As of September 30, 2014, we had $1,037.9 million available under our Revolving Credit Agreement.

Covenants and Restrictions

Under our debt agreements relating to our unsecured revolving credit facility, unsecured term credit agreement, and unsecured senior notes, we are subject to a maximum consolidated leverage ratio at the end of each fiscal quarter. This ratio is calculated by dividing consolidated funded debt (including financial letters of credit and other adjustments per our debt agreements) by consolidated earnings before interest, taxes, depreciation, and amortization (EBITDA). Subject to certain differences among our debt agreements, EBITDA is defined as consolidated net income attributable to AECOM plus interest, depreciation and amortization expense, amounts set aside for taxes and other non-cash items (including a calculated annualized EBITDA from our acquisitions). As of September 30, 2014, our most restrictive consolidated leverage ratio under our debt agreements was 2.55, which did not exceed our maximum consolidated leverage ratio permitted under our debt agreements of 3.0.

Our Revolving Credit Agreement and Term Credit Agreement also contain certain covenants that limit our ability to, among other things, (i) merge with other entities, (ii) enter into a transaction resulting in a change of control, (iii) create new liens, (iv) sell assets outside of the ordinary course of business, (v) enter into transactions with affiliates, (vi) substantially change the general nature of our Company and our subsidiaries taken as a whole, and (vii) incur indebtedness and contingent obligations.

Additionally, our unsecured senior notes contain covenants that limit (i) certain types of indebtedness, which include indebtedness incurred by subsidiaries and indebtedness secured by a lien, (ii) merging with other entities, (iii) entering into a transaction resulting in a change of control, (iv) creating new liens, (v) selling assets outside of the ordinary course of business, (vi) entering into transactions with affiliates, and (vii) substantially changing the general nature of our Company and our subsidiaries taken as a whole. The unsecured senior notes also contain a financial covenant that requires us to maintain a net worth above a calculated threshold. The threshold is calculated as $1.2 billion plus 40% of the consolidated net income for each fiscal quarter commencing with the fiscal quarter ending June 30, 2010. In the calculation of this threshold, we cannot include a consolidated net loss that may occur in any fiscal quarter. Our net worth for this financial covenant is defined as total AECOM stockholders’ equity, which is consolidated stockholders’ equity, including any redeemable common stock and stock units and the liquidation preference of any preferred stock. As of September 30, 2014, this amount was $2.2 billion, which exceeds the calculated threshold of $1.7 billion.

Should we fail to comply with these covenants, all or a portion of our borrowings under the unsecured senior notes and unsecured term credit agreements could become immediately payable and our unsecured revolving credit facility could be terminated. At September 30, 2014 and 2013, we were in compliance with all such covenants.

Our average effective interest rate on total borrowings, including the effects of the interest rate swap agreements, during the year ended September 30, 2014, 2013 and 2012 was 2.8%, 3.0% and 3.1%, respectively.

Other Debt

Other debt consists primarily of bank overdrafts and obligations under capital leases and other unsecured credit facilities. In addition to the unsecured revolving credit facility discussed above, we also have other unsecured credit facilities primarily used for standby letters of credit issued for payment of performance guarantees. At September 30, 2014 and 2013, these outstanding standby letters of credit totaled $301.0 million and $236.4 million, respectively. As of September 30, 2014 and 2013, we had $327.4 million and $331.8 million, respectively, available under our unsecured credit facilities.

Commitments and Contingencies

Other than normal property and equipment additions and replacements, expenditures to further the implementation of our enterprise resource planning system, commitments under our incentive compensation programs, amounts we may expend to repurchase stock under our stock repurchase program and acquisitions from time to time, we currently do not have any significant capital expenditures or outlays planned except as described below. However, if we acquire additional businesses in the future or if we embark on other capital-intensive initiatives, additional working capital may be required.

Under our unsecured revolving credit facility and other facilities discussed in Other Debt above, as of September 30, 2014, there was approximately $313.1 million outstanding under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for contract performance guarantees. For those projects for which we have issued a performance guarantee, if the project subsequently fails to meet guaranteed performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards. See Note 24 in the notes to our consolidated financial statements for information regarding the consideration paid and debt obligation incurred in connection with our acquisition of URS Corporation.

We recognized on our balance sheet the funded status (measured as the difference between the fair value of plan assets and the projected benefit obligation) of our pension plans. The total amounts of employer contributions paid for the year ended September 30, 2014 were $4.9 million for U.S. plans and $16.4 million for non-U.S. plans. Funding requirements for each plan are determined based on the local laws of the country where such plan resides. In certain countries, the funding requirements are mandatory while in other countries, they are discretionary. We do not have a required minimum contribution for our domestic plans; however, we may make additional discretionary contributions. In the future, such pension funding may increase or decrease depending on changes in the levels of interest rates, pension plan performance and other factors.

Tishman Inquiry

The U.S. Attorney’s Office for the Eastern District of New York (USAO) has informed our subsidiary Tishman Construction Corporation (TCC) that, in connection with a wage and hour investigation of several New York area contractors, the USAO is investigating potential improper overtime payments to union workers on projects managed by TCC and other contractors in New York dating back to 1999. TCC, which was acquired by us in 2010, has cooperated fully with the investigation and, as of this date, no actions have been filed.

AECOM Australia

In 2005 and 2006, the Company’s main Australian subsidiary, AECOM Australia Pty Ltd (AECOM Australia), performed a traffic forecast assignment for a client consortium as part of the client’s project to design, build, finance and operate a tolled motorway tunnel in Australia. To fund the motorway’s design and construction, the client formed certain special purpose vehicles (SPVs) that raised approximately $700 million Australian dollars through an initial public offering (IPO) of equity units in 2006 and approximately an additional $1.4 billion Australian dollars in long term bank loans. The SPVs went into insolvency administrations in February 2011.

KordaMentha, the receivers for the SPVs (the RCM Applicants), caused a lawsuit to be filed against AECOM Australia by the RCM Applicants in the Federal Court of Australia on May 14, 2012. Portigon AG (formerly WestLB AG), one of the lending banks to the SPVs, filed a lawsuit in the Federal Court of Australia against AECOM Australia on May 18, 2012. Separately, a class action lawsuit, which has been amended to include approximately 770 of the IPO investors, was filed against AECOM Australia in the Federal Court of Australia on May 31, 2012.

All of the lawsuits claim damages that purportedly resulted from AECOM Australia’s role in connection with the above described traffic forecast. The RCM Applicants have claimed damages of approximately $1.68 billion Australian dollars (including interest, as of March 31, 2014). The damages claimed by Portigon as of June 17, 2014 were also recently quantified at approximately $76 million Australian dollars (including interest). We believe this claim is duplicative of damages already included in the RCM Applicants’ claim to the extent Portigon receives a portion of the RCM Applicants’ recovery. The class action applicants claim that they represent investors who acquired approximately $155 million Australian dollars of securities.

AECOM Australia disputes the claimed entitlements to damages asserted by all applicants and is vigorously defending the claims brought against it. The likely resolution of these matters cannot be reasonably determined at this time. However, if these matters are not resolved in AECOM Australia’s favor then, depending upon the outcome, such resolution could have a material adverse effect on the Company’s results of operations.

Contractual Obligations and Commitments

The following summarizes our contractual obligations and commercial commitments as of September 30, 2014:

Contractual Obligations and Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(in millions)
Debt	$1,004.0	$64.4	$75.7	$600.0	$263.9
Interest on debt	141.3	26.6	51.6	37.6	25.5
Operating leases	886.0	181.4	281.2	188.7	234.7
Other	87.9	60.6	27.3	—	—
Pension obligations	418.0	38.7	76.5	81.2	221.6
Total contractual obligations and commitments	$2,537.2	$371.7	$512.3	$907.5	$745.7

New Accounting Pronouncements and Changes in Accounting

In February 2013, the Financial Accounting Standards Board (FASB) issued new accounting guidance to update the presentation of reclassifications from comprehensive income to net income in consolidated financial statements. Under this new guidance, an entity is required to present information about the amounts reclassified out of accumulated other comprehensive income either by the respective line items of net income or by cross-reference to other required disclosures. The new guidance does not change the requirements for reporting net income or other comprehensive income in financial statements. This guidance was effective for our fiscal year beginning October 1, 2013 and did not have a material impact on our consolidated financial statements.

In February 2013, the FASB issued new accounting guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation (within the scope of this guidance) is fixed at the reporting date. Examples of obligations within the scope of this guidance include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. This new guidance was effective for annual reporting periods beginning after December 15, 2013 and subsequent interim periods. This guidance is effective for our fiscal year beginning October 1, 2014 and it is not expected to have a material impact on our consolidated financial statements.

In July 2013, the FASB issued new accounting guidance that requires the presentation of unrecognized tax benefits as a reduction of the deferred tax assets, when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance was effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. This guidance is effective for our fiscal year beginning October 1, 2014 and it is not expected to have a material impact on our consolidated financial statements.

In May 2014, the FASB issued new accounting guidance which amended the existing accounting standards for revenue recognition. The new accounting guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. This guidance is effective for our fiscal year beginning October 1, 2017. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. We have not selected a transition method and are currently in the process of evaluating the impact of adoption of the new accounting guidance on our consolidated financial statements.

Off-Balance Sheet Arrangements

We enter into various joint venture arrangements to provide architectural, engineering, program management, construction management and operations and maintenance services. The ownership percentage of these joint ventures is typically representative of the work to be performed or the amount of risk assumed by each joint venture partner. Some of these joint ventures are considered variable interest entities. We have consolidated all joint ventures for which we have control. For all others, our portion of the earnings are recorded in equity in earnings of joint ventures. See Note 7 in the notes to our consolidated financial statements. We do not believe that we have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

AECOM

Index to Consolidated Financial Statements

September 30, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of AECOM

We have audited the accompanying consolidated balance sheets of AECOM (formerly AECOM Technology Corporation) (the “Company”) as of September 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AECOM at September 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AECOM’s internal control over financial reporting as of September 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated November 17, 2014 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Los Angeles, California

November 17, 2014, except for Note 25 and the effects of the change in reportable segments and related disclosures described in Note 21 as to which the date is July 6, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of AECOM

We have audited AECOM’s (formerly AECOM Technology Corporation) (the “Company”) internal control over financial reporting as of September 30, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the “COSO criteria”). AECOM’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AECOM maintained, in all material respects, effective internal control over financial reporting as of September 30, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AECOM as of September 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2014 and our report dated November 17, 2014 (except for Note 25 and the effects of the change in reportable segments and related disclosures described in Note 21 as to which the date is July 6, 2015) expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Los Angeles, California

November 17, 2014

AECOM
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2014	September 30, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$521,784	$450,328
Cash in consolidated joint ventures	52,404	150,349
Total cash and cash equivalents	574,188	600,677
Accounts receivable—net	2,654,976	2,342,262
Prepaid expenses and other current assets	177,536	168,714
Income taxes receivable	1,541	—
Deferred tax assets—net	25,872	19,949
TOTAL CURRENT ASSETS	3,434,113	3,131,602
PROPERTY AND EQUIPMENT—NET	281,979	270,672
DEFERRED TAX ASSETS—NET	118,038	143,478
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	142,901	106,422
GOODWILL	1,937,338	1,811,754
INTANGIBLE ASSETS—NET	90,238	83,149
OTHER NON-CURRENT ASSETS	118,770	118,546
TOTAL ASSETS	$6,123,377	$5,665,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$23,915	$29,578
Accounts payable	1,047,155	725,389
Accrued expenses and other current liabilities	964,627	915,282
Income taxes payable	—	6,127
Billings in excess of costs on uncompleted contracts	379,574	322,486
Current portion of long-term debt	40,498	54,687
TOTAL CURRENT LIABILITIES	2,455,769	2,053,549
OTHER LONG-TERM LIABILITIES	455,563	448,920
LONG-TERM DEBT	939,565	1,089,060
TOTAL LIABILITIES	3,850,897	3,591,529

COMMITMENTS AND CONTINGENCIES (Note 20)

AECOM STOCKHOLDERS’ EQUITY:
Common stock—authorized, 300,000,000 shares of $0.01 par value as of September 30, 2014 and 2013; issued and outstanding 96,715,797 and 96,016,358 shares as of September 30, 2014 and 2013, respectively	967	960
Additional paid-in capital	1,864,971	1,809,627
Accumulated other comprehensive loss	(356,602)	(261,299)
Retained earnings	677,181	472,155
TOTAL AECOM STOCKHOLDERS’ EQUITY	2,186,517	2,021,443
Noncontrolling interests	85,963	52,651
TOTAL STOCKHOLDERS’ EQUITY	2,272,480	2,074,094
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,123,377	$5,665,623

See accompanying Notes to Consolidated Financial Statements.

AECOM
Consolidated Statements of Operations
(in thousands, except per share data)

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012

Revenue	$8,356,783	$8,153,495	$8,218,180

Cost of revenue	7,953,607	7,703,507	7,796,321
Gross profit	403,176	449,988	421,859

Equity in earnings of joint ventures	57,924	24,319	48,650
General and administrative expenses	(80,908)	(97,318)	(80,903)
Acquisition and integration expenses	(27,310)	—	—
Goodwill impairment	—	—	(336,000)
Income from operations	352,882	376,989	53,606

Other income	2,748	3,522	10,603
Interest expense	(40,842)	(44,737)	(46,726)
Income before income tax expense	314,788	335,774	17,483
Income tax expense	82,024	92,578	74,416
Net income (loss)	232,764	243,196	(56,933)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	(2,910)	(3,953)	(1,634)
Net income (loss) attributable to AECOM	$229,854	$239,243	$(58,567)

Net income (loss) attributable to AECOM per share:
Basic	$2.36	$2.38	$(0.52)
Diluted	$2.33	$2.35	$(0.52)

Weighted average shares outstanding:
Basic	97,226	100,618	111,875
Diluted	98,657	101,942	111,875

See accompanying Notes to Consolidated Financial Statements.

AECOM
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012

Net income (loss)	$232,764	$243,196	$(56,933)

Other comprehensive income (loss), net of tax:
Net unrealized gain (loss) on derivatives, net of tax	315	1,568	(3,716)
Foreign currency translation adjustments	(72,715)	(70,441)	53,895
Pension adjustments, net of tax	(24,161)	(14,582)	(41,778)
Other comprehensive income (loss), net of tax	(96,561)	(83,455)	8,401
Comprehensive income (loss), net of tax	136,203	159,741	(48,532)
Noncontrolling interests in comprehensive income of consolidated subsidiaries, net of tax	(1,652)	(2,624)	(1,634)
Comprehensive income (loss) attributable to AECOM, net of tax	$134,551	$157,117	$(50,166)

See accompanying Notes to Consolidated Financial Statements.

AECOM
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total AECOM Stockholders’ Equity	Non-Controlling Interests	Total Stockholder’s Equity

BALANCE AT SEPTEMBER 30, 2011	$1,132	$1,699,207	$(187,574)	$826,946	$2,339,711	$55,426	$2,395,137
Net loss				(58,567)	(58,567)	1,634	(56,933)
Other comprehensive income			8,401		8,401		8,401
Issuance of stock	9	18,622			18,631		18,631
Repurchases of stock	(83)	(7,081)		(162,290)	(169,454)		(169,454)
Proceeds from exercise of options	4	4,537			4,541		4,541
Tax benefit from exercise of stock options		(350)			(350)		(350)
Stock based compensation	8	26,543			26,551		26,551
Other transactions with noncontrolling interests					—	(753)	(753)
Distributions to noncontrolling interests					—	(1,283)	(1,283)
BALANCE AT SEPTEMBER 30, 2012	1,070	1,741,478	(179,173)	606,089	2,169,464	55,024	2,224,488
Net income				239,243	239,243	3,953	243,196
Other comprehensive loss			(82,126)		(82,126)	(1,329)	(83,455)
Issuance of stock	11	28,340			28,351		28,351
Repurchases of stock	(147)	(8,380)		(373,177)	(381,704)		(381,704)
Proceeds from exercise of options	8	14,357			14,365		14,365
Tax benefit from exercise of stock options		1,239			1,239		1,239
Stock based compensation	18	32,593			32,611		32,611
Other transactions with noncontrolling interests					—	13,488	13,488
Contributions from noncontrolling interests					—	1,421	1,421
Distributions to noncontrolling interests					—	(19,906)	(19,906)
BALANCE AT SEPTEMBER 30, 2013	960	1,809,627	(261,299)	472,155	2,021,443	52,651	2,074,094
Net income				229,854	229,854	2,910	232,764
Other comprehensive loss			(95,303)		(95,303)	(1,258)	(96,561)
Issuance of stock	4	13,882			13,886		13,886
Repurchases of stock	(14)	(6,778)		(24,828)	(31,620)		(31,620)
Proceeds from exercise of options	6	13,411			13,417		13,417
Tax benefit from exercise of stock options		402			402		402
Stock based compensation	11	34,427			34,438		34,438
Other transactions with noncontrolling interests					—	61,913	61,913
Contributions from noncontrolling interests					—	—	—
Distributions to noncontrolling interests					—	(30,253)	(30,253)
BALANCE AT SEPTEMBER 30, 2014	$967	$1,864,971	$(356,602)	$677,181	$2,186,517	$85,963	$2,272,480

See accompanying Notes to Consolidated Financial Statements.

AECOM
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$232,764	$243,196	$(56,933)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	95,394	94,406	102,974
Equity in earnings of unconsolidated joint ventures	(57,924)	(24,319)	(48,650)
Distribution of earnings from unconsolidated joint ventures	23,839	31,159	26,401
Non-cash stock compensation	34,438	32,611	26,551
Excess tax benefit from share-based payment	(748)	(1,754)	(1,254)
Foreign currency translation	(20,794)	(16,061)	9,735
Deferred income tax expense (benefit)	27,155	(7,210)	(20,303)
Goodwill impairment	—	—	336,000
Other	1,460	1,821	(5,286)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(14,405)	92,152	(21,544)
Prepaid expenses and other assets	(31,103)	(21,836)	11,363
Accounts payable	91,955	(47,019)	80,999
Accrued expenses and other current liabilities	3,283	71,125	14,682
Billings in excess of costs on uncompleted contracts	3,095	(12,945)	(5,376)
Other long-term liabilities	(23,702)	(19,027)	(28,180)
Income taxes payable	(4,082)	(7,701)	12,173
Net cash provided by operating activities	360,625	408,598	433,352
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	(53,099)	(42,005)	(12,571)
Cash acquired from consolidation of joint venture	18,955	—	—
Proceeds from disposal of businesses and property	3,646	2,724	2,647
Net investment in unconsolidated joint ventures	(52,173)	(23,822)	(2,846)
Sales (purchases) of investments	2,727	(24,270)	1,871
Payments for capital expenditures	(62,852)	(52,117)	(62,874)
Net cash used in investing activities	(142,796)	(139,490)	(73,773)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	1,810,318	2,280,080	1,454,861
Repayments of borrowings under credit agreements	(1,998,882)	(2,156,399)	(1,550,996)
Cash paid for debt and equity issuance costs	(8,067)	(1,616)	—
Proceeds from issuance of common stock	13,886	14,029	13,760
Proceeds from exercise of stock options	13,417	14,365	4,541
Payments to repurchase common stock	(34,924)	(388,101)	(159,751)
Excess tax benefit from share-based payment	748	1,754	1,254
Net distributions to noncontrolling interests	(30,253)	(18,485)	(1,283)
Net cash used in financing activities	(233,757)	(254,373)	(237,614)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(10,561)	(7,834)	14,871
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(26,489)	6,901	136,836
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	600,677	593,776	456,940
CASH AND CASH EQUIVALENTS AT END OF YEAR	$574,188	$600,677	$593,776

SUPPLEMENTAL CASH FLOW INFORMATION:
Equity issued for acquisitions (non-cash)	$—	$14,322	$857
Equity issued to settle liabilities (non-cash)	$—	$—	$4,016
Interest paid	$43,362	$37,342	$39,044
Income taxes paid, net of refunds received	$68,797	$115,508	$38,482

See accompanying Notes to Consolidated Financial Statements.

AECOM

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Effective January 5, 2015, the official name of the Company changed from AECOM Technology Corporation to AECOM. AECOM has revised comparative segment information that was contained in its Annual Report on Form 10-K for the year ended September 30, 2014 to reflect the new global business segment structure. The adjusted segment information constitutes a reclassification and has no impact on reported net income or earnings per share for preceding periods. This change does not restate information previously reported in the consolidated statements of income, consolidated balance sheets, consolidated statements of stockholders’ equity or consolidated statements of cash flows for the preceding periods.

Organization—AECOM and its consolidated subsidiaries (the Company) provide professional technical and management support services for commercial and government clients around the world. These services encompass a variety of technical disciplines, including consulting, planning, architectural and engineering design, and program and construction management for a broad range of projects. These services are applied to a number of areas and industries, including transportation infrastructure; research, testing and defense facilities; water, wastewater and other environmental programs; land development; security and communication systems; institutional, mining, industrial and commercial and energy-related facilities. The Company also provides operations and maintenance services to governmental agencies throughout the U.S. and abroad.

Fiscal Year—The Company reports results of operations based on 52 or 53-week periods ending on the Friday nearest September 30. For clarity of presentation, all periods are presented as if the year ended on September 30. Fiscal years 2014, 2013 and 2012 contained 53, 52 and 52 weeks, respectively, and ended on October 3, September 27, and September 28, respectively.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term contracts and self-insurance accruals. Actual results could differ from those estimates.

Principles of Consolidation and Presentation—The consolidated financial statements include the accounts of all majority-owned subsidiaries and material joint ventures in which the Company is the primary beneficiary. All inter-company accounts have been eliminated in consolidation. Also see Note 7 regarding joint ventures and variable interest entities.

Revenue Recognition—The Company generally utilizes a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. Recognition of revenue and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date, engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates made at the balance sheet date. Due to uncertainties inherent in the estimation process, actual completion costs may vary from estimates. If estimated total costs on contracts indicate a loss, the Company recognizes that estimated loss in the period the estimated loss first becomes known.

In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of its clients. These costs are passed through to clients and, in accordance with industry practice and GAAP, are included in the Company’s revenue and cost of revenue. Because subcontractor services and other direct costs can change significantly from project to project and period to period, changes in revenue may not be indicative of business trends. These other direct costs for the years ended September 30, 2014, 2013 and 2012 were $3.5 billion, $3.2 billion and $3.0 billion, respectively.

Cost-Plus Contracts.  The Company enters into two major types of cost-plus contracts:

Cost-Plus Fixed Fee.  Under cost-plus fixed fee contracts, the Company charges clients for its costs, including both direct and indirect costs, plus a fixed negotiated fee. The total estimated cost plus the fixed negotiated fee represents the total contract value. The Company recognizes revenue based on the actual labor and other direct costs incurred, plus the portion of the fixed fee it has earned to date.

Cost-Plus Fixed Rate.  Under the Company’s cost-plus fixed rate contracts, the Company charges clients for its direct and indirect costs based upon a negotiated rate. The Company recognizes revenue based on the actual total costs it has expended and the applicable fixed rate.

Certain cost-plus contracts provide for award fees or a penalty based on performance criteria in lieu of a fixed fee or fixed rate. Other contracts include a base fee component plus a performance-based award fee. In addition, the Company may share award fees with subcontractors. The Company records accruals for fee-sharing as fees are earned. The Company generally recognizes revenue to the extent of costs actually incurred plus a proportionate amount of the fee expected to be earned. The Company takes the award fee or penalty on contracts into consideration when estimating revenue and profit rates, and it records revenue related to the award fees when there is sufficient information to assess anticipated contract performance. On contracts that represent higher than normal risk or technical difficulty, the Company may defer all award fees until an award fee letter is received. Once an award fee letter is received, the estimated or accrued fees are adjusted to the actual award amount.

Certain cost-plus contracts provide for incentive fees based on performance against contractual milestones. The amount of the incentive fees varies, depending on whether the Company achieves above, at, or below target results. The Company originally recognizes revenue on these contracts based upon expected results. These estimates are revised when necessary based upon additional information that becomes available as the contract progresses.

Time-and-Materials Contracts.

Time-and-Materials.  Under time-and-materials contracts, the Company negotiates hourly billing rates and charges its clients based on the actual time that it expends on a project. In addition, clients reimburse the Company for its actual out-of-pocket costs of materials and other direct incidental expenditures that it incurs in connection with its performance under the contract. Profit margins on time-and-materials contracts fluctuate based on actual labor and overhead costs that it directly charges or allocates to contracts compared to negotiated billing rates. Many of the Company’s time-and-materials contracts are subject to maximum contract values and, accordingly, revenue relating to these contracts is recognized as if these contracts were a fixed-price contract.

Fixed-Price Contracts.

Fixed-Price.  Fixed-price contracting is the predominant contracting method outside of the United States. There are typically two types of fixed-price contracts. The first and more common type, lump-sum, involves performing all of the work under the contract for a specified lump-sum fee. Lump-sum contracts are typically subject to price adjustments if the scope of the project changes or unforeseen conditions arise. The second type, fixed-unit price, involves performing an estimated number of units of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units delivered. The Company recognizes revenue on fixed-price contracts using the percentage-of-completion method described above. Prior to completion, recognized profit margins on any fixed-price contract depend on the accuracy of the Company’s estimates and will increase to the extent that its actual costs are below the estimated amounts. Conversely, if the Company’s costs exceed these estimates, its profit margins will decrease and the Company may realize a loss on a project. The Company recognizes anticipated losses on contracts in the period in which they become evident.

Service-Related Contracts.

Service-Related.  Service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for over the period of performance, in proportion to the costs of performance.

Contract Claims—Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that the Company seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Company records contract revenue related to claims only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated. In such cases, the Company records revenue only to the extent that contract costs relating to the claim have been incurred. As of September 30, 2014 and 2013, the Company had no significant net receivables related to contract claims.

Government Contract Matters—The Company’s federal government and certain state and local agency contracts are subject to, among other regulations, regulations issued under the Federal Acquisition Regulations (FAR). These regulations can limit the recovery of certain specified indirect costs on contracts and subjects the Company to ongoing multiple audits by government agencies such as the Defense Contract Audit Agency (DCAA).

In addition, most of the Company’s federal and state and local contracts are subject to termination at the discretion of the client.

Audits by the DCAA and other agencies consist of reviews of the Company’s overhead rates, operating systems and cost proposals to ensure that the Company accounted for such costs in accordance with the Cost Accounting Standards of the FAR (CAS). If the DCAA determines the Company has not accounted for such costs consistent with CAS, the DCAA may disallow these costs. There can be no assurance that audits by the DCAA or other governmental agencies will not result in material cost disallowances in the future.

Cash and Cash Equivalents—The Company’s cash equivalents include highly liquid investments which have an initial maturity of three months or less.

Allowance for Doubtful Accounts—The Company records its accounts receivable net of an allowance for doubtful accounts. This allowance for doubtful accounts is estimated based on management’s evaluation of the contracts involved and the financial condition of its clients. The factors the Company considers in its contract evaluations include, but are not limited to:

•                  Client type—federal or state and local government or commercial client;

•                  Historical contract performance;

•                  Historical collection and delinquency trends;

•                  Client credit worthiness; and

•                  General economic conditions.

Derivative Financial Instruments—The Company accounts for its derivative instruments as either assets or liabilities and carries them at fair value.

For derivative instruments that hedge the exposure to variability in expected future cash flows that are designated as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income in stockholders’ equity and reclassified into income in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized in current income. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions.

The net gain or loss on the effective portion of a derivative instrument that is designated as an economic hedge of the foreign currency translation exposure generated by the re-measurement of certain assets and liabilities denominated in a non-functional currency in a foreign operation is reported in the same manner as a foreign currency translation adjustment. Accordingly, any gains or losses related to these derivative instruments are recognized in current income.

Derivatives that do not qualify as hedges are adjusted to fair value through current income.

Fair Value of Financial Instruments—The Company determines the fair values of its financial instruments, including short-term investments, debt instruments and derivative instruments, and pension and post-retirement plan assets based on inputs or assumptions that market participants would use in pricing an asset or a liability. The Company categorizes its instruments using a valuation hierarchy for disclosure of the inputs used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. The classification of a financial asset or liability within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturities of these instruments. The carrying amount of the revolving credit facility approximates fair value because the interest rates are based upon variable reference rates. See also Notes 9 and 11.

The Company’s fair value measurement methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Although the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methodologies or assumptions to determine fair value could result in a different fair value measurement at the reporting date.

Property and Equipment—Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Typically, estimated useful lives range from three to ten years for equipment, furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining terms of the underlying lease agreement.

Long-lived Assets—Long-lived assets to be held and used are reviewed for impairment whenever events or circumstances indicate that the assets may be impaired. For assets to be held and used, impairment losses are recognized based upon the excess of the asset’s carrying amount over the fair value of the asset. For long-lived assets to be disposed, impairment losses are recognized at the lower of the carrying amount or fair value less cost to sell.

Goodwill and Acquired Intangible Assets—Goodwill represents the excess of amounts paid over the fair value of net assets acquired from an acquisition. In order to determine the amount of goodwill resulting from an acquisition, the Company performs an assessment to determine the value of the acquired company’s tangible and identifiable intangible assets and liabilities. In its assessment, the Company determines whether identifiable intangible assets exist, which typically include backlog and customer relationships. Intangible assets are amortized over the period in which the contractual or economic benefits of the intangible assets are expected to be realized.

The Company tests goodwill for impairment annually for each reporting unit in the fourth quarter of the fiscal year, and between annual tests if events occur or circumstances change which suggest that goodwill should be evaluated. Such events or circumstances include significant changes in legal factors and business climate, recent losses at a reporting unit, and industry trends, among other factors. A reporting unit is defined as an operating segment or one level below an operating segment. The Company’s impairment tests are performed at the operating segment level as they represent the Company’s reporting units.

The impairment test is a two-step process. During the first step, the Company estimates the fair value of the reporting unit using income and market approaches, and compares that amount to the carrying value of that reporting unit. In the event the fair value of the reporting unit is determined to be less than the carrying value, a second step is required. The second step requires the Company to perform a hypothetical purchase allocation for that reporting unit and to compare the resulting current implied fair value of the goodwill to the current carrying value of the goodwill for that reporting unit. In the event that the current implied fair value of the goodwill is less than the carrying value, an impairment charge is recognized. See also Note 4.

Pension Plans—The Company has certain defined benefit pension plans. The Company calculates the market-related value of assets, which is used to determine the return-on-assets component of annual pension expense and the cumulative net unrecognized gain or loss subject to amortization. This calculation reflects the Company’s anticipated long-term rate of return and amortization of the difference between the actual return (including capital, dividends, and interest) and the expected return over a five-year period. Cumulative net unrecognized gains or losses that exceed 10% of the greater of the projected benefit obligation or the market related value of plan assets are subject to amortization.

Insurance Reserves—The Company maintains insurance for certain insurable business risks. Insurance coverage contains various retention and deductible amounts for which the Company accrues a liability based upon reported claims and an actuarially determined estimated liability for certain claims incurred but not reported. It is the Company’s policy not to accrue for any potential legal expense to be incurred in defending the Company’s position. The Company believes that its accruals for estimated liabilities associated with professional and other liabilities are sufficient and any excess liability beyond the accrual is not expected to have a material adverse effect on the Company’s results of operations or financial position.

Foreign Currency Translation—The Company’s functional currency is the U.S. dollar. Results of operations for foreign entities are translated to U.S. dollars using the average exchange rates during the period. Assets and liabilities for foreign entities are translated using the exchange rates in effect as of the date of the balance sheet. Resulting translation adjustments are recorded as a foreign currency translation adjustment into other accumulated comprehensive income/(loss) in stockholders’ equity.

The Company uses foreign currency forward contracts from time to time to mitigate foreign currency risk. The Company limits exposure to foreign currency fluctuations in most of its contracts through provisions that require client payments in currencies corresponding to the currency in which costs are incurred. As a result of this natural hedge, the Company generally does not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the respective local currency.

Noncontrolling Interests—Noncontrolling interests represent the equity investments of the minority owners in our joint ventures and other subsidiary entities that we consolidate in our financial statements.

Income Taxes—The Company files a consolidated federal income tax return and combined / consolidated state tax returns and separate company state tax returns. The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. In determining the need for a valuation allowance, management reviews both positive and negative evidence, including the nature, frequency, and severity of cumulative financial reporting losses in recent years, the future reversal of existing temporary differences, predictability of future taxable income exclusive of reversing temporary differences of the character necessary to realize the asset, relevant carry forward periods, taxable income in carry-back years if carry-back is permitted under tax law, and prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset. Based upon management’s assessment of all available evidence, the Company has concluded that it is more likely than not that the deferred tax assets, net of valuation allowance, will be realized.

In July 2013, the FASB issued new accounting guidance that requires the presentation of unrecognized tax benefits as a reduction of the deferred tax assets, when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance was effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. This guidance is effective for the Company’s fiscal year beginning October 1, 2014 and it is not expected to have a material impact on the Company’s consolidated financial statements.

Acquisition and Integration Expenses—Acquisition and integration expenses are comprised of transaction costs, professional fees, and personnel costs, including due diligence and integration activities, primarily related to the acquisition of URS Corporation (Note 24).

2. New Accounting Pronouncements and Changes in Accounting

In February 2013, the Financial Accounting Standards Board (FASB) issued new accounting guidance to update the presentation of reclassifications from comprehensive income to net income in consolidated financial statements. Under this new guidance, an entity is required to present information about the amounts reclassified out of accumulated other comprehensive income either by the respective line items of net income or by cross-reference to other required disclosures. The new guidance does not change the requirements for reporting net income or other comprehensive income in financial statements. This guidance was effective for the Company’s fiscal year beginning October 1, 2013 and did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued new accounting guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation (within the scope of this guidance) is fixed at the reporting date. Examples of obligations within the scope of this guidance include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. This new guidance was effective for annual reporting periods beginning after December 15, 2013 and subsequent interim periods. This guidance is effective for the Company’s fiscal year beginning October 1, 2014 and it is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued new accounting guidance that requires the presentation of unrecognized tax benefits as a reduction of the deferred tax assets, when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance was effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. This guidance is effective for the Company’s fiscal year beginning October 1, 2014 and it is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued new accounting guidance which amended the existing accounting standards for revenue recognition. The new accounting guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. This guidance is effective for the Company’s fiscal year beginning October 1, 2017. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company has not selected a transition method and is currently in the process of evaluating the impact of adoption of the new accounting guidance on its consolidated financial statements.

3. Stock Repurchase Program

The Company’s Board of Directors has authorized the repurchase of up to $1.0 billion in Company stock. Share repurchases can be made through open market purchases or other methods, including pursuant to a Rule 10b5-1 plan. From the inception of the stock repurchase program, the Company has purchased a total of 27.4 million shares at an average price of $24.10 per share, for a total cost of $660.1 million as of September 30, 2014.

4. Business Acquisitions, Goodwill, and Intangible Assets

The Company completed two, two and one business acquisitions during the years ended September 30, 2014, 2013 and 2012, respectively. Business acquisitions completed during the years ended September 30, 2014, 2013 and 2012 did not meet the quantitative thresholds to require pro forma disclosures of operating results, either individually or in the aggregate, based on the Company’s consolidated assets, investments and net income. The Company also obtained control of an unconsolidated joint venture that resulted in its consolidation during the year ended September 30, 2014, as further discussed in Note 7.

Business acquisitions during the year ended September 30, 2014 included Hunt Construction Group, a United States-based commercial construction management firm which serves clients in both the public and private sectors, and Spain-based ACE International Consultants S.L., a leading consulting firm specializing in economic and social development cooperation and private sector development.

Business acquisitions during the year ended September 30, 2013 included South Africa-based BKS Group and Asia-based KPK Quantity Surveyors.

During the year ended September 30, 2012, the Company acquired an environmental engineering firm in Asia.

The aggregate value of all consideration for acquisitions consummated during the years ended September 30, 2014, 2013 and 2012 were $88.5 million, $82.0 million and $15.4 million, respectively. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed, as of the acquisition dates, from acquisitions consummated during the fiscal years presented:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012
	(in millions)
Cash acquired	$17.1	$20.1	$1.9
Other current assets	256.2	41.5	7.8
Goodwill	72.7	72.6	10.5
Intangible assets	11.9	9.4	1.5
Other non-current assets	16.5	8.6	3.3
Current liabilities	(274.1)	(54.9)	(8.8)
Non-current liabilities	(11.8)	(15.3)	(0.8)
Net assets acquired	$88.5	$82.0	$15.4

Acquired intangible assets above includes the following:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012
	(in millions)
Backlog	$5.8	$4.2	$0.7
Customer relationships	4.6	5.2	0.8
Trademark / tradename	1.5	—	—
Total intangible assets	$11.9	$9.4	$1.5

Consideration for acquisitions above includes the following:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012
	(in millions)
Cash paid	$70.2	$62.1	$14.5
Promissory notes	18.3	5.6	—
Equity issued	—	14.3	0.9
Total consideration	$88.5	$82.0	$15.4

All of the above acquisitions were accounted for under the purchase method of accounting. As such, the purchase consideration of each acquired company was allocated to acquired tangible and intangible assets and liabilities based upon their fair values. The final purchase price allocation has not been completed for acquisitions made during the year ended September 30, 2014. The excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. The determination of fair values of assets and liabilities acquired requires the Company to make estimates and use valuation techniques when market value is not readily available. The results of operations of each company acquired have been included in the Company’s financial statements from the date of acquisition. Transaction costs associated with business acquisitions are expensed as they are incurred.

At the time of acquisition, the Company preliminarily estimates the amount of the identifiable intangible assets acquired based upon historical valuations of similar acquisitions and the facts and circumstances available at the time. The Company determines the final value of the identifiable intangible assets as soon as information is available, but not more than 12 months from the date of acquisition. Post-acquisition adjustments primarily relate to project related liabilities.

During the fourth quarter of its fiscal year, the Company conducts its annual goodwill impairment test. The impairment evaluation process includes, among other things, making assumptions about variables such as revenue growth rates, profitability, discount rates, and industry market multiples, which are subject to a high degree of judgment.

As a result of the first step of the fiscal 2012 impairment analysis, the Company identified adverse market conditions and business trends within the Europe, Middle East, and Africa (EMEA) and MS reporting units, which led the Company to determine that goodwill was impaired. Adverse market conditions included prolonged and sustained deterioration of European macroeconomic conditions in EMEA and decreased U.S. government military activities and unsuccessful contract pursuits in MS. The reporting units’ goodwill impairments largely relate to the following acquired businesses:

•                  MS—McNeil Technologies, Inc.

•                  EMEA—Davis Langdon Europe and Middle East

Significant changes to the assumptions used in the September 30, 2012 as compared to the September 30, 2011 analysis were financial forecasts and market multiples. While both the MS and the EMEA reporting units have historically generated positive cash flows, and are expected to continue to generate positive cash flows, the fair value of future cash flows of the Company’s EMEA and MS reporting units decreased. Additionally, the market multiples for the two reporting units decreased. The market multiples used were as follows:

	September 30,
	2012	2011
Market multiple of revenue:
EMEA	0.35	0.5
MS	0.35	0.5

The second step of the analysis was performed to measure the impairment as the excess of the goodwill carrying value over its implied fair value. This analysis resulted in an impairment of $336.0 million, or $317.2 million, net of tax. The goodwill carrying values of the EMEA and MS reporting units before and after the goodwill impairment expense were as follows:

	September 30, 2012
	EMEA	MS
Carrying value before impairment	$345.5	$362.2
Goodwill impairment	(155.0)	(181.0)
Carrying value after impairment	$190.5	$181.2

The changes in the carrying value of goodwill by reportable segment for the fiscal years ended September 30, 2014 and 2013 were as follows:

	Fiscal Year 2014
	September 30, 2013	Post- Acquisition Adjustments	Foreign Exchange Impact	Acquired	September 30, 2014
	(in millions)
Design and Consulting Services	$1,414.1	$5.0	$(31.3)	$91.4	$1,479.2
Construction Services	216.5	—	—	60.4	276.9
Management Services	181.2	—	—	—	181.2
Total	$1,811.8	$5.0	$(31.3)	$151.8	$1,937.3

	Fiscal Year 2013
	September 30, 2012	Post- Acquisition Adjustments	Foreign Exchange Impact	Acquired	September 30, 2013
	(in millions)
Design and Consulting Services	$1,377.7	$—	$(36.2)	$72.6	$1,414.1
Construction Services	216.5	—	—	—	216.5
Management Services	181.2	—	—	—	181.2
Total	$1,775.4	$—	$(36.2)	$72.6	$1,811.8

Included in the acquired goodwill above for the year ended September 30, 2014 is $79.1 million of recorded goodwill as a result of the consolidation of an unconsolidated joint venture, as further discussed in Note 7.

The gross amounts and accumulated amortization of the Company’s acquired identifiable intangible assets with finite useful lives as of September 30, 2014 and 2013, included in intangible assets—net, in the accompanying consolidated balance sheets, were as follows:

	September 30, 2014			September 30, 2013			Amortization
	Gross Amount	Accumulated Amortization	Intangible Assets, Net	Gross Amount	Accumulated Amortization	Intangible Assets, Net	Period (years)
	(in millions)
Backlog	$110.0	$(97.4)	$12.6	$94.9	$(89.4)	$5.5	1 – 5
Customer relationships	161.6	(85.4)	76.2	147.1	(69.5)	77.6	10
Trademark / tradename	9.3	(7.9)	1.4	7.8	(7.8)	—	2
Total	$280.9	$(190.7)	$90.2	$249.8	$(166.7)	$83.1

Amortization expense of acquired intangible assets included within cost of revenue was $24.0 million and $21.2 million for the years ended September 30, 2014 and 2013, respectively. The following table presents estimated amortization expense of existing intangible assets for the succeeding years:

Fiscal Year	(in millions)
2015	$26.5
2016	17.5
2017	13.2
2018	9.9
2019	9.0
Thereafter	14.1
Total	$90.2

5. Accounts Receivable—Net

Net accounts receivable consisted of the following:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
	(in millions)
Billed	$1,248.4	$1,177.6
Unbilled	1,214.8	1,076.8
Contract retentions	263.9	174.3
Total accounts receivable—gross	2,727.1	2,428.7
Allowance for doubtful accounts	(72.1)	(86.4)
Total accounts receivable—net	$2,655.0	$2,342.3

Billed accounts receivable represent amounts billed to clients that have yet to be collected. Unbilled accounts receivable represents the contract revenue recognized but not yet billed pursuant to contract terms or accounts billed after the period end. Substantially all unbilled receivables as of September 30, 2014 and 2013 are expected to be billed and collected within twelve months. Contract retentions represent amounts invoiced to clients where payments have been withheld pending the completion of certain milestones, other contractual conditions or upon the completion of the project. These retention agreements vary from project to project and could be outstanding for several months or years.

Allowances for doubtful accounts have been determined through specific identification of amounts considered to be uncollectible and potential write-offs, plus a non-specific allowance for other amounts for which some potential loss has been determined to be probable based on current and past experience.

Other than the U.S. government, no single client accounted for more than 10% of the Company’s outstanding receivables at September 30, 2014 and 2013.

The Company sold trade receivables to financial institutions, of which $111.9 million and $100.2 million were outstanding as of September 30, 2014 and 2013, respectively. The Company does not retain financial or legal obligations for these receivables that would result in material losses. The Company’s ongoing involvement is limited to the remittance of customer payments to the financial institutions with respect to the sold trade receivables.

6. Property and Equipment

Property and equipment, at cost, consists of the following:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	Useful Lives (years)
	(in millions)

Building and land	$11.5	$4.4	27
Leasehold improvements	299.7	289.9	2 - 12
Computer systems and equipment	302.6	257.0	3 - 10
Furniture and fixtures	101.5	106.4	5 - 10
Automobiles	6.8	5.4	3 - 10
Total	722.1	663.1
Accumulated depreciation and amortization	(440.1)	(392.4)
Property and equipment, net	$282.0	$270.7

Depreciation expense for the fiscal years ended September 30, 2014, 2013 and 2012 were $69.1 million, $70.7 million and $77.1 million, respectively. Included in depreciation expense is amortization of capitalized software costs in the years ended September 30, 2014, 2013 and 2012 of $7.3 million, $6.4 million and $6.2 million, respectively. Unamortized capitalized software costs at September 30, 2014, 2013 and 2012 were $39.9 million, $29.6 million and $24.1 million, respectively.

Depreciation is calculated using primarily the straight-line method over the estimated useful lives of the assets, or in the case of leasehold improvements and capitalized leases, the lesser of the remaining term of the lease or its estimated useful life.

7. Joint Ventures and Variable Interest Entities

The Company’s joint ventures provide architecture, engineering, program management, construction management and operations and maintenance services. Joint ventures, the combination of two or more partners, are generally formed for a specific project. Management of the joint venture is typically controlled by a joint venture executive committee, comprised of representatives from the joint venture partners. The joint venture executive committee normally provides management oversight and controls decisions which could have a significant impact on the joint venture.

Some of the Company’s joint ventures have no employees and minimal operating expenses. For these joint ventures, the Company’s employees perform work for the joint venture, which is then billed to a third-party customer by the joint venture. These joint ventures function as pass through entities to bill the third-party customer. For consolidated joint ventures of this type, the Company records the entire amount of the services performed and the costs associated with these services, including the services provided by the other joint venture partners, in the Company’s result of operations. For certain of these joint ventures where a fee is added by an unconsolidated joint venture to client billings, the Company’s portion of that fee is recorded in equity in earnings of joint ventures.

The Company also has joint ventures that have their own employees and operating expenses, and to which the Company generally makes a capital contribution. The Company accounts for these joint ventures either as consolidated entities or equity method investments based on the criteria further discussed below.

The Company follows guidance issued by the FASB on the consolidation of variable interest entities (VIEs) that requires companies to utilize a qualitative approach to determine whether it is the primary beneficiary of a VIE. The process for identifying the primary beneficiary of a VIE requires consideration of the factors that indicate a party has the power to direct the activities that most significantly impact the joint ventures’ economic performance, including powers granted to the joint venture’s program manager, powers contained in the joint venture governing board and, to a certain extent, a company’s economic interest in the joint venture. The Company analyzes its joint ventures and classifies them as either:

•                  a VIE that must be consolidated because the Company is the primary beneficiary or the joint venture is not a VIE and the Company holds the majority voting interest with no significant participative rights available to the other partners; or

•                  a VIE that does not require consolidation and is treated as an equity method investment because the Company is not the primary beneficiary or the joint venture is not a VIE and the Company does not hold the majority voting interest.

As part of the above analysis, if it is determined that the Company has the power to direct the activities that most significantly impact the joint venture’s economic performance, the Company considers whether or not it has the obligation to absorb losses or rights to receive benefits of the VIE that could potentially be significant to the VIE.

Contractually required support provided to the Company’s joint ventures is discussed in Note 20.

Summary of unaudited financial information of the consolidated joint ventures is as follows:

	September 30, 2014	September 30, 2013
	(in millions)
Current assets	$314.1	$185.7
Non-current assets	106.2	—
Total assets	$420.3	$185.7

Current liabilities	$229.1	$38.9
Non-current liabilities	—	—
Total liabilities	229.1	38.9

Total AECOM equity	116.6	106.8
Noncontrolling interests	74.6	40.0
Total owners’ equity	191.2	146.8
Total liabilities and owners’ equity	$420.3	$185.7

Total revenue of the consolidated joint ventures was $614.5 million, $490.9 million and $468.6 million for the years ended September 30, 2014, 2013 and 2012, respectively. The assets of the Company’s consolidated joint ventures are restricted for use only by the particular joint venture and are not available for the general operations of the Company.

Summary of unaudited financial information of the unconsolidated joint ventures is as follows:

	September 30, 2014	September 30, 2013
	(in millions)
Current assets	$539.6	$525.5
Non-current assets	273.7	98.7
Total assets	$813.3	$624.2

Current liabilities	$397.9	$384.1
Non-current liabilities	91.0	17.5
Total liabilities	488.9	401.6

Joint venturers’ equity	324.4	222.6
Total liabilities and joint venturers’ equity	$813.3	$624.2

AECOM’s investment in joint ventures	$142.9	$106.4

Total revenue of the unconsolidated joint ventures was $2.0 billion, $2.1 billion and $2.0 billion for the years ended September 30, 2014, 2013 and 2012, respectively. Total operating income of the unconsolidated joint ventures were $57.7 million, $70.1 million and $127.5 million for the years ended September 30, 2014, 2013 and 2012, respectively.

Summary of AECOM’s equity in earnings of unconsolidated joint ventures is as follows:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012
	(in millions)
Pass through joint ventures	$10.2	$6.4	$5.2
Other joint ventures	47.7	17.9	43.4
Total	$57.9	$24.3	$48.6

Included in equity in earnings above is a $37.4 million gain recognized upon change in control ($23.4 million, net of tax) of an unconsolidated joint venture in the year ended September 30, 2014. The Company obtained control of the joint venture through modifications to the joint venture’s operating agreement, which required the Company to consolidate the joint venture. The acquisition date fair value of the previously held equity interest was $58.0 million, excluding the control premium. The measurement of the fair value of the equity interest immediately before obtaining control of the joint venture resulted in the pre-tax gain of $37.4 million. The Company utilized income and market approaches, in addition to obtaining an independent third party valuation, in determining the joint venture’s fair value, which includes making assumptions about variables such as revenue growth rates, profitability, discount rates, and industry market multiples. These assumptions are subject to a high degree of judgment. Total assets and liabilities of this entity included in the accompanying consolidated balance sheet at the acquisition date were $207.8 million and $48.1 million, respectively. This acquisition did not meet the quantitative thresholds to require pro forma disclosures of operating results based on the Company’s consolidated assets, investments and net income. This joint venture performs engineering and program management services in the Middle East and is included in the Company’s DCS segment.

8. Pension Plans

In the U.S., the Company sponsors a Defined Benefit Pension Plan (the Pension Plan) which covers substantially all permanent employees hired as of March 1, 1998, subject to eligibility and vesting requirements, and required contributions from participating employees through March 31, 1998. Benefits under this plan generally are based on the employee’s years of creditable service and compensation. Effective April 1, 2004, the Company set a maximum on the amount of compensation used to determine pension benefits based on the highest calendar year of compensation earned in the 10 completed calendar years from 1994 through 2003, or the relevant IRS annual compensation limit, whichever is lower. Outside the U.S., the Company sponsors various pension plans, which are appropriate to the country in which the Company operates, some of which are government mandated.

The following tables provide reconciliations of the changes in the U.S. and international plans’ benefit obligations, reconciliations of the changes in the fair value of assets for the last three years ended September 30, and reconciliations of the funded status as of September 30 of each year.

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$180.3	$622.1	$192.9	$574.0	$171.0	$504.3
Service cost	—	0.7	—	0.9	—	1.1
Participant contributions	0.4	0.2	0.4	0.3	0.6	0.3
Interest cost	7.8	27.9	6.6	23.8	7.7	25.6
Benefits paid	(12.8)	(23.3)	(11.0)	(18.8)	(10.0)	(25.7)
Actuarial (gain) loss	23.2	62.3	(8.6)	49.0	23.6	50.3
Plan settlements	—	(2.0)	—	(5.7)	—	(2.4)
Net transfer in/(out)/acquisitions	18.1	—	—	—	—	—
Foreign currency translation (gain) loss	—	(11.3)	—	(1.4)	—	20.5
Benefit obligation at end of year	$217.0	$676.6	$180.3	$622.1	$192.9	$574.0

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$119.8	$489.9	$112.3	$462.4	$91.5	$417.3
Actual return on plan assets	14.2	60.4	11.3	37.4	17.0	39.0
Employer contributions	4.9	16.4	6.8	16.2	13.2	17.2
Participant contributions	0.4	0.2	0.4	0.3	0.6	0.3
Benefits paid	(12.8)	(23.3)	(11.0)	(18.8)	(10.0)	(25.7)
Plan settlements	—	(2.0)	—	(5.7)	—	(2.4)
Net transfer in/(out)/acquisitions	13.2	—	—	—	—	—
Foreign currency translation (loss) gain	—	(9.0)	—	(1.9)	—	16.7
Fair value of plan assets at end of year	$139.7	$532.6	$119.8	$489.9	$112.3	$462.4

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Reconciliation of funded status:
Funded status at end of year	$(77.3)	$(144.0)	$(60.5)	$(132.2)	$(80.6)	$(111.6)
Contribution made after measurement date	N/A	N/A	N/A	N/A	N/A	N/A
Net amount recognized at end of year	$(77.3)	$(144.0)	$(60.5)	$(132.2)	$(80.6)	$(111.6)

The following table sets forth the amounts recognized in the consolidated balance sheets as of September 30, 2014, 2013 and 2012:

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Amounts recognized in the consolidated balance sheets:
Other non-current assets	$—	$1.1	$—	$0.6	$—	$—
Accrued expenses and other current liabilities	(1.7)	—	(1.4)	—	(1.7)	—
Other long-term liabilities	(75.6)	(145.1)	(59.1)	(132.8)	(78.9)	(111.6)
Net amount recognized in the balance sheet	$(77.3)	$(144.0)	$(60.5)	$(132.2)	$(80.6)	$(111.6)

The following table details the reconciliation of amounts in the consolidated statements of stockholders’ equity for the fiscal years ended September 30, 2014, 2013 and 2012:

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Reconciliation of amounts in consolidated statements of stockholders’ equity:
Prior service credit	$—	$5.8	$—	$6.0	$—	$6.2
Net (loss)	(113.0)	(190.1)	(99.4)	(170.7)	(115.1)	(143.2)
Total recognized in accumulated other comprehensive (loss)	$(113.0)	$(184.3)	$(99.4)	$(164.7)	$(115.1)	$(137.0)

The following table details the components of net periodic benefit cost for the plans in fiscal 2014, 2013 and 2012:

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Components of net periodic (benefit) cost:
Service costs	$—	$0.7	$—	$1.0	$—	$1.1
Interest cost on projected benefit obligation	7.8	27.9	6.6	23.8	7.7	25.6
Expected return on plan assets	(8.6)	(26.1)	(8.5)	(22.7)	(8.4)	(25.3)
Amortization of prior service costs	—	(0.2)	—	(0.2)	—	(0.2)
Amortization of net loss	4.0	4.9	4.3	4.0	3.1	2.3
Settlement loss recognized	—	0.4	—	2.6	—	0.5
Net periodic (benefit) cost	$3.2	$7.6	$2.4	$8.5	$2.4	$4.0

The amount, net of applicable deferred income taxes, included in other comprehensive income arising from a change in net prior service cost and net gain/loss was $7.6 million, $2.6 million and $9.0 million in the years ended September 30, 2014, 2013 and 2012, respectively.

Amounts included in accumulated other comprehensive loss as of September 30, 2014 that are expected to be recognized as components of net periodic benefit cost during fiscal 2015 are (in millions):

	U.S.	Int’l
Amortization of prior service cost	$—	$0.2
Amortization of net actuarial losses	(4.3)	(6.2)
Total	$(4.3)	$(6.0)

The table below provides additional year-end information for pension plans with accumulated benefit obligations in excess of plan assets.

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
	(in millions)
Projected benefit obligation	$217.0	$658.5	$180.3	$601.7	$192.9	$574.0
Accumulated benefit obligation	217.0	656.3	180.3	599.8	192.9	570.6
Fair value of plan assets	139.7	513.4	119.8	469.0	112.3	462.4

Funding requirements for each plan are determined based on the local laws of the country where such plan resides. In certain countries, the funding requirements are mandatory while in other countries, they are discretionary. The Company currently intends to contribute $17.0 million to the international plans in fiscal 2015. The Company does not have a required minimum contribution for the U.S. plans; however, the Company may make discretionary contributions. The Company currently intends to contribute $5.4 million to U.S. plans in fiscal 2015.

The table below provides the expected future benefit payments, in millions:

Year Ending September 30,	U.S.	Int’l
2015	$12.2	$26.5
2016	14.9	21.9
2017	13.4	26.3
2018	12.9	29.1
2019	13.4	25.8
2020—2024	68.3	153.3
Total	$135.1	$282.9

The underlying assumptions for the pension plans are as follows:

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Weighted-average assumptions to determine benefit obligation:
Discount rate	4.00%	3.94%	4.40%	4.44%	3.50%	4.39%
Salary increase rate	N/A	2.38%	N/A	2.58%	N/A	2.36%
Weighted-average assumptions to determine net periodic benefit cost:
Discount rate	4.40%	4.44%	3.50%	4.39%	4.65%	5.12%
Salary increase rate	N/A	2.58%	N/A	2.36%	N/A	2.65%
Expected long-term rate of return on plan assets	7.50%	5.40%	7.50%	5.11%	7.50%	5.65%

Pension costs are determined using the assumptions as of the beginning of the plan year, October 1. The funded status is determined using the assumptions as of the end of the plan year.

The following table summarizes the Company’s target allocation for 2014 and pension plan asset allocation, both U.S. and international, as of September 30, 2014 and 2013:

			Percentage of Plan Assets as of September 30,
	Target Allocations		2014		2013
Asset Category	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l

Equities	45%	1%	58%	28%	49%	28%
Debt	42	47	31	33	34	37
Cash	3	1	1	3	1	4
Property and other	10	51	10	36	16	31
Total	100%	100%	100%	100%	100%	100%

The Company’s policy is to minimize the risk of large losses through diversification in a portfolio of stocks, bonds, and cash equivalents, as appropriate, which may reflect varying rates of return. The percentage of assets allocated to cash is to assure liquidity to meet benefit disbursements and general operating expenses.

To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the diversification of the portfolio. This resulted in the selection of a 7.5% and 5.4% weighted-average long-term rate of return on assets assumption for the fiscal year ended September 30, 2014 for U.S. and non-U.S. plans, respectively.

As of September 30, 2014, the fair values of the Company’s post- retirement benefit plan assets by major asset categories were as follows:

		Fair Value Measurement as of September 30, 2014
	Total Carrying Value as of September 30, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash and cash equivalents	$7.9	$3.4	$4.5	$—
Investment funds
Diversified funds	159.3	—	159.3	—
Equity funds	220.3	—	220.3	—
Fixed income funds	219.3	—	219.3	—
Hedge funds	27.9	—	14.2	13.7
Assets held by insurance company	37.6	—	37.6	—
Total	$672.3	$3.4	$655.2	$13.7

As of September 30, 2013, the fair values of the Company’s post- retirement benefit plan assets by major asset categories are as follows:

		Fair Value Measurement as of September 30, 2013
	Total Carrying Value as of September 30, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash and cash equivalents	$11.0	$11.0	$—	$—
Investment funds
Diversified funds	108.6	—	108.6	—
Equity funds	192.4	—	192.4	—
Fixed income funds	220.6	—	220.6	—
Hedge funds	25.0	—	12.4	12.6
Assets held by insurance company	46.1	—	46.1	—
Real estate	6.0	—	6.0	—
Total	$609.7	$11.0	$586.1	$12.6

Changes for the year ended September 30, 2014, in the fair value of the Company’s recurring post-retirement plan Level 3 assets are as follows:

	September 30, 2013 Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Actual return on plan assets, relating to assets sold during the period	Purchases, sales and settlements	Transfer into / (out of) Level 3	Change due to exchange rate changes	September 30, 2014 Ending balance
	(in millions)
Investment funds
Hedge funds	$12.6	$1.1	$—	$—	$—	$—	$13.7
Total	$12.6	$1.1	$—	$—	$—	$—	$13.7

Changes for the year ended September 30, 2013, in the fair value of the Company’s recurring post-retirement plan Level 3 assets are as follows:

	September 30, 2012 Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Actual return on plan assets, relating to assets sold during the period	Purchases, sales and settlements	Transfer into / (out of) Level 3	Change due to exchange rate changes	September 30, 2013 Ending balance
	(in millions)
Investment funds
Hedge funds	$10.6	$2.0	$—	$—	$—	$—	$12.6
Total	$10.6	$2.0	$—	$—	$—	$—	$12.6

Cash equivalents are mostly comprised of short-term money-market instruments and are valued at cost, which approximates fair value.

For equity investment funds not traded on an active exchange, or if the closing price is not available, the trustee obtains indicative quotes from a pricing vendor, broker, or investment manager. These funds are categorized as Level 2 if the custodian obtains corroborated quotes from a pricing vendor or categorized as Level 3 if the custodian obtains uncorroborated quotes from a broker or investment manager.

Fixed income investment funds categorized as Level 2 are valued by the trustee using pricing models that use verifiable observable market data (e.g., interest rates and yield curves observable at commonly quoted intervals), bids provided by brokers or dealers, or quoted prices of securities with similar characteristics.

Hedge funds categorized as Level 3 are valued based on valuation models that include significant unobservable inputs and cannot be corroborated using verifiable observable market data. Hedge funds are valued by independent administrators. Depending on the nature of the assets, the general partners or independent administrators use both the income and market approaches in their models. The market approach consists of analyzing market transactions for comparable assets while the income approach uses earnings or the net present value of estimated future cash flows adjusted for liquidity and other risk factors. As of September 30, 2014, there were no material changes to the valuation techniques.

9. Debt

Debt consisted of the following:

	September 30, 2014	September 30, 2013
	(in millions)
Unsecured term credit agreement	$712.5	$750.0
Unsecured senior notes	263.9	260.2
Unsecured revolving credit facility	—	114.7
Other debt	27.6	48.4
Total debt	1,004.0	1,173.3
Less: Current portion of debt and short-term borrowings	(64.4)	(84.3)
Long-term debt, less current portion	$939.6	$1,089.0

The following table presents, in millions, scheduled maturities of our debt as of September 30, 2014:

Fiscal Year
2015	$64.4
2016	38.0
2017	37.7
2018	600.0
2019	—
Thereafter	263.9
Total	$1,004.0

Unsecured Term Credit Agreement

In June 2013, the Company entered into a Second Amended and Restated Credit Agreement (Term Credit Agreement) with Bank of America, N.A., as administrative agent and a lender, and the other lenders party thereto. Pursuant to the Term Credit Agreement, the Company borrowed $750 million and may borrow up to an additional $100 million subject to certain conditions, including Company and lender approval. The Company used approximately $675 million of the proceeds from the loans to repay indebtedness under our prior term loan facility. The loans under the Term Credit Agreement bear interest, at our option, at either the Base Rate (as defined in the Term Credit Agreement) plus an applicable margin or the Eurodollar Rate (as defined in the Term Credit Agreement) plus an applicable margin. The applicable margin for the Base Rate loans is a range of 0.125% to 1.250% and the applicable margin for Eurodollar Rate loans is a range of 1.125% to 2.250%, both based on our debt-to-earnings leverage ratio at the end of each fiscal quarter. For the years ended September 30, 2014 and 2013, the average interest rate of the Company’s term loan facility was 1.66% and 1.98%, respectively. Payments of the initial principal amount outstanding under the Term Credit Agreement are required on an annual basis and began on June 30, 2014 with the final principal balance of $600 million due on June 7, 2018. The Company may, at its option, prepay the loans at any time, without penalty. The Company’s obligations under the Term Credit Agreement are guaranteed by certain of our subsidiaries pursuant to one or more subsidiary guarantees.

Unsecured Senior Notes

In July 2010, the Company issued $300 million of notes to private institutional investors. The notes consisted of $175.0 million of 5.43% Senior Notes, Series A, due July 2020 and $125.0 million of 1.00% Senior Discount Notes, Series B, due July 2022 for net proceeds of $249.8 million. The outstanding accreted balance of Series B Notes, which have an effective interest rate of 5.62%, was $88.9 million and $85.2 million at September 30, 2014 and 2013, respectively. The fair value of the Company’s unsecured senior notes was approximately $287.4 million and $269.4 million at September 30, 2014 and 2013, respectively. The Company calculated the fair values based on model-derived valuations using market observable inputs, which are Level 2 inputs under the accounting guidance. The Company’s obligations under the notes are guaranteed by certain of its subsidiaries pursuant to one or more subsidiary guarantees. The Company has the option to prepay the notes at any time at their called principal amount, together with any accrued and unpaid interest, plus a make-whole premium.

Unsecured Revolving Credit Facility

In January 2014, the Company entered into a Fourth Amended and Restated Credit Agreement (Revolving Credit Agreement), which provides for a borrowing capacity of $1.05 billion. The Revolving Credit Agreement expires on January 29, 2019, and prior to this expiration date, principal amounts outstanding under the Revolving Credit Agreement may be repaid and reborrowed at the Company’s option without prepayment or penalty, subject to certain conditions including the absence of any event of default. The Company may request an increase in capacity of up to a total of $1.25 billion, subject to certain conditions including the absence of any event of default. The loans under the Revolving Credit Agreement may be borrowed in dollars or in certain foreign currencies and bear interest, at our option, at either the Base Rate (as defined in the Revolving Credit Agreement) plus an applicable margin or the Eurocurrency Rate (as defined in the Revolving Credit Agreement) plus an applicable margin. The applicable margin for the Base Rate loans is a range of 0.125% to 1.250% and the applicable margin for the Eurocurrency Rate loans is a range of 1.125% to 2.250%, both based on the Company’s debt-to-earnings leverage ratio at the end of each fiscal quarter. In addition to these borrowing rates, there is a commitment fee which ranges from 0.125% to 0.350% on any unused commitment. At September 30, 2014 and 2013, $0.0 million and $114.7 million, respectively, were outstanding under the Company’s revolving credit facility. At September 30, 2014 and 2013, outstanding standby letters of credit totaled $12.1 million and $35.5 million, respectively, under the Company’s revolving credit facility. As of September 30, 2014, the Company had $1,037.9 million available under our Revolving Credit Agreement.

Covenants and Restrictions

Under the Company’s debt agreements relating to its unsecured revolving credit facility, unsecured term credit agreement, and unsecured senior notes, the Company is subject to a maximum consolidated leverage ratio at the end of each fiscal quarter. This ratio is calculated by dividing consolidated funded debt (including financial letters of credit and other adjustments per its debt agreements) by consolidated earnings before interest, taxes, depreciation, and amortization (EBITDA). Subject to certain differences among our debt agreements, EBITDA is defined as consolidated net income attributable to AECOM plus interest, depreciation and amortization expense, amounts set aside for taxes and other non-cash items (including a calculated annualized EBITDA from our acquisitions). As of September 30, 2014, the Company’s most restrictive consolidated leverage ratio under its debt agreements was 2.55, which did not exceed the Company’s maximum consolidated leverage ratio permitted under its debt agreements of 3.0.

Our Revolving Credit Agreement and Term Credit Agreement also contain certain covenants that limit our ability to, among other things, (i) merge with other entities, (ii) enter into a transaction resulting in a change of control, (iii) create new liens, (iv) sell assets outside of the ordinary course of business, (v) enter into transactions with affiliates, (vi) substantially change the general nature of the Company and its subsidiaries taken as a whole, and (vii) incur indebtedness and contingent obligations.

Additionally, the Company’s unsecured senior notes contain covenants that limit (i) certain types of indebtedness, which include indebtedness incurred by subsidiaries and indebtedness secured by a lien, (ii) merging with other entities, (iii) entering into a transaction resulting in a change of control, (iv) creating new liens, (v) selling assets outside of the ordinary course of business, (vi) entering into transactions with affiliates, and (vii) substantially changing the general nature of our Company and our subsidiaries taken as a whole. The unsecured senior notes also contain a financial covenant that requires us to maintain a net worth above a calculated threshold. The threshold is calculated as $1.2 billion plus 40% of the consolidated net income for each fiscal quarter commencing with the fiscal quarter ending June 30, 2010. In the calculation of this threshold, the Company cannot include a consolidated net loss that may occur in any fiscal quarter. The Company’s net worth for this financial covenant is defined as total AECOM stockholders’ equity, which is consolidated stockholders’ equity, including any redeemable common stock and stock units and the liquidation preference of any preferred stock. As of September 30, 2014, this amount was $2.2 billion, which exceeds the calculated threshold of $1.7 billion.

Should the Company fail to comply with these covenants, all or a portion of its borrowings under the unsecured senior notes and unsecured term credit agreements could become immediately payable and its unsecured revolving credit facility could be terminated. At September 30, 2014 and 2013, the Company was in compliance with all such covenants.

The Company’s average effective interest rate on total borrowings, including the effects of the interest rate swap agreements, during the year ended September 30, 2014, 2013 and 2012 was 2.8%, 3.0% and 3.1%, respectively.

Other Debt

Other debt consists primarily of bank overdrafts, obligations under capital leases, and other unsecured credit facilities. In addition to the unsecured revolving credit facility discussed above, the Company also has other unsecured credit facilities primarily used for standby letters of credit issued for payment of performance guarantees. At September 30, 2014 and 2013, these outstanding standby letters of credit totaled $301.0 million and $236.4 million, respectively. As of September 30, 2014 and 2013, the Company had $327.4 million and $331.8 million, respectively, available under these unsecured credit facilities.

10. Derivative Financial Instruments

The Company uses certain interest rate derivative contracts to hedge interest rate exposures on the Company’s variable rate debt. The Company enters into foreign currency derivative contracts with financial institutions to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. The Company’s hedging program is not designated for trading or speculative purposes.

The Company recognizes derivative instruments as either assets or liabilities on the accompanying consolidated balance sheets at fair value. The Company records changes in the fair value (i.e., gains or losses) of the derivatives that have been designated as accounting hedges in the accompanying consolidated statements of operations as cost of revenue, interest expense or to accumulated other comprehensive loss in the accompanying consolidated balance sheets.

Cash Flow Hedges

The Company uses interest rate swap agreements designated as cash flow hedges to fix the variable interest rates on portions of the Company’s debt. The Company also uses foreign currency options designated as cash flow hedges to hedge forecasted revenue transactions denominated in currencies other than the U.S. dollar. The Company initially reports any gain on the effective portion of a cash flow hedge as a component of accumulated other comprehensive loss. Depending on the type of cash flow hedge, the gain is subsequently reclassified to either interest expense when the interest expense on the variable rate debt is recognized, or to cost of revenue when the hedged revenues are recorded. If the hedged transaction becomes probable of not occurring, any gain or loss related to interest rate swap agreements or foreign currency options would be recognized in other income (expense). Further, the Company excludes the change in the time value of the foreign currency options from the assessment of hedge effectiveness. The Company records the premium paid or time value of an option on the date of purchase as an asset. Thereafter, the Company recognizes any change to this time value in cost of revenue.

The notional principal, fixed rates and related expiration dates of the Company’s outstanding interest rate swap agreements were as follows:

September 30, 2014
Notional Amount (in millions)	Fixed Rate	Expiration Date
$300.0	1.63%	June 2018
250.0	0.95%	September 2015
200.0	0.68%	December 2014

September 30, 2013
Notional Amount (in millions)	Fixed Rate	Expiration Date
$250.0	0.95%	September 2015
200.0	0.68%	December 2014
150.0	0.55%	December 2013

There were no foreign currency options to purchase British Pounds (GBP) with Brazilian Reals (BRL) at September 30, 2014. The notional principal of foreign currency options to purchase GBP with BRL was BRL 2.1 million (or approximately $0.9 million) at September 30, 2013.

Foreign Currency Forward Contracts

The Company uses foreign currency forward contracts, which are not designated as accounting hedges, to hedge intercompany transactions and other monetary assets or liabilities denominated in currencies other than the functional currency of a subsidiary. Gains and losses on these contracts are recognized in cost of revenue for those instruments related to the provision of their respective services or general and administrative expenses, along with the offsetting losses and gains of the related hedged items. The notional principal of foreign currency forward contracts to purchase U.S. dollars with foreign currencies was $69.5 million at September 30, 2014. The notional principal of foreign currency forward contracts to sell U.S. dollars for foreign currencies was $71.5 million at September 30, 2014. The notional principal of foreign currency forward contracts to purchase GBP with BRL was BRL 1.1 million (or approximately $0.4 million) at September 30, 2014. The notional principal of foreign currency forward contracts to purchase U.S. dollars with foreign currencies was $171.8 million at September 30, 2013. The notional principal of foreign currency forward contracts to sell U.S. dollars for foreign currencies was $174.2 million at September 30, 2013. The notional principal of foreign currency forward contracts to purchase GBP with BRL was BRL 4.0 million (or approximately $1.8 million) at September 30, 2013. The notional principal of foreign currency forward contracts to sell GBP for BRL was BRL 8.2 million (or approximately $3.6 million) at September 30, 2013.

Other Derivatives

Other derivatives that are not designated as hedging instruments consist of option contracts that the Company uses to hedge anticipated transactions in currencies other than the functional currency of a subsidiary. The Company recognizes gains and losses on these contracts as well as the offsetting losses and gains of the related hedged item costs in cost of revenue. The Company records the premium paid or time value of an option on the date of purchase as an asset. Thereafter, the Company recognizes any change to this time value in cost of revenue. There were no such option contracts were outstanding at September 30, 2014 and 2013.

The fair values of our outstanding derivative instruments were as follows (in millions):

		Fair Value of Derivative Instruments as of
	Balance Sheet Location	Sep 30, 2014	Sep 30, 2013
Derivative assets
Derivatives designated as hedging instruments:
Foreign currency options	Prepaid expenses and other current assets	$—	$0.1
Interest rate swap agreements	Other non-current asset	1.7	—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Prepaid expenses and other current assets	3.1	1.6
Total		$4.8	$1.7
Derivative liabilities
Derivatives designated as hedging instruments:
Interest rate swap agreements	Accrued expenses and other current liabilities	$4.8	$2.6
Interest rate swap agreements	Other long-term liabilities	—	1.1
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Accrued expenses and other current liabilities	3.7	1.5
Total		$8.5	$5.2

At September 30, 2014, the effective portion of the Company’s interest rate swap agreements designated as cash flow hedges before tax effect was $3.0 million, of which $4.8 million is expected to be reclassified from accumulated other comprehensive loss to interest expense within the next 12 months. At September 30, 2014, the effective portion of the Company’s foreign currency options designated as cash flow hedges before tax effect were immaterial.

The effect of derivative instruments in cash flow hedging relationships on income and other comprehensive income is summarized below (in millions):

	Increase in Losses Recognized in Accumulated Other Comprehensive Loss on Derivatives Before Tax Effect (Effective Portion)
	Year Ended September 30,
	2014	2013	2012
Derivatives in cash flow hedging relationship:
Interest rate swap agreements	$(2.4)	$(0.5)	$(8.4)

		Losses Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)
		Year Ended September 30,
	Location	2014	2013	2012
Derivatives in cash flow hedging relationship:
Interest rate swap agreements	Interest expense	$(2.9)	$(3.1)	$(2.2)
Foreign currency options	Cost of revenue	(0.1)	—	—

		Losses Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing and Ineffective Portion) (1)
		Year Ended September 30,
	Location	2014	2013		2012
Derivatives in cash flow hedging relationship:
Foreign currency options	Cost of revenue	$—	$(0.	1)	$(0.1)

(1)   Losses related to the ineffective portion of the hedges were not material in all periods presented.

The gain recognized in accumulated other comprehensive loss from the Company’s foreign currency options was immaterial for all years presented. The gain reclassified from accumulated other comprehensive loss into income from the foreign currency options was immaterial for all years presented. Additionally, there were no losses recognized in income due to amounts excluded from effectiveness testing from the Company’s interest rate swap agreements.

The effect of derivative instruments not designated as hedging instruments on income is summarized below (in millions):

		Gains / (Losses) Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing and Ineffective Portion) (1)
		Year Ended September 30,
	Location	2014	2013	2012
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	General and administrative expenses	$(0.1)	$(4.7)	$4.2
Foreign currency forward contracts	Cost of revenue	—	—	0.1
Option contracts	Cost of revenue	—	(0.3)	(0.1)
		$(0.1)	$(5.0)	$4.2

(1)   Losses related to the ineffective portion of the hedges were not material in all periods presented.

11. Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it would transact, and the Company considers assumptions that market participants would use when pricing the asset or liability. It measures certain financial and nonfinancial assets and liabilities at fair value on a recurring and nonrecurring basis.

Nonfinancial assets and liabilities include items such as goodwill and long lived assets that are measured at fair value resulting from impairment, if deemed necessary. During the year ended September 30, 2012, the Company recognized an impairment of goodwill within both its DCS and MS reportable segments. For further information regarding the impairment of goodwill refer to Note 4 herein.

Fair Value Hierarchy

The three levels of inputs may be used to measure fair value, as discussed in Note 1. There were no significant transfers between any of the levels of the fair value hierarchy during the years ended September 30, 2014 and 2013. The Company classifies its derivative financial instruments within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments.

The following table summarizes the Company’s non-pension financial assets and liabilities measured at fair value on a recurring basis (at least annually) in millions:

	September 30, 2014	Quoted Prices in Active Markets for Similar Assets (Level 2)
Interest rate swap agreements	$1.7	$1.7
Foreign currency forward contracts	3.1	3.1
Total assets	$4.8	$4.8

Interest rate swap agreements	$4.8	$4.8
Foreign currency forward contracts	3.7	3.7
Total liabilities	$8.5	$8.5

	September 30, 2013	Quoted Prices in Active Markets for Similar Assets (Level 2)
Foreign currency options	$0.1	$0.1
Foreign currency forward contracts	1.6	1.6
Total assets	$1.7	$1.7

Interest rate swap agreements	$3.7	$3.7
Foreign currency forward contracts	1.5	1.5
Total liabilities	$5.2	$5.2

For additional information about the Company’s derivative financial instruments refer to Note 10 herein.

12. Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company’s cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the U.S., Canada, Europe, Australia, Middle East and Hong Kong. If the Company extends significant credit to clients in a specific geographic area or industry, the Company may experience disproportionately high levels of default if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base, including, in large part, governments, government agencies and quasi-government organizations, and their dispersion across many different industries and geographies. See Note 21 regarding the Company’s foreign revenues. In order to mitigate credit risk, the Company continually reviews the credit worthiness of its major private clients.

13. Leases

The Company and its subsidiaries are lessees in non-cancelable leasing agreements for office buildings and equipment. The related payments are expensed on a straight-line basis over the lease term, including, as applicable, any free-rent period during which the Company has the right to use the asset. For leases with renewal options where the renewal is reasonably assured, the lease term, including the renewal period is used to determine the appropriate lease classification and to compute periodic rental expense. The following table presents, in millions, amounts payable under non-cancelable operating lease commitments during the following fiscal years:

Year Ending September 30,
2015	$181.4
2016	154.8
2017	126.4
2018	102.6
2019	86.1
Thereafter	234.7
Total	$886.0

Rent expense for leases for the years ended September 30, 2014, 2013 and 2012 was approximately $210.4 million, $225.4 million and $237.4 million, respectively. When the Company is required to restore leased facilities to original condition, provisions are made over the period of the lease.

14. Other Financial Information

Accrued expenses and other current liabilities consist of the following:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
	(in millions)
Accrued salaries and benefits	$400.6	$410.6
Accrued contract costs	446.4	404.2
Other accrued expenses	117.6	100.5
	$964.6	$915.3

Accrued contract costs above include balances related to professional liability accruals of $120.2 million and $121.3 million as of September 30, 2014 and 2013, respectively. The remaining accrued contract costs primarily relate to costs for services provided by subcontractors and other non-employees.

Other long-term liabilities consist of the following:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
	(in millions)
Pension liabilities (Note 8)	$221.3	$192.7
Reserve for uncertain tax positions (Note 18)	52.6	60.2
Other	181.7	196.0
	$455.6	$448.9

15. Reclassifications out of Accumulated Other Comprehensive Loss

The accumulated balances and reporting period activities for the years ended September 30, 2014, 2013 and 2012 related to reclassifications out of accumulated other comprehensive loss are summarized as follows (in millions):

	Pension Related Adjustments	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Loss
Balances at September 30, 2011	$(136.5)	$(51.1)	$—	$(187.6)
Other comprehensive income before reclassification	(44.7)	53.8	(5.0)	4.1
Amounts reclassified from accumulated other comprehensive loss:
Actuarial losses, net of tax	3.0	—	—	3.0
Cash flow hedge losses, net of tax	—	—	1.3	1.3
Balances at September 30, 2012	$(178.2)	$2.7	$(3.7)	$(179.2)

	Pension Related Adjustments	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Loss
Balances at September 30, 2012	$(178.2)	$2.7	$(3.7)	$(179.2)
Other comprehensive income before reclassification	(19.9)	(69.1)	(0.2)	(89.2)
Amounts reclassified from accumulated other comprehensive loss:
Actuarial losses, net of tax	5.3	—	—	5.3
Cash flow hedge losses, net of tax	—	—	1.8	1.8
Balances at September 30, 2013	$(192.8)	$(66.4)	$(2.1)	$(261.3)

	Pension Related Adjustments	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Loss
Balances at September 30, 2013	$(192.8)	$(66.4)	$(2.1)	$(261.3)
Other comprehensive income before reclassification	(30.3)	(71.4)	(1.4)	(103.1)
Amounts reclassified from accumulated other comprehensive loss:
Actuarial losses, net of tax	6.1	—	—	6.1
Cash flow hedge losses, net of tax	—	—	1.7	1.7
Balances at September 30, 2014	$(217.0)	$(137.8)	$(1.8)	$(356.6)

	Year Ended September 30, 2014	Year Ended September 30, 2013	Year Ended September 30, 2012
Cash flow hedges(1)	$2.9	$3.0	$2.2
Taxes	(1.2)	(1.2)	(0.9)
Cash flow hedges, net of tax	$1.7	$1.8	$1.3

Actuarial losses(2)	$8.7	$8.0	$4.7
Taxes	(2.6)	(2.7)	(1.7)
Actuarial losses, net of tax	$6.1	$5.3	$3.0

(1)                                 This accumulated other comprehensive component is reclassified in Interest expense in our Consolidated Statements of Income. See Note 10, Derivative Financial Instruments, for more information.

(2)                                 This accumulated other comprehensive component is reclassified in Cost of revenue and General and administrative expenses in our Consolidated Statements of Income. See Note 8, Pension Benefit Obligations, for more information.

16. Stockholders’ Equity

Common Stock Units—Common stock units are only redeemable for common stock. In the event of liquidation of the Company, holders of stock units are entitled to no greater rights than holders of common stock. See also Note 17.

17. Stock Plans

Defined Contribution Plans—Substantially all permanent employees are eligible to participate in defined contribution plans provided by the Company. Under these plans, participants may make contributions into a variety of funds, including a fund that is fully invested in Company stock. Employees are not required to allocate any funds to Company stock. Employees may generally reallocate their account balances on a daily basis; however, employees classified as insiders are restricted under the Company’s insider trading policy.

Stock compensation expense relating to employer contributions under defined contribution plans for fiscal years ended September 30, 2014, 2013 and 2012 was $14.4 million, $14.6 million and $15.9 million, respectively. Issuances of AECOM common stock related to employee participants’ contributions to these defined contribution plans are included as issuances of stock in the accompanying Consolidated Statements of Stockholders’ Equity and of Cash Flows.

Stock Incentive Plans—Under the 2006 Stock Incentive Plan, the Company has up to 19.8 million securities remaining available for future issuance under stock options or up to 9.9 million securities remaining available for restricted stock awards and performance stock awards as of September 30, 2014. Stock options may be granted to employees and non-employee directors with an exercise price not less than the fair market value of the stock on the date of grant. Unexercised options expire seven years after date of grant.

During the three years in the period ended September 30, 2014, option activity was as follows:

	Number of Options (in millions)	Weighted Average Exercise Price
Balance, September 30, 2011	2.9	$21.38
Granted	—	—
Exercised	(0.4)	11.40
Cancelled	—	26.23
Balance, September 30, 2012	2.5	22.81
Granted	—	—
Exercised	(0.8)	18.31
Cancelled	(0.1)	26.83
Balance, September 30, 2013	1.6	24.73
Granted	0.6	31.62
Exercised	(0.5)	23.64
Cancelled	(0.1)	26.87
Balance, September 30, 2014	1.6	27.69

Exercisable as of September 30, 2012	2.1	$22.07
Exercisable as of September 30, 2013	1.4	24.51
Exercisable as of September 30, 2014	0.9	25.16

The following table summarizes information concerning outstanding and exercisable options as of September 30, 2014:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding as of September 30, 2014 (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Number Exercisable as of September 30, 2014 (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$21.01 —$ 23.94	0.4	1.18	$23.46	$4.1	0.4	1.18	$23.46
24.45 — 28.67	0.5	2.06	26.24	3.6	0.5	2.06	26.24
30.96 — 34.00	0.7	9.17	31.65	0.8	—	0.66	32.53
	1.6	4.69	27.69	$8.5	0.9	1.65	25.16

The remaining contractual life of options outstanding at September 30, 2014 range from 0.03 to 9.43 years and have a weighted average remaining contractual life of 4.69 years. The aggregate intrinsic value of stock options exercised during the years ended September 30, 2014, 2013 and 2012 was $4.3 million, $7.9 million and $3.9 million, respectively.

The fair value of the Company’s employee stock option awards is estimated on the date of grant. The expected term of awards granted represents the period of time the awards are expected to be outstanding. The risk-free interest rate is based on U.S. Treasury bond rates with maturities equal to the expected term of the option on the grant date. The Company uses historical data as a basis to estimate the probability of forfeitures. The weighted average grant-date fair value of stock options granted during the year ended September 30, 2014 was $7.83.

The Company grants stock units to employees under the Performance Earnings Program (PEP), whereby units are earned and issued dependent upon meeting established performance objectives and vesting over a three-year period. Additionally, the Company issues restricted stock units, which are earned based on service conditions. The grant date fair value of PEP awards and restricted stock unit awards is that day’s closing market price of the Company’s common stock. The weighted average grant date fair value of PEP awards was $29.32, $22.27, and $20.58 during the years ended September 30, 2014, 2013 and 2012, respectively. The weighted average grant date fair value of restricted stock unit awards was $29.60, $22.83, and $20.62 during the years ended September 30, 2014, 2013 and 2012, respectively. Total compensation expense related to these share-based payments including stock options was $34.4 million, $32.6 million and $26.6 million during the years ended September 30, 2014, 2013 and 2012, respectively. Unrecognized compensation expense related to total share-based payments outstanding as of September 30, 2014 was $62.4 million, to be recognized on a straight-line basis over the awards’ respective vesting periods which are generally three years.

Cash flow attributable to tax benefits resulting from tax deductions in excess of compensation cost recognized for those stock options (excess tax benefits) is classified as financing cash flows. Excess tax benefits of $0.7 million, $1.8 million and $1.3 million for the years ended September 30, 2014, 2013 and 2012, respectively, have been classified as financing cash inflows in the Consolidated Statements of Cash Flows.

18. Income Taxes

Income before income taxes included income (loss) from domestic operations of $138.2 million, $111.8 million and $(89.2) million for fiscal years ended September 30, 2014, 2013 and 2012 and income from foreign operations of $176.6 million, $224.0 million and $106.7 million for fiscal years ended September 30, 2014, 2013 and 2012.

Income tax expense (benefit) on continuing operations is comprised of:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012
	(in millions)
Current:
Federal	$5.3	$30.3	$29.3
State	3.3	9.9	2.1
Foreign	46.3	59.7	63.3
Total current income tax expense	54.9	99.9	94.7
Deferred:
Federal	27.7	5.8	(19.2)
State	5.6	(10.6)	0.6
Foreign	(6.2)	(2.5)	(1.7)
Total deferred income tax expense (benefit)	27.1	(7.3)	(20.3)
Total income tax expense	$82.0	$92.6	$74.4

The major elements contributing to the difference between the U.S. federal statutory rate of 35.0% and the effective tax rate are as follows:

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	Amount	%	Amount	%	Amount	%
	(in millions)
Tax at federal statutory rate	$110.2	35.0%	$117.5	35.0%	$6.1	35.0%
State income tax, net of federal benefit	5.0	1.6	2.5	0.7	1.1	6.3
U.S. income tax credits and incentives	(3.5)	(1.1)	(10.8)	(3.2)	(2.9)	(16.6)
Foreign tax rate differential	(22.5)	(7.2)	(9.9)	(2.9)	(25.4)	(145.1)
Foreign Research and Experimentation credits	(3.6)	(1.1)	(3.9)	(1.1)	(5.8)	(33.3)
Goodwill impairment	—	—	—	—	101.1	578.3
Change in uncertain tax positions	(4.5)	(1.4)	(7.3)	(2.2)	(4.1)	(23.4)
Valuation allowance	6.3	2.0	1.6	0.5	0.5	2.7
Domestic production activities deduction	(11.7)	(3.7)	(2.6)	(0.8)	(1.2)	(6.8)
Nondeductible transaction costs	2.8	0.9	—	—	1.3	7.6
Other items, net	3.5	1.1	5.5	1.6	3.7	21.0
Total income tax expense	$82.0	26.1%	$92.6	27.6%	$74.4	425.7%

The deferred tax assets (liabilities) are as follows:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
	(in millions)
Deferred tax assets:
Compensation and benefit accruals not currently deductible	$65.5	$74.7
Net operating loss carry forwards	69.3	58.1
Self insurance reserves	48.8	54.7
Research and Experimentation and other tax credits	34.2	38.3
Pension liability	59.4	58.5
Accrued liabilities	63.7	56.1
Investments in joint ventures/non-controlled subsidiaries	20.7	13.9
State taxes	1.5	0.9
Other	4.0	4.2
Total deferred tax assets	367.1	359.4
Deferred tax liabilities:
Unearned revenue	(122.9)	(139.3)
Depreciation and amortization	(59.2)	(20.1)
Acquired intangible assets	(14.8)	(15.8)
Total deferred tax liabilities	(196.9)	(175.2)
Valuation allowance	(27.1)	(20.8)
Net deferred tax assets	$143.1	$163.4

As of September 30, 2014, the Company has available unused state net operating loss (NOL) carry forwards of $230.6 million and foreign NOL carry forwards of $260.2 million which expire at various dates. In addition, as of September 30, 2014, the Company has unused state research and development credits of $17.5 million and California Enterprise Zone Tax Credits of $4.6 million which can be carried forward indefinitely.

As of September 30, 2014 and 2013, gross deferred tax assets were $367.1 million and $359.4 million, respectively. The Company has recorded a valuation allowance of approximately $27.1 million and $20.8 million at September 30, 2014 and 2013, respectively, related to state and foreign net operating loss carry forwards and credits. The Company has performed an assessment of positive and negative evidence, including the nature, frequency, and severity of cumulative financial reporting losses in recent years, the future reversal of existing temporary differences, predictability of future taxable income exclusive of reversing temporary differences of the character necessary to realize the asset, relevant carry forward periods, taxable income in carry-back years if carry-back is permitted under tax law, and prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset. Although realization is not assured, based on the Company’s assessment, the Company has concluded that it is more likely than not that the remaining gross deferred tax asset (exclusive of deferred tax liabilities) of $340.0 million will be realized and, as such, no additional valuation allowance has been provided.

As of September 30, 2014 and 2013, the Company has remaining tax-deductible goodwill of $251.6 million and $283.9 million, respectively, resulting from acquisitions. The amortization of this goodwill is deductible over various periods ranging up to 15 years.

The Company does not provide for U.S. taxes or foreign withholding taxes on undistributed earnings from non-U.S. subsidiaries because such earnings are able to and intended to be reinvested indefinitely. The undistributed earnings are approximately $976.7 million. If undistributed pre-tax earnings were distributed, foreign tax credits could become available under current law to partially or fully reduce the resulting U.S. income tax liability. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

As of September 30, 2014 and 2013, the Company had a liability for unrecognized tax benefits, including potential interest and penalties, net of related tax benefit, totaling $52.6 million and $60.2 million, respectively. The gross unrecognized tax benefits as of September 30, 2014 and 2013 were $47.5 million and $53.7 million, respectively, excluding interest, penalties, and related tax benefit. Of the $47.5 million, approximately $28.6 million would be included in the effective tax rate if recognized in the fiscal year ended September 30, 2014. The adoption of ASC 805, “Accounting for Business Combinations,” at the beginning of the fiscal year ended September 30, 2010 changed the treatment of the reversal of unrecognized tax benefits related to acquired companies which prior to adoption of ASC 805 would have impacted goodwill, but after the adoption of ASC 805, results in the recognition of income tax benefit. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013
	(in millions)
Balance at the beginning of the year	$53.7	$55.8
Gross increase in prior years’ tax positions	3.3	7.2
Gross decrease in prior years’ tax positions	(7.6)	(5.6)
Decrease due to settlement with tax authorities	(2.0)	(1.6)
Gross increase in current period’s tax positions	2.2	3.8
Lapse of statute of limitations	(2.1)	(5.9)
Balance at the end of the year	$47.5	$53.7

The Company classifies interest and penalties related to uncertain tax positions within the income tax expense line in the accompanying consolidated statements of operations. At September 30, 2014, the accrued interest and penalties were $6.2 million and $2.9 million, respectively, excluding any related income tax benefits. As of September 30, 2013, the accrued interest and penalties were $7.3 million and $2.7 million, respectively, excluding any related income tax benefits.

The Company files income tax returns in numerous tax jurisdictions, including the U.S., and numerous U.S. states and non-U.S. jurisdictions around the world. The statute of limitations varies by jurisdiction in which the Company operates. Because of the number of jurisdictions in which the Company files tax returns, in any given year the statute of limitations in certain jurisdictions may expire without examination within the 12-month period from the balance sheet date.

The Company is currently under examination by the U.S. Internal Revenue Service for the fiscal years ended September 30, 2010 and September 30, 2011. With a few exceptions, the Company is no longer subject to U.S. state or non-U.S. income tax examinations by tax on authorities for years before fiscal year 2009. The Company anticipates that some of the audits may be concluded in the foreseeable future, including in fiscal year ending September 30, 2015. Based on the status of these audits, it is reasonably possible that the conclusion of the audits may result in a reduction of unrecognized tax benefits. It is not possible to estimate the impact of any change at this time.

19. Earnings Per Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing net income available for common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding and potential common shares for the period. The Company includes as potential common shares the weighted average dilutive effects of outstanding stock options and restricted stock units using the treasury stock method. The computation of diluted loss per share for the year ended September 30, 2012 excludes 0.7 million of potential common shares due to their antidilutive effect.

The following table sets forth a reconciliation of the denominators of basic and diluted earnings per share:

	Fiscal Year Ended
	September 30, 2014	September 30, 2013	September 30, 2012
	(in millions)
Denominator for basic earnings per share	97.2	100.6	111.9
Potential common shares	1.5	1.3	—
Denominator for diluted earnings per share	98.7	101.9	111.9

As discussed in Note 3, EPS includes the effect of repurchased shares. For the years ended September 30, 2014 and 2013, options excluded from the calculation of potential common shares were not significant.

20. Commitments and Contingencies

The Company records amounts representing its probable estimated liabilities relating to claims, guarantees, litigation, audits and investigations. The Company relies in part on qualified actuaries to assist it in determining the level of reserves to establish for insurance-related claims that are known and have been asserted against it, and for insurance-related claims that are believed to have been incurred based on actuarial analysis, but have not yet been reported to the Company’s claims administrators as of the respective balance sheet dates. The Company includes any adjustments to such insurance reserves in its consolidated results of operations.

The Company is a defendant in various lawsuits arising in the normal course of business. In the opinion of management, based upon current information and discussions with counsel, with the exception of the matters noted below, the ultimate resolution of these matters will not have a material adverse effect on its consolidated balance sheet or statements of operations or cash flows.

In some instances, the Company guarantees that a project, when complete, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, the Company may either incur additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards. At September 30, 2014, the Company was contingently liable in the amount of approximately $313.1 million under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for payment of performance guarantees.

In the ordinary course of business, the Company enters into various agreements providing financial or performance assurances to clients on behalf of certain unconsolidated partnerships, joint ventures and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities. In addition, in connection with the investment activities of AECOM Capital, we provide guarantees of certain obligations, including guarantees for completion of projects, repayment of debt, environmental indemnity obligations and acts of willful misconduct. The guarantees have various expiration dates. The maximum potential payment amount of an outstanding performance guarantee is the remaining cost of work to be performed by or on behalf of third parties. Generally, under joint venture arrangements, if a partner is financially unable to complete its share of the contract, the other partner(s) will be required to complete those activities. The Company generally only enters into joint venture arrangements with partners who are reputable, financially sound and who carry appropriate levels of surety bonds for the project in order to adequately assure completion of their assignments. The Company does not expect that these guarantees will have a material adverse effect on its consolidated balance sheet or statements of operations or cash flows.

Tishman Inquiry

The U.S. Attorney’s Office for the Eastern District of New York (USAO) has informed the Company’s subsidiary Tishman Construction Corporation (TCC) that, in connection with a wage and hour investigation of several New York area contractors, the USAO is investigating potential improper overtime payments to union workers on projects managed by TCC and other contractors in New York dating back to 1999. TCC, which was acquired by the Company in 2010, has cooperated fully with the investigation and, as of this date, no actions have been filed.

AECOM Australia

In 2005 and 2006, the Company’s main Australian subsidiary, AECOM Australia Pty Ltd (AECOM Australia), performed a traffic forecast assignment for a client consortium as part of the client’s project to design, build, finance and operate a tolled motorway tunnel in Australia. To fund the motorway’s design and construction, the client formed certain special purpose vehicles (SPVs) that raised approximately $700 million Australian dollars through an initial public offering (IPO) of equity units in 2006 and approximately an additional $1.4 billion Australian dollars in long term bank loans. The SPVs went into insolvency administrations in February 2011.

KordaMentha, the receivers for the SPVs (the RCM Applicants), caused a lawsuit to be filed against AECOM Australia by the RCM Applicants in the Federal Court of Australia on May 14, 2012. Portigon AG (formerly WestLB AG), one of the lending banks to the SPVs, filed a lawsuit in the Federal Court of Australia against AECOM Australia on May 18, 2012. Separately, a class action lawsuit, which has been amended to include approximately 770 of the IPO investors, was filed against AECOM Australia in the Federal Court of Australia on May 31, 2012.

All of the lawsuits claim damages that purportedly resulted from AECOM Australia’s role in connection with the above described traffic forecast. The RCM Applicants have claimed damages of approximately $1.68 billion Australian dollars (including interest, as of March 31, 2014). The damages claimed by Portigon as of June 17, 2014 were also recently quantified at approximately $76 million Australian dollars (including interest). The Company believes this claim is duplicative of damages already included in the RCM Applicants’ claim to the extent Portigon receives a portion of the RCM Applicants’ recovery. The class action applicants claim that they represent investors who acquired approximately $155 million Australian dollars of securities.

AECOM Australia disputes the claimed entitlements to damages asserted by all applicants and is vigorously defending the claims brought against it. The likely resolution of these matters cannot be reasonably determined at this time. However, if these matters are not resolved in AECOM Australia’s favor then, depending upon the outcome, such resolution could have a material adverse effect on the Company’s results of operations.

21. Reportable Segments and Geographic Information

As discussed in Note 1 — Basis of Presentation, in connection with the acquisition of URS, the Company’s reportable segments have been realigned to reflect how the Company now manages its business. Accordingly, prior year amounts have been revised to conform to the current year presentation.

The Company’s operations are organized into three reportable segments: Design and Consulting Services (DCS), Construction Services (CS), and Management Services (MS). The Company’s DCS reportable segment delivers planning, consulting, architectural, environmental, and engineering design services to commercial and government clients worldwide. The Company’s CS reportable segment provides construction services primarily in the Americas. The Company’s MS reportable segment provides program and facilities management and maintenance, training, logistics, consulting, and technical assistance and systems integration services, primarily for agencies of the U.S. government. These reportable segments are organized by the types of services provided, the differing specialized needs of the respective clients, and how the Company manages its business. The Company has aggregated various operating segments into its reportable segments based on their similar characteristics, including similar long term financial performance, the nature of services provided, internal processes for delivering those services, and types of customers.

The following tables set forth unaudited summarized financial information concerning the Company’s reportable segments:

Reportable Segments:	Design and Consulting Services	Construction Services	Management Services	Corporate	Total
Fiscal Year Ended September 30, 2014:
Revenue	$5,443.1	$2,004.3	$909.4	$—	$8,356.8
Cost of revenue	5,112.8	1,975.0	865.8	—	7,953.6
Gross profit	330.3	29.3	43.6	—	403.2
Equity in earnings of joint ventures	35.5	6.0	16.4	—	57.9
General and administrative expenses	—	—	—	(80.9)	(80.9)
Acquisition and integration expenses	—	—	—	(27.3)	(27.3)
Operating income (loss)	365.8	35.3	60.0	(108.2)	352.9
Segment assets	4,064.5	1,256.4	437.5	365.0	6,123.4
Gross profit as a % of revenue	6.1%	1.5%	4.8%		4.8%

Fiscal Year Ended September 30, 2013:
Revenue	$5,556.1	$1,552.1	$1,045.3	—	$8,153.5
Cost of revenue	5,174.4	1,527.9	1,001.2		7,703.5
Gross profit	381.7	24.2	44.1	—	450.0
Equity in earnings of joint ventures	8.3	4.0	12.0	—	24.3
General and administrative expenses	—	—	—	(97.3)	(97.3)
Operating income (loss)	390.0	28.2	56.1	(97.3)	377.0
Segment assets	1,945.9	1,183.4	2,296.2	240.1	5,665.6
Gross profit as a % of revenue	6.9%	1.6%	4.2%		5.5%

Fiscal Year Ended September 30, 2012:
Revenue	$5,773.6	$1,391.6	$1,053.0	—	$8,218.2
Cost of revenue	5,374.8	1,370.2	1,051.3		7,796.3
Gross profit	398.8	21.4	1.7	—	421.9
Equity in earnings of joint ventures	10.9	5.8	31.9	—	48.6
General and administrative expenses	—	—	—	(80.9)	(80.9)
Goodwill impairment	(155.0)	—	(181.0)	—	(336.0)
Operating income (loss)	254.7	27.2	(147.4)	(80.9)	53.6
Gross profit as a % of revenue	6.9%	1.5%	0.2%		5.1%

Geographic Information:

	Fiscal Year Ended
	September 30, 2014		September 30, 2013		September 30, 2012
	Revenue	Long-Lived Assets	Revenue	Long-Lived Assets	Revenue	Long-Lived Assets
	(in millions)
United States	$4,933.7	1,603.7	$4,829.6	1,477.3	$4,756.0	1,496.8
Asia Pacific	1,338.2	340.5	1,507.2	361.0	1,715.1	374.9
Canada	561.1	146.7	712.0	168.4	708.8	189.2
Europe	788.2	270.8	599.4	267.2	608.2	243.6
Other foreign countries	735.6	209.5	505.3	116.6	430.1	85.8
Total	$8,356.8	2,571.2	$8,153.5	2,390.5	$8,218.2	2,390.3

The Company attributes revenue by geography based on the external customer’s country of origin. Long-lived assets consist of noncurrent assets excluding deferred tax assets.

22. Major Clients

Other than the U.S. federal government, no single client accounted for 10% or more of the Company’s revenue in any of the past five fiscal years. Approximately 15%, 18% and 18% of the Company’s revenue was derived through direct contracts with agencies of the U.S. federal government in the years ended September 30, 2014, 2013 and 2012, respectively. One of these contracts accounted for approximately 3%, 4% and 4% of the Company’s revenue in the years ended September 30, 2014, 2013 and 2012, respectively.

23. Quarterly Financial Information—Unaudited

In the opinion of management, the following unaudited quarterly data reflects all adjustments necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature.

Fiscal Year 2014:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share data)
Revenue	$1,953.9	$1,872.2	$1,968.2	$2,562.5
Cost of revenue	1,875.7	1,784.8	1,859.7	2,433.4
Gross profit	78.2	87.4	108.5	129.1
Equity in earnings of joint ventures	36.1	7.4	6.0	8.4
General and administrative expenses	(23.9)	(26.4)	(15.1)	(15.5)
Acquisition and integration expenses	—	—	(7.8)	(19.5)
Income from operations	90.4	68.4	91.6	102.5
Other income (expenses)	—	(0.2)	1.0	1.9
Interest expense	(10.4)	(10.5)	(9.8)	(10.1)
Income before income tax expense	80.0	57.7	82.8	94.3
Income tax expense	23.5	15.2	13.7	29.6
Net income	56.5	42.5	69.1	64.7
Noncontrolling interest in income of consolidated subsidiaries, net of tax	(0.1)	(2.3)	0.1	(0.6)
Net income attributable to AECOM	$56.4	$40.2	$69.2	$64.1
Net income attributable to AECOM per share:
Basic	$0.59	$0.41	$0.71	$0.65
Diluted	$0.58	$0.41	$0.70	$0.64

Weighted average common shares outstanding:
Basic	96.3	97.0	97.5	98.1
Diluted	97.6	98.3	99.0	99.7

Fiscal Year 2013:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share data)
Revenue	$2,017.3	$1,989.6	$2,067.5	$2,079.1
Cost of revenue	1,939.2	1,889.7	1,935.7	1,938.9
Gross profit	78.1	99.9	131.8	140.2
Equity in earnings of joint ventures	5.9	7.9	4.1	6.4
General and administrative expenses	(22.1)	(27.3)	(24.0)	(23.9)
Income from operations	61.9	80.5	111.9	122.7
Other income	0.7	0.1	1.2	1.5
Interest expense	(10.9)	(11.9)	(11.7)	(10.2)
Income before income tax expense	51.7	68.7	101.4	114.0
Income tax expense	12.7	14.0	30.1	35.8
Net income	39.0	54.7	71.3	78.2
Noncontrolling interest in income of consolidated subsidiaries, net of tax	(0.9)	(0.9)	(0.5)	(1.7)
Net income attributable to AECOM	$38.1	$53.8	$70.8	$76.5
Net income attributable to AECOM per share:
Basic	$0.36	$0.54	$0.71	$0.78
Diluted	$0.36	$0.53	$0.70	$0.77

Weighted average common shares outstanding:
Basic	104.8	100.4	99.3	98.0
Diluted	105.5	101.8	100.8	99.7

24. Subsequent Events

Acquisition of URS Corporation

On October 17, 2014, the Company completed the acquisition of the U.S. headquartered URS Corporation (URS), a leading international provider of engineering, construction, and technical services, by purchasing 100% of the outstanding shares of URS common stock. The Company paid a total consideration of approximately $2.3 billion in cash and issued approximately $1.6 billion of AECOM common stock to the former stockholders and certain equity award holders of URS. In connection with the acquisition, the Company also assumed URS’s senior notes totaling $1.0 billion, and subsequently repaid in full URS’s $0.6 billion 2011 term loan and URS’s $0.1 billion revolving line of credit. Upon the occurrence of a change in control of URS, the URS senior noteholders had a right to redeem their notes at a cash price equal to 101% of the principal amount of the notes. The acquisition of URS was considered a change in control of URS and, as a result on October 24, 2014, the Company purchased $0.6 billion of URS’s senior notes from the noteholders.

Senior Unsecured Notes

On October 6, 2014, the Company completed a private placement offering of $800,000,000 aggregate principal amount of its 5.750% Senior Notes due 2022 (the 2022 Notes) and $800,000,000 aggregate principal amount of its 5.875% Senior Notes due 2024 (the 2024 Notes and, together with the 2022 Notes, the Notes).

At any time prior to October 15, 2017, the Company may redeem all or part of the 2022 Notes, at a redemption price equal to 100% of their principal amount, plus a “make whole” premium as of the redemption date, and accrued and unpaid interest (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). In addition, at any time prior to October 15, 2017, the Company may redeem up to 35% of the original aggregate principal amount of the 2022 Notes with the proceeds of one or more equity offerings, at a redemption price equal to 105.750%, plus accrued and unpaid interest. Furthermore, at any time on or after October 15, 2017, the Company may redeem the 2022 Notes, in whole or in part, at once or over time, at the specified redemption prices plus accrued and unpaid interest thereon to the redemption date. At any time prior to July 15, 2024, the Company may redeem on one or more occasions all or part of the 2024 Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) a “make-whole” premium as of the date of the redemption, plus any accrued and unpaid interest to the date of redemption. In addition, on or after July 15, 2024, the 2024 Notes may be redeemed by the Company at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

The indenture contains customary events of default, including, among other things, payment default, exchange default, failure to provide certain notices thereunder and certain provisions related to bankruptcy events. The indenture also contains customary negative covenants.

In connection with the offering of the Notes, the Company and the guarantors entered into a Registration Rights Agreement, dated as of October 6, 2014 and agreed to use commercially reasonable efforts to (i) file with the U.S. Securities and Exchange Commission (SEC) a registration statement relating to the registered exchange offer (the Exchange Offer) to exchange the Notes for a new series of the Company’s exchange notes having terms substantially identical in all material respects to, and in the same aggregate principal amount as the Notes, (ii) cause the Exchange Offer registration statement to be declared effective by the SEC on or prior to the 390th day following October 6, 2014 (or if such 390th day is not a business day, the next succeeding business day (the Exchange Date)), (iii) cause the Exchange Offer registration statement to be effective continuously and keep the exchange offer open for a period not less than 30 days after the date notice of the exchange offer is mailed to the holders of the Notes and (iv) cause the Exchange Offer to be consummated in no event later than the Exchange Date.

Under certain circumstances, the Company and the guarantors have agreed to use their commercially reasonable efforts to (i) file a shelf registration statement relating to the resale of the Notes on or prior to the Exchange Date (such date being the Shelf Filing Deadline), (ii) cause the shelf registration statement to be declared effective not later than the 60th day after the Shelf Filing Deadline (or if such 60th day is not a business day, the next succeeding business day) and (iii) keep such shelf registration continuously effective until two years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto).

If the Company fails to meet any of these targets, the annual interest rate on the Notes will increase by 0.25%, and will increase by an additional 0.25% for each subsequent 90-day period during which the default continues, up to a maximum additional interest rate of 1.0% per year. If the Company cures the default, the interest rate on the Notes will revert to the original level.

Credit Agreement; Security Agreement

In connection with the acquisition of URS, on October 17, 2014, the Company entered into a new credit agreement (the Credit Agreement). The Credit Agreement consists of (i) a term loan A facility in an aggregate principal amount of $1.925 billion, (ii) a term loan B facility in an aggregate principal amount of $0.76 billion, (iii) a revolving credit facility in an aggregate principal amount of $1.05 billion, and (iv) an incremental performance letter of credit facility in an aggregate principal amount of $500 million. These facilities under the Credit Agreement may be increased by an additional amount of up to $500 million.

Pursuant to the Credit Agreement, certain subsidiaries of the Company (the Guarantors) have guaranteed the obligations of the borrowers under the Credit Agreement. The borrowers’ obligations under the Credit Agreement are secured by a lien on substantially all of the assets of the Company and the Guarantors pursuant to a security and pledge agreement (the Security Agreement). The collateral under the Security Agreement is subject to release upon fulfillment of certain conditions specified in the Credit Agreement and Security Agreement.

The Credit Agreement and related loan documents contain covenants that limit the ability of the Company and certain of its subsidiaries to, among other things:

•                  create, incur, assume, or suffer to exist liens;

•                  incur or guarantee indebtedness;

•                  pay dividends or repurchase stock;

•                  enter into transactions with affiliates;

•                  consummate asset sales, acquisitions or mergers;

•                  enter into certain type of burdensome agreements; or

•                  make investments.

The Credit Agreement also requires compliance with certain financial covenants, including a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio, in each case calculated as set forth in the Credit Agreement.

The Credit Agreement contains customary events of default, including:

•      a change of control;

•      failure to make required payments;

•      failure to comply with certain agreements or covenants;

•      failure to pay, or acceleration of, certain other indebtedness;

•      certain events of bankruptcy and insolvency; and

•                  failure to pay certain judgments.

The Credit Agreement replaced (i) the Company’s Second Amended and Restated Credit Agreement, dated as of June 7, 2013, and (ii) the Company’s Fourth Amended and Restated Credit Agreement, dated as of January 29, 2014, which such prior facilities were terminated and repaid in full on October 17, 2014 in connection with the entry into the Credit Agreement.

In connection with the consummation of the URS acquisition on October 17, 2014, AECOM also prepaid in full $300 million face value (plus accrued interest as well as a prepayment penalty of $56 million) of its 5.43% Series A notes due July 2020 and 1.00% Senior Discount Notes, Series B, due July 2022. Borrowings under the Credit Agreement were used to prepay the Senior Notes.

URS Senior Notes

The URS senior notes are general unsecured senior obligations of AECOM Global II, LLC (as successor in interest to URS) and URS Fox US LP and are fully and unconditionally guaranteed on a joint-and-several basis by certain former URS domestic subsidiary guarantors.

25. Condensed Consolidating Financial Information

As discussed in Note 24, Subsequent Events, on October 6, 2014, AECOM issued $800.0 million aggregate principal amount of its 2022 Notes and $800.0 million aggregate principal amount of its 2024 Notes in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the Securities Act). AECOM is filing a Registration Statement on Form S-4 relating to an offer to exchange the Notes for new 5.75% Senior Notes due 2022 and 5.875% Senior Notes due 2024 that will be registered under the Securities Act. The Notes are, and the new registered notes will be, fully and unconditionally guaranteed on a joint and several basis by certain of AECOM’s directly and indirectly 100% owned subsidiaries (the Subsidiary Guarantors).  Other than customary restrictions imposed by applicable statutes, there are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to AECOM in the form of cash dividends, loans or advances.

In connection with the exchange offer, AECOM and the Subsidiary Guarantors will become subject to the requirements of Rule 3-10 of Regulation S-X regarding financial statements of guarantors and issuers of guaranteed securities registered or being registered with the Securities and Exchange Commission. The following condensed consolidating financial information, which is presented for AECOM, the Subsidiary Guarantors on a combined basis and AECOM’s non-guarantor subsidiaries on a combined basis, is provided to satisfy the disclosure requirements of Rule 3-10 of Regulation S-X.

Condensed Consolidating Balance Sheets
(in millions)

September 30, 2014

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
ASSETS
CURRENT ASSETS:
Total cash and cash equivalents	$33.4	$85.8	$455.0	$—	$574.2
Accounts receivable—net	—	907.4	1,747.6	—	2,655.0
Intercompany receivable	363.8	107.8	211.1	(682.7)	—
Prepaid expenses and other current assets	19.7	20.5	137.3	—	177.5
Income taxes receivable	—	—	1.7	(0.2)	1.5
Deferred tax assets—net	42.0	—	45.1	(61.2)	25.9
TOTAL CURRENT ASSETS	458.9	1,121.5	2,597.8	(744.1)	3,434.1
PROPERTY AND EQUIPMENT—NET	53.6	90.6	137.8	—	282.0
DEFERRED TAX ASSETS—NET	36.1	42.3	64.1	(24.5)	118.0
INVESTMENTS IN CONSOLIDATED SUBS	3,001.3	440.8	—	(3,442.1)	—
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	—	31.9	111.0	—	142.9
GOODWILL	—	1,011.8	925.5	—	1,937.3
INTANGIBLE ASSETS—NET	—	29.0	61.2	—	90.2
OTHER NON-CURRENT ASSETS	15.6	3.0	100.3	—	118.9
TOTAL ASSETS	$3,565.5	$2,770.9	$3,997.7	$(4,210.7)	$6,123.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$9.9	$1.0	$13.0	$—	$23.9
Accounts payable	26.3	405.1	615.8	—	1,047.2
Accrued expenses and other current liabilities	136.2	265.8	562.8	(0.2)	964.6
Intercompany payables and notes	157.7	460.0	73.1	(690.8)	—
Billings in excess of costs on uncompleted contracts	—	87.0	292.6	—	379.6
Deferred tax liability — net	—	61.2	—	(61.2)	—
Current portion of long-term debt	37.5	—	3.0	—	40.5
TOTAL CURRENT LIABILITIES	367.6	1,280.1	1,560.3	(752.2)	2,455.8
OTHER LONG-TERM LIABILITIES	80.5	48.0	327.0	—	455.5
DEFERRED TAX LIABILITY — NET	—	—	24.5	(24.5)	—
LONG-TERM DEBT	938.9	—	0.7	—	939.6
TOTAL LIABILITIES	1,387.0	1,328.1	1,912.5	(776.7)	3,850.9
TOTAL AECOM STOCKHOLDERS’ EQUITY	2,178.5	1,442.8	1,999.2	(3,434.0)	2,186.5
Noncontrolling interests	—	—	86.0	—	86.0
TOTAL STOCKHOLDERS’ EQUITY	2,178.5	1,442.8	2,085.2	(3,434.0)	2,272.5
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,565.5	$2,770.9	$3,997.7	$(4,210.7)	$6,123.4

Condensed Consolidating Balance Sheets
(in millions)

September 30, 2013

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
ASSETS
CURRENT ASSETS:
Total cash and cash equivalents	$4.4	$80.2	$516.1	$—	$600.7
Accounts receivable—net	—	976.6	1,365.7	—	2,342.3
Intercompany receivable	321.1	142.0	258.4	(721.5)	—
Prepaid expenses and other current assets	7.8	18.6	142.3	—	168.7
Deferred tax assets—net	51.5	—	34.3	(65.9)	19.9
TOTAL CURRENT ASSETS	384.8	1,217.4	2,316.8	(787.4)	3,131.6
PROPERTY AND EQUIPMENT—NET	42.3	96.4	132.0	—	270.7
DEFERRED TAX ASSETS—NET	29.1	44.1	70.3	—	143.5
INVESTMENTS IN CONSOLIDATED SUBS	3,136.8	521.8	—	(3,658.6)	—
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	—	47.7	58.7	—	106.4
GOODWILL	—	1,011.8	800.0	—	1,811.8
INTANGIBLE ASSETS—NET	—	39.5	43.6	—	83.1
OTHER NON-CURRENT ASSETS	9.0	4.1	105.4	—	118.5
TOTAL ASSETS	$3,602.0	$2,982.8	$3,526.8	$(4,446.0)	$5,665.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$29.4	$0.2	$—	$—	$29.6
Accounts payable	11.3	394.5	319.6	—	725.4
Accrued expenses and other current liabilities	173.0	250.3	498.0	—	921.3
Intercompany payables and notes	192.6	400.9	140.0	(733.5)	—
Billings in excess of costs on uncompleted contracts	—	89.3	233.2	—	322.5
Deferred tax liability - net	—	65.9	—	(65.9)	—
Current portion of long-term debt	37.5	15.8	1.4	—	54.7
TOTAL CURRENT LIABILITIES	443.8	1,216.9	1,192.2	(799.4)	2,053.5
OTHER LONG-TERM LIABILITIES	61.4	52.8	334.7	—	448.9
LONG-TERM DEBT	1,087.4	—	1.7	—	1,089.1
TOTAL LIABILITIES	1,592.6	1,269.7	1,528.6	(799.4)	3,591.5
TOTAL AECOM STOCKHOLDERS’ EQUITY	2,009.4	1,713.1	1,945.5	(3,646.6)	2,021.4
Noncontrolling interests	—	—	52.7	—	52.7
TOTAL STOCKHOLDERS’ EQUITY	2,009.4	1,713.1	1,998.2	(3,646.6)	2,074.1
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,602.0	$2,982.8	$3,526.8	$(4,446.0)	$5,665.6

Condensed Consolidating Statements of Income
(in millions)

	For the Fiscal Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$3,609.4	$4,781.9	$(34.5)	$8,356.8
Cost of revenue	—	3,451.6	4,536.5	(34.5)	7,953.6
Gross profit	—	157.8	245.4	—	403.2
Equity in earnings from subsidiaries	346.7	40.9	—	(387.6)	—
Equity in earnings of joint ventures	—	15.0	42.9	—	57.9
General and administrative expenses	(80.9)	—	—	—	(80.9)
Acquisition and integration expenses	(27.3)	—	—	—	(27.3)
Income from operations	238.5	213.7	288.3	(387.6)	352.9
Other income	0.5	0.9	2.0	(0.7)	2.7
Interest expense	(37.7)	(0.7)	(3.1)	0.7	(40.8)
Income before income tax expense	201.3	213.9	287.2	(387.6)	314.8
Income tax (benefit) expense	(28.6)	34.3	69.5	6.8	82.0
Net income	229.9	179.6	217.7	(394.4)	232.8
Noncontrolling interests in income of consolidated subsidiaries, net of tax	—	—	(2.9)	—	(2.9)
Net income attributable to AECOM	$229.9	$179.6	$214.8	$(394.4)	$229.9

	For the Fiscal Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$3,784.1	$4,410.5	$(41.1)	$8,153.5
Cost of revenue	—	3,617.5	4,127.1	(41.1)	7,703.5
Gross profit	—	166.6	283.4	—	450.0
Equity in earnings from subsidiaries	334.3	51.1	—	(385.4)	—
Equity in earnings of joint ventures	—	12.7	11.6	—	24.3
General and administrative expenses	(97.3)	—	—	—	(97.3)
Income from operations	237.0	230.4	295.0	(385.4)	377.0
Other income	1.4	—	2.4	(0.3)	3.5
Interest expense	(43.2)	(0.1)	(1.7)	0.3	(44.7)
Income before income tax expense	195.2	230.3	295.7	(385.4)	335.8
Income tax (benefit) expense	(44.1)	51.5	78.4	6.8	92.6
Net income	239.3	178.8	217.3	(392.2)	243.2
Noncontrolling interests in income of consolidated subsidiaries, net of tax	—	—	(4.0)	—	(4.0)
Net income attributable to AECOM	$239.3	$178.8	$213.3	$(392.2)	$239.2

Condensed Consolidating Statements of Income
(in millions)

	For the Fiscal Year Ended September 30, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$3,959.4	$4,310.0	$(51.2)	$8,218.2
Cost of revenue	—	3,850.8	3,996.7	(51.2)	7,796.3
Gross profit	—	108.6	313.3	—	421.9
Equity in earnings from subsidiaries	42.4	57.6	—	(100.0)	—
Equity in earnings of joint ventures	—	32.5	16.1	—	48.6
General and administrative expenses	(80.9)	—	—	—	(80.9)
Goodwill impairment	—	(181.0)	(155.0)	—	(336.0)
(Loss) income from operations	(38.5)	17.7	174.4	(100.0)	53.6
Other income	2.0	0.8	9.7	(1.9)	10.6
Interest expense	(44.4)	(0.4)	(3.8)	1.9	(46.7)
(Loss) income before income tax expense	(80.9)	18.1	180.3	(100.0)	17.5
Income tax (benefit) expense	(22.4)	4.9	82.2	9.7	74.4
Net (loss) income	(58.5)	13.2	98.1	(109.7)	(56.9)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	—	—	(1.7)	—	(1.7)
Net (loss) income attributable to AECOM	$(58.5)	$13.2	$96.4	$(109.7)	$(58.6)

Consolidating Statements of Comprehensive Income (Loss)
(in millions)

	For the Fiscal Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net income	$229.9	$179.6	$217.7	$(394.4)	$232.8
Other comprehensive income (loss), net of tax:
Net unrealized gain on derivatives, net of tax	0.3	—	—	—	0.3
Foreign currency translation adjustments	—	—	(72.7)	—	(72.7)
Pension adjustments, net of tax	(9.9)	—	(14.3)	—	(24.2)
Other comprehensive loss, net of tax	(9.6)	—	(87.0)	—	(96.6)
Comprehensive income, net of tax	220.3	179.6	130.7	(394.4)	136.2
Noncontrolling interests in comprehensive income of consolidated subsidiaries, net of tax	—	—	(1.6)	—	(1.6)
Comprehensive income attributable to AECOM, net of tax	$220.3	$179.6	$129.1	$(394.4)	$134.6

	For the Fiscal Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net income	$239.3	$178.8	$217.3	$(392.2)	$243.2
Other comprehensive income (loss), net of tax:
Net unrealized gain on derivatives, net of tax	1.6	—	—	—	1.6
Foreign currency translation adjustments	—	—	(70.5)	—	(70.5)
Pension adjustments, net of tax	19.1	—	(33.7)	—	(14.6)
Other comprehensive income (loss), net of tax	20.7	—	(104.2)	—	(83.5)
Comprehensive income, net of tax	260.0	178.8	113.1	(392.2)	159.7
Noncontrolling interests in comprehensive income of consolidated subsidiaries, net of tax	—	—	(2.6)	—	(2.6)
Comprehensive income attributable to AECOM, net of tax	$260.0	$178.8	$110.5	$(392.2)	$157.1

Consolidating Statements of Comprehensive Income (Loss)
(in millions)

	For the Fiscal Year Ended September 30, 2012
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net income (loss)	$(58.5)	$13.2	$98.1	$(109.7)	$(56.9)
Other comprehensive income (loss), net of tax:
Net unrealized loss on derivatives, net of tax	(3.7)	—	—	—	(3.7)
Foreign currency translation adjustments	—	—	53.9	—	53.9
Pension adjustments, net of tax	(9.8)	—	(32.0)	—	(41.8)
Other comprehensive income (loss), net of tax	(13.5)	—	21.9	—	8.4
Comprehensive income (loss), net of tax	(72.0)	13.2	120.0	(109.7)	(48.5)
Noncontrolling interests in comprehensive income of consolidated subsidiaries, net of tax	—	—	(1.7)	—	(1.7)
Comprehensive income (loss) attributable to AECOM, net of tax	$(72.0)	$13.2	$118.3	$(109.7)	$(50.2)

Condensed Consolidating Statements of Cash Flows
(in millions)

	For the Fiscal Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES	$(33.3)	$206.5	$187.4	$—	$360.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	—	(55.0)	1.9	—	(53.1)
Cash acquired from consolidation of joint venture	—	—	19.0	—	19.0
Proceeds from disposal of businesses and property	—	—	3.6	—	3.6
Net investment in unconsolidated joint ventures	—	9.4	(61.6)	—	(52.2)
Sales (purchases) of investments	—	—	2.7	—	2.7
Payments for capital expenditures	(14.3)	(17.8)	(30.7)	—	(62.8)
Receipts from intercompany notes receivable	146.7	—	—	(146.7)	—
Other intercompany investing activities	116.7	55.7	—	(172.4)	—
Net cash provided by (used in) investing activities	249.1	(7.7)	(65.1)	(319.1)	(142.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	1,769.3	—	39.9	—	1,809.2
Repayments of borrowings under credit agreements	(1,918.6)	(15.8)	(42.0)	—	(1,976.4)
Cash paid for debt and equity issuance costs	(8.1)	—	—	—	(8.1)
Net change in overdrafts	(22.5)	0.8	0.3	—	(21.4)
Proceeds from issuance of common stock	13.9	—	—	—	13.9
Proceeds from exercise of stock options	13.4	—	—	—	13.4
Payments to repurchase common stock	(34.9)	—	—	—	(34.9)
Excess tax benefit from share-based payment	0.7	—	—	—	0.7
Net distributions to noncontrolling interests	—	—	(30.2)	—	(30.2)
Intercompany notes repayments	—	—	(146.7)	146.7	—
Other intercompany financing activities	—	(178.2)	5.8	172.4	—
Net cash used in financing activities	(186.8)	(193.2)	(172.9)	319.1	(233.8)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(10.5)	—	(10.5)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	29.0	5.6	(61.1)	—	(26.5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4.4	80.2	516.1	—	600.7
CASH AND CASH EQUIVALENTS AT END OF YEAR	$33.4	$85.8	$455.0	$—	$574.2

Condensed Consolidating Statements of Cash Flows
(in millions)

	For the Fiscal Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES	$(25.8)	$134.0	$300.4	$—	$408.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	—	—	(42.0)	—	(42.0)
Cash acquired from consolidation of joint venture	—	—	—	—	—
Proceeds from disposal of businesses and property	—	—	2.7	—	2.7
Net investment in unconsolidated joint ventures	—	2.6	(26.4)	—	(23.8)
Sales (purchases) of investments	—	—	(24.3)	—	(24.3)
Payments for capital expenditures	(9.8)	(17.5)	(24.8)	—	(52.1)
Receipts from intercompany notes receivable	116.2	—	—	(116.2)	—
Other intercompany investing activities	120.9	48.7	—	(169.6)	—
Net cash provided by (used in) investing activities	227.3	33.8	(114.8)	(285.8)	(139.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	2,234.5	15.8	0.4	—	2,250.7
Repayments of borrowings under credit agreements	(2,145.7)	(2.5)	(7.1)	—	(2,155.3)
Cash paid for debt and equity issuance costs	(1.6)	—	—	—	(1.6)
Net change in overdrafts	29.4	(0.5)	(0.6)	—	28.3
Proceeds from issuance of common stock	14.0	—	—	—	14.0
Proceeds from exercise of stock options	14.4	—	—	—	14.4
Payments to repurchase common stock	(388.1)	—	—	—	(388.1)
Excess tax benefit from share-based payment	1.7	—	—	—	1.7
Net distributions to noncontrolling interests	—	—	(18.5)	—	(18.5)
Intercompany notes repayments	—	—	(116.2)	116.2	—
Other intercompany financing activities	—	(147.8)	(21.8)	169.6	—
Net cash used in financing activities	(241.4)	(135.0)	(163.8)	285.8	(254.4)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(7.8)	—	(7.8)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(39.9)	32.8	14.0	—	6.9
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	44.3	47.4	502.1	—	593.8
CASH AND CASH EQUIVALENTS AT END OF YEAR	$4.4	$80.2	$516.1	$—	$600.7

	For the Fiscal Year Ended September 30, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES	$(82.3)	$246.3	$269.4	$—	$433.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	—	—	(12.6)	—	(12.6)
Cash acquired from consolidation of joint venture	—	—	—	—	—
Proceeds from disposal of businesses and property	—	2.6	—	—	2.6
Net investment in unconsolidated joint ventures	—	(0.7)	(2.1)	—	(2.8)
Sales (purchases) of investments	2.0		(0.1)	—	1.9
Payments for capital expenditures	(11.7)	(20.3)	(30.9)	—	(62.9)
Receipts from intercompany notes receivable	137.2	—	—	(137.2)	—
Other intercompany investing activities	210.3	(5.7)	—	(204.6)	—
Net cash provided by (used in) investing activities	337.8	(24.1)	(45.7)	(341.8)	(73.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	1,435.2	2.5	8.7	—	1,446.4
Repayments of borrowings under credit agreements	(1,513.6)	(11.7)	(12.0)	—	(1,537.3)
Cash paid for debt and equity issuance costs	—	—	—	—	—
Net change in overdrafts	(5.2)	(0.2)	0.2	—	(5.2)
Proceeds from issuance of common stock	13.8	—	—	—	13.8
Proceeds from exercise of stock options	4.5	—	—	—	4.5
Payments to repurchase common stock	(159.8)	—	—	—	(159.8)
Excess tax benefit from share-based payment	1.3	—	—	—	1.3
Net distributions to noncontrolling interests	—	—	(1.3)	—	(1.3)
Intercompany notes repayments	—	—	(137.2)	137.2	—
Other intercompany financing activities	—	(210.3)	5.7	204.6	—
Net cash used in financing activities	(223.8)	(219.7)	(135.9)	341.8	(237.6)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	14.9	—	14.9
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	31.7	2.5	102.7	—	136.9
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	12.6	44.9	399.4	—	456.9
CASH AND CASH EQUIVALENTS AT END OF YEAR	$44.3	$47.4	$502.1	$—	$593.8

AECOM

Schedule II: Valuation and Qualifying Accounts

(amounts in millions)

	Balance at Beginning of Year	Additions Charged to Cost of Revenue	Deductions(a)	Other and Foreign Exchange Impact	Balance at the End of the Year
Allowance for Doubtful Accounts
Fiscal Year 2014	$86.4	$17.3	$(38.4)	$6.8	$72.1
Fiscal Year 2013	112.8	18.3	(45.5)	0.8	86.4
Fiscal Year 2012	120.2	28.7	(37.7)	1.6	112.8

(a)                                 Primarily relates to accounts written-off and recoveries